                                                         Filed Pursuant to 424B5
                                                      Registration No. 333-60429


Prospectus Supplement
(to Prospectus dated April 5, 1999)

35,000,000 Shares

[Logo of Lyondell Chemical Company Appears Here]

Common Stock
(Par value $1.00 per share)

                               ----------------

We are offering 35,000,000 shares of our common stock.

Our common stock trades on the New York Stock Exchange under the symbol "LYO." On May 11, 1999, the last reported sale price for our common stock on the New York Stock Exchange was $19 5/8 per share.

Investing in the common stock involves certain risks. See "Risk Factors" beginning on page S-10 of this prospectus supplement and on page 2 of the accompanying prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                                                                    Proceeds to
                                                       Underwriting Lyondell
                                                       discounts    before other
                                          Price to     and          offering
                                          public       commissions  expenses
                                          ------------ ------------ ------------
Per share................................    $19.00       $0.71        $18.29
Total.................................... $665,000,000 $24,937,500  $640,062,500

                               ----------------

Lyondell has granted the underwriters the right to purchase up to an additional 5,250,000 shares of common stock to cover overallotments.

                               ----------------

                          Joint Book-Running Managers

Donaldson, Lufkin & Jenrette                                    J.P.Morgan & Co.

                               ----------------
Goldman, Sachs & Co.                                 Morgan Stanley Dean Witter
Salomon Smith Barney                                        Schroder & Co. Inc.

                   Prospectus Supplement dated May 11, 1999

                               Table of Contents

Prospectus Supplement                 Page
Prospectus Supplement Summary.......   S-1
Risk Factors........................  S-10
Use of Proceeds.....................  S-12
Price Range of Lyondell Common Stock
 ...................................  S-12
Dividend Policy.....................  S-13
Capitalization......................  S-14
Unaudited Pro Forma Financial
 Statements.........................  S-15
Selected Historical Financial Data..  S-22
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................  S-25
Description of Indebtedness.........  S-35
Forward-Looking Statements..........  S-40
Business............................  S-41
Management..........................  S-50
Underwriting........................  S-55
Legal Matters.......................  S-57
Experts.............................  S-57
Index to Financial Statements.......   F-1

Prospectus                                                             Page
The Company...........................................................   2
Forward-Looking Statements............................................   2
Risk Factors..........................................................   2
Use of Proceeds.......................................................   9
Ratio of Earnings to Fixed Charges....................................   9
Description of Capital Stock..........................................   9
Description of Debt Securities........................................  15
Plan of Distribution..................................................  23
Legal Matters.........................................................  24
Experts...............................................................  24
Available Information.................................................  25
Incorporation of Certain Documents by Reference.......................  25

   You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale of such securities is not permitted. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is current only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

                         Prospectus Supplement Summary

   This summary highlights information found elsewhere in this prospectus supplement. It is not complete and may not contain all of the information that you should consider before investing in the common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including "Risk Factors" beginning on page S-10 of this prospectus supplement and page 2 of the accompanying prospectus, and the financial statements and the notes to those statements. Pro forma disclosures assume that Lyondell Chemical Worldwide, Inc. (formerly ARCO Chemical Company) (LCW) was acquired on January 1, 1998. Unless otherwise specified, information in this prospectus supplement assumes that the underwriters' overallotment option will not be exercised.

                           Lyondell Chemical Company

   Lyondell Chemical Company is a global chemical company with leading market positions in all of its major products, world-scale production capacity and low cost operations. Lyondell is vertically integrated into its key raw materials through its equity ownerships in its three joint ventures, Equistar Chemicals, LP, LYONDELL-CITGO Refining LP (LCR) and Lyondell Methanol Company, L.P. This enhances Lyondell's operating leverage and, with its core business of less cyclical chemical products, mitigates the petrochemical and refining cycles affecting its joint ventures.

   Lyondell's total pro forma revenues of $3.6 billion (consisting of $1.4 billion in actual revenues, excluding equity income from joint ventures, and $2.1 billion in pre-acquisition LCW revenues) plus its pro rata share of revenues from its three joint ventures (including sales to affiliates), described below, were estimated at $6.9 billion in 1998. This estimated amount is presented only in order to illustrate the size of the operations of Lyondell and its affiliated companies. In 1998, Lyondell had total revenues of $1.4 billion, income from equity investments (before unusual charges) of $235 million and net income of $52 million.

   Lyondell's operations are comprised of four businesses:

Intermediate Chemicals and Derivatives (Lyondell/LCW)

   Lyondell is the world's largest producer of propylene oxide (PO) and a leading worldwide producer and marketer of PO derivatives, including polyether polyols, propylene glycol (PG), propylene glycol ethers (PGE) and butanediol
(BDO). PO is a key component in the manufacture of urethanes and non-urethanes products. Lyondell is the world's second largest supplier of toluene diisocyanate (TDI), another key component of urethanes. End uses for Lyondell's PO and PO derivatives include: flexible foam for automotive seating and furniture; antifreeze and coolants; personal care products; coatings, adhesives, sealants and elastomers; resins; and solvents.

   Lyondell is also a major producer of styrene monomer and tertiary butyl alcohol (TBA), co-products of its proprietary PO technology. Styrene monomer is used to produce plastics and resins including polystyrene (used in household goods such as disposable food service items and toys) and expandable polystyrene (used in foam cups and containers, insulation and packaging). Lyondell currently utilizes most of its TBA to make methyl tertiary butyl ether
(MTBE), a gasoline blending component used to reduce fuel emissions and enhance octane. The intermediate chemicals and derivatives business is the only business conducted through wholly owned Lyondell operations. In 1998, on a pro forma basis and excluding equity income from its joint ventures, Lyondell generated revenues of $3.6 billion and $751 million of EBITDA before net unusual charges. For an explanation of the calculation of EBITDA before net unusual charges, see the notes to "Summary Historical and Pro Forma Financial Data" on page S-9.

Petrochemicals and Polymers (Equistar)

   Lyondell owns 41 percent of Equistar, which is an integrated, low-cost producer of petrochemicals and polymers. Equistar is North America's largest producer of ethylene, propylene and polyethylene and third largest producer of ethylene oxide. End uses for its products include a wide range of consumer and industrial products such as packaging film; trash bags; plastic bottles; plastic caps and other closures; rigid packaging; and carpet facing and backing. Equistar was formed in December 1997 by combining the olefins, aromatics and polymers businesses of Lyondell and Millennium Chemicals Inc. Equistar was expanded in May 1998 with the addition of the olefins, ethylene oxide and derivatives businesses of Occidental Chemical Corporation. Dan Smith, CEO of Lyondell, also serves as CEO of Equistar. In 1998, Equistar's total revenues were $4.4 billion (including $453 million in sales to LCW and LCR) and EBITDA before unusual charges was $585 million. Lyondell's pro rata share of Equistar's 1998 total revenues was $2.0 billion, consisting of a 57 percent interest in $1.5 billion in total revenues (including sales to affiliates) between January 1, 1998 and May 14, 1998, and a 41 percent interest in $2.9 billion of total revenues (including sales to affiliates) thereafter.

Refining (LCR)

   Lyondell owns 58.75 percent of LCR, which owns and operates North America's largest extra heavy crude oil coking refinery, processing low cost 17(degrees) API crude oil. LCR processes large volumes of this extra heavy crude oil into premium petroleum products such as reformulated gasoline, low sulfur diesel, jet fuel, aromatics and lubricants. LCR has a long-term crude oil supply agreement with Petroleos de Venezuela, S.A. (PDVSA), the national oil company of Venezuela. This agreement helps to stabilize earnings and cash flow through an advantageous pricing formula. LCR was formed in 1993 as a joint venture with CITGO Petroleum Corporation, an indirect wholly owned subsidiary of PDVSA. In 1998, LCR had total revenues of $2.1 billion (including $131 million in sales to Equistar) and EBITDA before unusual charges of $323 million. Lyondell's pro rata share of LCR's 1998 total revenues (including sales to affiliates) was $1.2 billion.

Methanol (Lyondell Methanol)

   Lyondell owns 75 percent of Lyondell Methanol, the third largest producer of methanol in the United States. Lyondell Methanol was formed in December 1996 by Lyondell and MCN Investment Corporation, a producer of natural gas, the primary feedstock for methanol. In 1998, Lyondell Methanol had total revenues of $104 million (representing sales to Equistar) and EBITDA of $18 million. Lyondell's pro rata share of Lyondell Methanol's 1998 total revenues (representing sales to Equistar) was $78 million.

   The following chart shows the organization of Lyondell, as well as 1998 sales revenues for each of its joint ventures, of which Lyondell owns the specified percentage. Sales revenues include sales to affiliates.






                              [CHART APPEARS HERE]

                                    Strategy

   Lyondell's mission is to maximize total return to its stockholders and increase cash flow through growth, improved profitability and reduced earnings volatility.

   Lyondell has been a leader in the ongoing restructuring of the chemical industry, taking a series of steps to reposition its business portfolio over the past several years. The following is a list of major actions Lyondell has taken to fulfill this strategy:

    1993  -- Formation of LCR
    1995  -- Acquisition of Alathon(TM) high density polyethylene business
    1996  -- Formation of Lyondell Methanol
    1997  -- Completion of $1.1 billion LCR upgrade project
    1997  -- Creation of Equistar
    1998  -- Expansion of Equistar with the addition of the Occidental assets
    1998  -- Acquisition of ARCO Chemical Company

   Lyondell will continue to identify and evaluate opportunities for strategic business combinations, including partnership arrangements such as Equistar and LCR, as a means to provide profitable growth and further enhance Lyondell's competitive positions. Lyondell actively seeks opportunities to maximize efficiency or value through various transactions, including purchases or sales of assets or contractual arrangements or joint ventures. To the extent permitted under the terms of Lyondell's credit facility and other debt, some of these transactions may be financed by additional borrowings or by the issuance of Lyondell equity securities.

Building on Leading Market Positions and Technologies to Achieve Profitable
Growth

   Lyondell intends to build on its leading market positions and technologies to achieve consistent profitable growth. Today, Lyondell and Equistar hold leading market positions in the majority of their primary products, as shown below.

                                                 North American      Global
   Product                                       Market Position Market Position
   -------                                       --------------- ---------------
   Lyondell
     Propylene Oxide............................         1               1
     Urethanes:
       Polyols..................................         2               2
       Toluene Diisocyanate.....................         2               2
   Equistar
     Ethylene...................................         1               2
     Propylene..................................         1               3
     Polyethylene...............................         1               4

   Lyondell intends to increase sales by creating new markets for its products through focused technological innovation and the development of higher value products that create additional uses for Lyondell's primary products. To achieve this goal, Lyondell is undertaking the following initiatives:

  . Participating in anticipated global demand growth in urethanes and performance chemicals using Lyondell's strengths in technology, manufacturing, marketing and access to raw materials.

  . Taking advantage of additional opportunities derived from Equistar's North American market leadership and low cost position in olefins and polyolefins.

  . Strategically expanding Equistar's polymers technology and capacity by focusing on higher value products with large market demand potential, such as medium and high molecular weight high density polyethylene.

  . Continuing to exploit LCR's $1.1 billion upgrade of its refinery by increasing the total volume of extra heavy, low cost crude oil processed in the coking mode and producing a higher percentage of higher value products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--First Quarter 1999 Compared to Fourth Quarter 1998--Refining."

Improving Profitability and Reducing Earnings Volatility

   Lyondell's current business portfolio is strategically positioned to provide integration and synergy opportunities in order to improve profitability and reduce earnings cyclicality. In addition, Lyondell intends to continue its ongoing cost reduction initiatives to maximize efficiency of its operations.

  Integrating Businesses:

    . By capitalizing on vertical integration opportunities, such as competitive feedstock supply advantages between Lyondell and Equistar and Equistar and LCR, in order to capture profit margins across a wide range of products and to improve stability of production volumes and earnings throughout Lyondell.

    . Through increasing Equistar product sales and improving its marketing efforts using the global expertise and market presence of Lyondell.

  Reducing Costs and Achieving Synergies:

    . By completing the cost reduction programs in place at Lyondell, Equistar and LCR.

    . Through realizing identified synergies and revenue enhancements across Lyondell's business portfolio by optimizing manufacturing operations, using more efficient purchase and distribution practices and reducing overhead and staffing.

    . By maximizing value from the strategic flexibility and optimization potential inherent in Equistar's large number of plant sites, feedstock flexibility and broad polymers product slate.

Debt Reduction and Refinancing Initiatives

   Lyondell significantly increased its borrowed funds in 1998 in order to acquire LCW. The decision to take advantage of this acquisition opportunity did not alter management's view of an optimal long-term capital structure which calls for a lower debt-to-equity ratio and an investment grade rating. Lyondell is looking to the cash flow of its businesses, potential joint ventures involving strategic assets, new equity capital, working capital initiatives, potential asset sales, refinancing plans and other cash generating opportunities to achieve this goal.

   Management believes that Lyondell is well positioned through its leading market positions, world-scale production capacity and low cost operations to continue to satisfy its ongoing cash requirements through its share of cash distributions from both Equistar and LCR and cash flow from its intermediate chemicals and derivatives business, despite the fact that Equistar has recently reached a low point in its business cycle, LCR is currently receiving a reduced crude oil supply from PDVSA and styrene monomer is currently in trough conditions. This positioning should also generate significant additional cash flow when prices for certain cyclical products emerge from their current troughs.

                 Credit Facility Amendments and New Term Loans

   Lyondell is amending its $7 billion credit facility to eliminate the requirement to issue $1.25 billion in equity securities by July 23, 1999 and to allow for the issuance of up to an additional $2.9 billion of senior secured debt. As a condition to effectiveness of the amendments, Lyondell must issue a minimum of $350 million of common stock, $500 million of subordinated notes and $500 million of senior secured notes. Following this offering and the concurrent sales of notes, the credit facility will require Lyondell to issue approximately $670 million of additional subordinated notes (or more junior securities) by June 2002. This $670 million requirement would be reduced by $2 for every $1 of common stock issued after this offering or issued upon exercise of the overallotment option in this offering and would be eliminated if Lyondell achieves either (1) a total debt to adjusted EBITDA ratio (as defined in the credit facility) of 3.0 to 1.0 or (2) a rating for its senior unsecured debt of BB by Standard & Poor's and Ba2 by Moody's. The credit facility amendments will provide the lenders with additional collateral, reprice the existing loans to reflect market rates and reset certain financial covenants. The sales of notes and common stock are contingent upon the effectiveness of the credit facility amendments.

   Lyondell has received commitments for an additional $1 billion of borrowings through the issuance of a new 7-year Term Loan E and a new 4 1/2-year Term Loan F under the amended credit facility. Proceeds from the new term loans would be used to repay nearer term maturities under the credit facility. The offering of common stock, as well as the credit facility amendments and partial refinancing, are not contingent upon the borrowing of Term Loan E or Term Loan F.

                             Common Stock Offering

Common stock offered by
Lyondell................  35,000,000 shares

Common stock
outstanding after the
offering................  112,065,442 shares

                          The number of shares shown as offered and outstanding excludes 5,250,000 shares subject to an overallotment option granted by Lyondell to the underwriters. The number of shares shown as outstanding is given as of March 31, 1999 and also excludes shares reserved for issuance upon exercise of outstanding stock options.

Partial refinancing.....  At the same time as this offering, Lyondell is refinancing $3.4 billion of debt under its credit facility through the borrowing of new Term Loan E and Term Loan F under the credit facility and the sale of secured and subordinated notes to a limited number of qualified institutional investors.

Conditions to closing...  The completion of our proposed sale of common stock, the sale of secured and subordinated notes and the effectiveness of the credit facility amendments described under "Description of Indebtedness--Credit Facility Amendments" are all conditioned on each other. The closings of Term Loan E and Term Loan F are not conditions to the closing of this offering.

Use of proceeds.........  We will use the net proceeds from our proposed sale of common stock and the partial refinancing of the credit facility to repay a portion of the debt incurred under our credit facility used to finance the acquisition of LCW.

New York Stock Exchange
 symbol.................  LYO

Risk factors............  "Risk Factors" beginning on page S-10 of this prospectus supplement and on page 2 of the accompanying prospectus contains important information regarding the common stock and Lyondell. Please read those sections carefully before you decide whether to invest in the common stock.

                Summary Historical and Pro Forma Financial Data

  The data set forth below highlight information found elsewhere in this prospectus supplement. This information is not complete and may not contain all of the information that you should consider. You should read this entire prospectus supplement and the accompanying prospectus, including the financial statements and the notes to those statements. The pro forma data present the results of Lyondell as if the credit facility were amended and our proposed sale of common stock and partial refinancing of the credit facility through the borrowing of a $850 million Term Loan E and a $150 million Term Loan F under the credit facility and the sales of secured and subordinated notes were completed as of March 31, 1999 for balance sheet purposes, and such transactions, as well as the LCW acquisition and the repayments of debt described under "Unaudited Pro Forma Financial Statements," were completed as of January 1, 1998 for income statement purposes.

                                                  For the three                  Pro forma three
                                                   months ended     Pro forma     months ended
                          Year ended December 31,   March 31,       year ended      March 31,
                          ----------------------- ---------------  December 31,  ------------------
                          1996(a) 1997(b) 1998(c) 1998(d)   1999       1998       1998       1999
                          ------- ------- ------- -------  ------  ------------  -------    -------
                                    (Dollars in millions, except per share amounts)
Income statement data:
Sales and other
 operating revenues.....  $5,052  $2,878  $1,447  $   --   $  855    $ 3,553     $   934    $   855
Cost of sales...........   4,570   2,250   1,089      --      630      2,668         720        630
Selling, general and
 administrative, and
 research and
 development expenses...     234     186     152       6       72        344          73         72
Income from equity
 investments............      --     132     235     117       21        235         117         21
Net income (loss).......     126     286      52      65        2         25(e)       50(e)      (2)
Earnings (loss) per
 share--basic and
 diluted................  $ 1.58  $ 3.58  $ 0.67  $ 0.82   $ 0.02    $  0.23     $  0.44    $ (0.02)
Weighted average common
 shares outstanding (in
 thousands):
Basic...................  80,000  79,796  77,669  78,713   77,072    112,669     113,713    112,072
Diluted.................  80,045  79,813  77,699  78,789   77,072    112,699     113,789    112,072
Other data:
Capital expenditures....  $  609  $   49  $   64  $   --   $   32    $   201     $    44    $    32
Depreciation and
 amortization(f)........     110      84     138      --       85        306          77         78
EBITDA before net
 unusual charges(g)(h)..     384     509     292      (6)     193        751         193        193
Joint venture EBITDA
 before unusual
 charges(g)(i):
  Equistar (41% owned at
   December 31, 1998)...     N/A      76     585     211      122        585         211        122
  LCR (58.75% owned at
   December 31, 1998)...      46     274     323      90       49        323          90         49
  Lyondell Methanol (75%
   owned at December 31,
   1998)................       4      67      18      10       (2)        18          10         (2)


                                                                 March 31, 1999
                                                                ----------------
                                                                Actual Pro forma
                                                                ------ ---------
                                                                  (Dollars in
                                                                   millions)
Balance sheet data:
Cash and cash equivalents...................................... $  260  $  162
Total assets...................................................  9,018   8,985
Total debt.....................................................  6,917   6,277
Total stockholders' equity.....................................    514   1,121

                                                   (footnotes on following page)

(a) Revenues for 1996 are prior to the contribution of assets to Equistar and include 12 months of operating revenues for LCR and one month of operating revenues for Lyondell Methonol, each accounted for on a consolidated basis.
(b) Revenues for 1997 include 12 months of operating revenues for Lyondell Methanol on a consolidated basis. The first 11 months of operating revenues for 1997 are prior to the contribution of assets to Equistar. Revenues for 1997 include 12 months of operating revenues for LCR and one month of operating revenues for Equistar, each accounted for as an equity investment.
(c) Financial information for 1998 includes 5 months of operating results for LCW on a consolidated basis. It also includes 12 months of operating results for Equistar, LCR and Lyondell Methanol, each accounted for as an equity investment.
(d) Financial information for the three months ended March 31, 1998 is prior to the acquisition of LCW, which occurred in July 1998.
(e) Does not reflect extraordinary charges, net of tax, related to the repayment of Term Loan C and Term Loan D and the partial repayment of Term Loan A and Term Loan B. Such charges would be $50 million for the year ended December 31, 1998 and the three months ended March 31, 1998. The extraordinary charge represents the write-off on a pro forma basis as of January 1, 1998 of unamortized debt issuance costs and credit facility amendment fees related to the portion of the debt being repaid.
(f) Includes amortization of debt issuance costs of $23 million for 1998 (actual), $14 million for the three months ended March 31, 1999 (actual), $24 million for 1998 (pro forma), $7 million for the three months ended March 31, 1998 (pro forma) and $7 million for the three months ended March 31, 1999 (pro forma).
(g) EBITDA before net unusual charges is calculated as net income before (1) equity income from joint ventures and unusual charges associated with joint ventures, (2) net interest expense, (3) taxes, (4) depreciation and amortization and (5) net unusual charges. While EBITDA should not be considered as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included in this prospectus supplement to provide additional information with respect to the ability of an issuer to meet its future debt service, capital expenditure and working capital requirements. EBITDA is also included because management believes that certain investors find it to be a useful tool for measuring the ability to service debt.
(h) Net unusual charges for Lyondell were $16 million in 1997, $61 million in 1998 (actual), $41 million in 1998 (pro forma), $4 million for the three months ended March 31, 1998 (actual) and $4 million for the three months ended March 31, 1998 (pro forma).
(i) Unusual charges were $42 million in 1997, $35 million in 1998, $6 million for the three months ended March 31, 1998 and $3 million for the three months ended March 31, 1999 for Equistar and $10 million in 1998 for LCR.

                                  Risk Factors

   There are many risks that may affect your investment in the common stock. Some of these risks, but not all of them, are listed below. You should carefully consider these risks and the risks described beginning on page 2 of the accompanying prospectus before buying the common stock.

Lyondell's balance sheet is highly leveraged.

   As of March 31, 1999, Lyondell had $6.9 billion of consolidated debt, including the current portion of long-term debt. This debt amounted to approximately 91% of Lyondell's total capitalization. After giving effect to this offering of common stock, the credit facility amendments and the partial refinancing of the credit facility, Lyondell would have had $6.3 billion of debt, calculated on the same basis, and total debt would have amounted to approximately 83% of Lyondell's total capitalization. Lyondell's consolidated debt amounts do not include $3.1 billion in joint venture debt ($713 million of which is Equistar debt for which Lyondell remains contingently liable).

   Lyondell's ability to pay or to refinance its debt will depend on future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond its control. Lyondell anticipates that its operating cash flow, together with money Lyondell can borrow under its credit facility, will be sufficient to meet anticipated future operating expenses and capital expenditures. However, if future operating cash flows are less than currently anticipated, Lyondell may be forced to reduce or delay acquisitions or capital expenditures, sell assets or reduce operating expenses.

   After giving effect to the proposed sale of common stock and the partial refinancing of the credit facility through the borrowing of new term loans under the credit facility and the sales of secured and subordinated notes, up to approximately $560 million of Lyondell's remaining outstanding debt (including scheduled principal amortization on Term Loan A and Term Loan B) will be required to be repaid by December 31, 2000. Lyondell expects that most of this debt will be repaid using available cash and cash from operations, with the remainder being paid from proceeds of capital markets issuances, asset sales and/or joint venture transactions. In addition, the amended credit facility will require Lyondell to issue up to approximately $670 million of additional subordinated notes (or more junior securities) by June 2002, unless certain financial tests are satisfied. Lyondell cannot assure you that it will be able to sell these securities on satisfactory terms, if at all.

Lyondell's debt agreements may restrict our ability to take certain actions.


   Lyondell will be subject to debt covenants relating to $2.4 billion of notes that limit Lyondell's ability to engage in certain transactions. These covenants limit Lyondell's ability to:

  . incur additional debt or issue subsidiary preferred stock;

  . increase dividends on its capital stock;

  . redeem or repurchase capital stock or repurchase subordinated debt;

  . engage in transactions with affiliates, except on an arms-length basis;

  . create liens or engage in sale and leaseback transactions;

  . make some types of investments and sell assets; and

  . consolidate or merge with, or sell substantially all its assets to, another person.

   Lyondell's credit facility requires it to maintain specified financial ratios and satisfy certain other financial condition tests. Lyondell's ability to meet those financial ratios and tests can be affected by events beyond its control, and Lyondell cannot assure you that it will be able to satisfy those covenants. The credit facility also contains covenants that limit Lyondell's ability to:

  . increase dividends with respect to its capital stock;

  . make some types of investments; and

  . allow its subsidiaries to incur some types and amounts of debt.

   A breach of any of these provisions could permit the lenders to declare all amounts outstanding under the credit facility to be immediately due and payable and terminate all commitments to extend further credit. If Lyondell were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that debt. Under the credit facility amendments and the partial refinancing, Lyondell will pledge a substantial portion of its assets as security for obligations under the credit facility and the secured notes.

                                Use of Proceeds

   The net proceeds to Lyondell from this offering of 35 million shares of common stock and the partial refinancing of the credit facility through the borrowings of Term Loan E and Term Loan F and the sale of secured and subordinated notes are estimated to be approximately $3.9 billion, after deducting underwriting discounts and estimated offering expenses payable by Lyondell. Lyondell will use the net proceeds to repay in full the $1.25 billion principal amount outstanding under Term Loan C of the credit facility and the $2.0 billion principal amount outstanding under Term Loan D of the credit facility and the remainder to partially repay Term Loan A and Term Loan B of the credit facility. Term Loan C currently bears interest at LIBOR plus 2% and matures on June 30, 1999. Term Loan D currently bears interest at LIBOR plus 2% and matures on June 30, 2000. Term Loan A currently bears interest at LIBOR plus 2% and matures on June 30, 2003. Term Loan B currently bears interest at LIBOR plus 2.5% and matures on June 30, 2005. For information about Lyondell's credit facility and the credit facility amendments, see "Description of Indebtedness."

                      Price Range of Lyondell Common Stock

   Lyondell's common stock, par value $1.00 per share, is listed on the New York Stock Exchange under the symbol "LYO." The reported high and low sale prices of the Lyondell common stock on the New York Stock Exchange (New York Stock Exchange Composite Tape) for each quarter from January 1, 1997 through May 11, 1999 were:

                          Price Range of Common Stock

      Period                                                 High      Low
      ------                                                 ----      ---
      1997:
        First Quarter....................................... 25 1/2    21 5/8
        Second Quarter...................................... 23 5/8    18 3/8
        Third Quarter....................................... 27 3/8    21 7/8
        Fourth Quarter...................................... 27 1/4    23 15/16
      1998:
        First Quarter....................................... 36 1/8    23 1/4
        Second Quarter...................................... 38 1/8    26 1/2
        Third Quarter....................................... 30 15/16  19 7/16
        Fourth Quarter ..................................... 22 7/16    15
      1999:
        First Quarter....................................... 18 1/4    12 11/16
        Second Quarter (through May 11, 1999)............... 21 3/8    11 13/16

   On May 11, 1999, the last reported sale price of the Lyondell common stock on the New York Stock Exchange was $19 5/8 per share. As of March 31, 1999, there were 2,097 holders of record of common stock.

                                Dividend Policy

   In every quarter since January 1, 1994, Lyondell has declared and paid a quarterly dividend of $0.225 per share of common stock. The declaration and payment of dividends is at the discretion of Lyondell's Board of Directors. The declaration and payment of future dividends and the amount of any future dividends will be dependent upon Lyondell's results of operations, financial condition, cash position and requirements, investment opportunities, future prospects and other factors deemed relevant by the Board of Directors.

   Lyondell's credit facility and the indentures governing the secured and subordinated notes each permit Lyondell to pay common dividends at a quarterly rate of up to $0.225 per share, so long as no default has occurred or would occur upon payment of the dividend. In the case of the indentures, the aggregate quarterly dividend may be limited to $0.225 per share multiplied by a maximum number of shares. The maximum number for this purpose is the number that will be outstanding upon completion of this offering plus amounts that may be issued for specified purposes after the offering. This limitation would not apply if a test is met based on cumulative earnings, restricted payments and other factors.

   Subject to these and other legal considerations, Lyondell currently intends to distribute to its stockholders cash dividends on its common stock at a quarterly rate of $0.225 per share. During 1997 and 1998, Lyondell paid $72 million and $70 million in dividends, respectively. During the first quarter of 1999, Lyondell paid $17 million in dividends to its stockholders.

                                 Capitalization

   The following table sets forth the capitalization of Lyondell as of March 31, 1999 (1) on an historical basis and (2) as adjusted to reflect:

  . this offering of 35 million shares of common stock and the application of the net proceeds to reduce amounts outstanding under the credit facility;

  . the refinancing of debt under the credit facility through the borrowing of Term Loan E and Term Loan F under the credit facility and the sale of secured and subordinated notes; and

  . the amended terms of the credit facility.

                                                                 As of
                                                             March 31, 1999
                                                           -------------------
                                                           Actual  As adjusted
                                                           ------  -----------
                                                              (Dollars in
                                                               millions)
Cash and cash equivalents (a)............................. $  260    $  162
                                                           ======    ======
Debt, including current maturities of long-term debt (b):
  Secured debt
    Credit facility (c)................................... $6,288    $3,248
    Senior secured notes..................................     --     1,900
    Debentures (d)........................................    624       624
  Senior subordinated notes...............................     --       500
  Other debt..............................................      5         5
                                                           ------    ------
    Total debt, including current maturities of long-term
     debt.................................................  6,917     6,277
                                                           ------    ------
Minority interest.........................................    190       190
                                                           ------    ------
Stockholders' equity:
  Common stock, 250,000,000 shares authorized; 80,000,000
   issued (historical); 115,000,000 issued pro forma as
   adjusted...............................................     80       115
  Additional paid-in capital..............................    158       763
  Retained earnings.......................................    372       339 (e)
  Accumulated comprehensive income........................    (14)      (14)
  Treasury stock, at cost, 2,934,558 shares...............    (82)      (82)
                                                           ------    ------
    Total stockholders' equity............................    514     1,121
                                                           ------    ------
Total capitalization...................................... $7,621    $7,588
                                                           ======    ======

--------
(a) The decrease reflects credit facility amendment fees and debt issuance costs aggregating $98 million.
(b) Does not include $3.1 billion in joint venture debt ($713 million of which is Equistar debt for which Lyondell remains contingently liable).
(c) As of March 31, 1999, debt under the credit facility was secured by a pledge of subsidiary stock and a pledge of Lyondell's rights to distributions from certain existing joint ventures. Lyondell will grant additional security in connection with the credit facility amendments.
(d) Debentures were not secured as of March 31, 1999, but will be secured at the time the credit facility amendments become effective.
(e) The decrease reflects write-offs of certain deferred debt issuance costs and credit facility amendment fees, net of tax.

                    Unaudited Pro Forma Financial Statements

   The unaudited pro forma balance sheet set forth below gives effect to:

  . this offering of 35 million shares of common stock and the application of $640 million of net proceeds to reduce amounts outstanding under the credit facility;

  . the refinancing of $3.4 billion of debt under the credit facility through the gross proceeds of the borrowing of an $850 million Term Loan E and a $150 million Term Loan F under the credit facility and the sale of secured and subordinated notes (assuming that debt issuance costs are funded from available cash); and

  .   the amended terms of the credit facility;

as if such transactions were completed as of March 31, 1999.

   The unaudited pro forma income statements for the periods ended March 31, 1999, March 31, 1998 and December 31, 1998 set forth below give effect to the transactions described above in addition to:

  . the acquisition of LCW in a transaction accounted for as a purchase;

  . the repayment of a $345 million note payable to Equistar; and

  . the repayment of certain other Lyondell and LCW debt;

as if all such transactions were completed as of January 1, 1998.

   The unaudited pro forma financial statements do not necessarily reflect the results of operations or financial position of Lyondell that would have resulted had such transactions actually been consummated as of such dates. Also, they are not necessarily indicative of the future results of operations or future financial position of Lyondell.

   You should read the unaudited pro forma financial statements in conjunction with the historical financial statements and notes of Lyondell and its joint ventures which are included herein and incorporated by reference to Lyondell's annual report on Form 10-K for the year ended December 31, 1998 and quarterly report on Form 10-Q for the quarterly period ended March 31, 1999.

                           Lyondell Chemical Company

                       Unaudited Pro Forma Balance Sheet

                              As of March 31, 1999

                                                Actual                Pro forma
                                               Lyondell Adjustments   Lyondell
                                               -------- -----------   ---------
                                                   (Dollars in millions)
Cash and cash equivalents.....................  $  260    $   (98)(a)  $  162
Accounts receivable, net......................     434                    434
Inventories...................................     516                    516
Prepaid expenses and other current assets.....      17                     17
                                                ------    -------      ------
  Total current assets........................   1,227        (98)      1,129
Property, plant and equipment, net............   4,430                  4,430
Investments and long-term receivables.........   1,066                  1,066
Deferred charges and other assets.............     874        (46)(b)
                                                              111 (a)     939
Goodwill......................................   1,421                  1,421
                                                ------    -------      ------
  Total assets................................  $9,018    $   (33)     $8,985
                                                ======    =======      ======
Accounts payable..............................  $  194                 $  194
Current maturities of long-term debt..........   1,694    $(1,687)(c)
                                                               10 (d)      17

Other accrued liabilities.....................     391                    391
                                                ------    -------      ------
  Total current liabilities...................   2,279     (1,677)        602
Long-term debt, less current maturities.......   5,223      3,827 (d)
                                                           (2,790)(c)   6,260

Other liabilities and deferred credits........     398                    398
Deferred income taxes.........................     414                    414
Minority interest.............................     190                    190
Stockholders' equity:
  Common stock, 250,000,000 shares authorized;
   80,000,000 issued (historical); 115,000,000
   issued pro forma as adjusted...............      80         35 (e)     115
  Additional paid-in capital..................     158        605 (e)     763
  Retained earnings...........................     372        (33)(b)     339
  Accumulated other comprehensive (loss)......     (14)                   (14)
  Treasury stock, at cost, 2,934,558 shares...     (82)                   (82)
                                                ------    -------      ------
    Total stockholders' equity................     514        607       1,121
                                                ------    -------      ------
  Total liabilities and stockholders' equity..  $9,018    $   (33)     $8,985
                                                ======    =======      ======

             See notes to Unaudited Pro Forma Financial Statements.

                           Lyondell Chemical Company

                      Unaudited Pro Forma Income Statement

                   For the Three Months Ended March 31, 1999

                                   Actual   Refinancing   Pro forma
                                  Lyondell  adjustments   Lyondell
                                  --------  -----------   ---------
                                    (Dollars in millions, except per share
                                                   amounts)
Sales and other operating
 revenues.......................  $   855                 $    855
Operating costs and expenses:
  Cost of sales.................      630                      630
  Amortization of goodwill and
   other intangibles............       24                       24
  Selling, general and
   administrative, and research
   and development expenses.....       72                       72
                                  -------                 --------
Operating income................      129                      129
Interest expense................     (146)    $  (90)(f)
                                                  76 (g)
                                                  10 (h)
                                                  (3)(i)      (153)(j)
Interest income.................        6                        6
Other income (expense), net.....       (7)                      (7)
Income from equity investments..       21                       21
                                  -------     ------      --------
Income before income taxes and
 extraordinary items............        3         (7)           (4)
Provision for income taxes......        1         (3)(k)        (2)
                                  -------     ------      --------
Income before extraordinary
 items..........................  $     2     $   (4)     $     (2)(j)
                                  =======     ======      ========
Basic and diluted income before
 extraordinary items per common
 share..........................  $  0.02                 $  (0.02)(j)
Basic and diluted weighted
 average shares outstanding (in
 thousands).....................   77,072                  112,072 (e)


             See notes to Unaudited Pro Forma Financial Statements.

                           Lyondell Chemical Company

                      Unaudited Pro Forma Income Statement

                   For the Three Months Ended March 31, 1998

                                      LCW (formerly
                                      ARCO Chemical
                                        Company)                 Pro forma
                                         through                 combined
                           Actual       March 31,   Acquisition  Lyondell     Refinancing   Pro forma
                          Lyondell        1998      adjustments   and LCW     adjustments   Lyondell
                          --------    ------------- -----------  ---------    -----------   ---------
                                   (Dollars in millions, except per share amounts)
Sales and other
 operating revenues.....   $   --         $934                    $   934                    $   934
Operating costs and
 expenses:
  Cost of sales.........       --          722         $  (2)(l)      720                        720
  Amortization of
   goodwill and other
   intangibles..........       --           --            20 (m)       20                         20
  Selling, general and
   administrative, and
   research and
   development
   expenses.............        6           67                         73                         73
  Net unusual charges...        4           --                          4                          4
                           ------         ----         -----      -------                    -------
Operating income........      (10)         145           (18)         117                        117
Interest expense........       (7)         (18)           25 (n)                $  (91)(f)
                                                        (139)(o)                    76 (g)
                                                         (14)(p)     (153)          10 (h)
                                                                                    (3)(i)      (161)(j)
Interest income.........        4            6                         10                         10
Other income, net.......       --            2                          2                          2
Income from equity
 investments............      117           --                        117                        117
                           ------         ----         -----      -------       ------       -------
Income before income
 taxes and extraordinary
 items..................      104          135          (146)          93           (8)           85
Provision for income
 taxes..................       39           43           (44)(k)       38           (3)(k)        35
                           ------         ----         -----      -------       ------       -------
Income before
 extraordinary items....   $   65         $ 92         $(102)     $    55       $   (5)      $    50 (j)(q)
                           ======         ====         =====      =======       ======       =======
Basic and diluted income
 before extraordinary
 items per common
 share..................   $ 0.82 (m)                             $  0.69 (m)                $  0.44 (j)(r)
Basic weighted average
 shares outstanding (in
 thousands).............   78,713                                  78,713                    113,713 (e)
Diluted weighted average
 shares outstanding (in
 thousands).............   78,789                                  78,789                    113,789 (e)

             See notes to Unaudited Pro Forma Financial Statements.

                           Lyondell Chemical Company

                      Unaudited Pro Forma Income Statement

                      For the Year Ended December 31, 1998

                                      LCW (formerly
                                      ARCO Chemical              Pro forma
                                        Company)                 combined
                           Actual        through    Acquisition  Lyondell     Refinancing   Pro forma
                          Lyondell    July 31, 1998 adjustments   and LCW     adjustments   Lyondell
                          --------    ------------- -----------  ---------    -----------   ---------
                                   (Dollars in millions, except per share amounts)
Sales and other
 operating revenues.....   $1,447        $2,106                   $ 3,553                    $ 3,553
Operating costs and
 expenses:
  Cost of sales.........    1,089         1,584        $  (5)(l)    2,668                      2,668
  Amortization of
   goodwill and other
   intangibles..........       41            16           48 (m)
                                                          (1)(s)      104                        104
  Selling, general and
   administrative, and
   research and
   development
   expenses.............      152           192                       344                        344
  Net unusual charges...       61           (20)                       41                         41
                           ------        ------        -----      -------                    -------
Operating income........      104           334          (42)         396                        396
Interest expense........     (287)          (45)          65 (n)                $ (364)(f)
                                                        (326)(o)                   305 (g)
                                                         (31)(p)     (624)          42 (h)
                                                                                   (12)(i)      (653)(j)
Interest income.........       25             8                        33                         33
Other income, net.......       12            20                        32                         32
Income from equity
 investments............      235            --                       235                        235
                           ------        ------        -----      -------       ------       -------
Income before income
 taxes and extraordinary
 items..................       89           317         (334)          72          (29)           43
Provision for income
 taxes..................       37            93         (100)(k)       30          (12)(k)        18
                           ------        ------        -----      -------       ------       -------
Income before
 extraordinary items....   $   52        $  224        $(234)     $    42       $  (17)      $    25 (j)(q)
                           ======        ======        =====      =======       ======       =======
Basic and diluted income
 before extraordinary
 items per common
 share..................   $ 0.67 (r)                             $  0.54 (r)                $  0.23 (j)(r)
Basic weighted average
 shares outstanding (in
 thousands).............   77,669                                  77,669                    112,669 (e)
Diluted weighted average
 shares outstanding (in
 thousands).............   77,699                                  77,699                    112,699 (e)

             See notes to Unaudited Pro Forma Financial Statements.

                           Lyondell Chemical Company

               Notes To Unaudited Pro Forma Financial Statements

(a) To reflect payment and capitalization of debt issuance costs and credit facility amendment fees.

(b) To reflect the write-off of deferred debt issuance costs and credit facility amendment fees of Term Loan C and Term Loan D and the partial write-off of deferred debt issuance costs and credit facility amendment fees of Term Loan A and Term Loan B, offset by the impact of deferred taxes.

(c) To reflect repayment of Term Loan C and Term Loan D and the partial repayment of Term Loan A and Term Loan B with proceeds from the proposed sale of common stock, the sale of secured and subordinated notes and the borrowing of Term Loan E and Term Loan F.

(d) To reflect the proposed sale of secured and subordinated notes and the borrowing of Term Loan E and Term Loan F.

(e) To reflect issuance of 35 million shares of common stock at $19 per share less underwriting discounts.

(f) To reflect interest expense related to the sale of $900 million of 9 5/8% senior secured notes, Series A, $1.0 billion of 9 7/8% senior secured notes, Series B, and $500 million of 10 7/8% senior subordinated notes, the borrowing of a $850 million Term Loan E and a $150 million Term Loan F and a 1.25% increase in the interest rate on the remaining portions of Term Loan A and Term Loan B. The impact of an increase in the LIBOR rate of 1/8 of 1% would be to increase pro forma interest expense by approximately $4 million for the year ended December 31, 1998 and $1 million each for the three months ended March 31, 1998 and 1999.

(g) To reflect elimination of interest expense as a result of repayment of Term Loan C and Term Loan D and the partial repayment of Term Loan A and Term Loan B.

(h) To eliminate amortization expense of debt issuance costs due to repayment of Term Loan C and Term Loan D and the partial repayment of Term Loan A and Term Loan B.

(i) To reflect amortization expense resulting from $81 million in debt issuance costs amortized over the life of the notes and Term Loan E and Term Loan F and a $17 million credit facility amendment fee amortized over the life of the credit facility, as amended.

(j) Assuming Lyondell did not borrow Term Loan E and Term Loan F and therefore did not use the proceeds to reduce the principal amount outstanding of Term Loan D, pro forma amounts would have been as follows:

                                                                    For the
                                                                     three
                                                                    months
                                                     For the year    ended
                                                        ended      March 31,
                                                     December 31, -----------
                                                         1998     1998  1999
                                                     ------------ ---- ------
                                                      (Dollars in millions,
                                                         except per share
                                                             amounts)
      Interest expense..............................     $647     $160 $  151
      Income (loss) before extraordinary items......       28       51     (1)
      Basic and diluted earnings per share before
       extraordinary items..........................     0.25     0.45  (0.01)

(k) To reflect the tax effect of the pro forma adjustments and to adjust the tax provision to Lyondell's estimated income tax rate of 41.5 percent for the periods presented. State income tax is the primary difference between the estimated tax rate and the 35 percent federal statutory rate.

(l) To adjust depreciation expense for the estimated fair value of the acquired LCW property, plant and equipment over an average useful life of 25 years. The purchase price allocation is preliminary, as Lyondell is awaiting additional information related to the fair value of certain assets acquired and liabilities assumed. Management does not expect the finalization of these matters to have a material effect on the purchase price allocation.

(m) To reflect amortization of goodwill and additional amortization expense for the estimated increase in other intangibles over periods ranging from four to 40 years.

(n) To reflect elimination of the historical Lyondell and LCW interest expense.

(o) To reflect interest expense related to the issuance of the $2 billion Term Loan A, $1.25 billion Term Loan C and $2 billion Term Loan D, each at LIBOR plus 2.0 percent, and $1.25 billion Term Loan B at LIBOR plus 2.5 percent, combined with the historical interest expense on the $624 million LCW debentures. LIBOR was 5.5 percent for the periods presented.

(p) To reflect amortization expense resulting from $129 million in debt issuance costs from financings under the credit facility over periods ranging from one to seven years.

(q) The unaudited pro forma income statement does not reflect a $50 million extraordinary charge, net of tax, related to repayment of Term Loan C and Term Loan D and the partial repayment of Term Loan A and Term Loan B. The extraordinary charge represents the write-off of unamortized debt issuance costs and credit facility amendment fees related to the portion of the debt being repaid.

(r) Net unusual charges in 1998 include a $20 million reversal of a charge related to the restructuring and the asset reviews by LCW, $57 million write-off of in-process research and development costs, $19 million related to the formation of Equistar and $6 million for Lyondell's share of the LCR unusual charge related to a renegotiation of a labor agreement. Net unusual charges for the three months ended March 31, 1998 include $7 million related to the formation of Equistar. Basic and diluted earnings per share before the effects of the net unusual charges, net of tax, on both a historical and pro forma basis are as follows:

      Three Months Ended March 31, 1998--Historical..................... $0.88
      Three Months Ended March 31, 1998--Pro Forma Combined............. $0.75
      Three Months Ended March 31, 1998--Pro Forma for the Proposed
       Sales of Common Stock and Notes.................................. $0.47
      Year ended December 31, 1998--Historical.......................... $1.29
      Year ended December 31, 1998--Pro Forma Combined.................. $1.01
      Year ended December 31, 1998--Pro Forma for the Proposed Sales of
       Common Stock and Notes........................................... $0.55


(s) To eliminate LCW historical goodwill amortization.

                       Selected Historical Financial Data

   The following tables set forth selected historical financial data for Lyondell and LCW. These data have been derived from the audited financial statements of Lyondell and LCW. You should read these data in conjunction with the Lyondell and LCW financial statements and the notes to those statements, and the other financial and operating data included elsewhere in this prospectus supplement and the accompanying prospectus, and incorporated by reference to Lyondell's annual report on Form 10-K for the year ended December 31, 1998 and quarterly report on Form 10-Q for the quarterly period ended March 31, 1999.

                      Historical Lyondell Chemical Company

                                                                        For the three
                                                                        months ended
                              For the year ended December 31,             March 31,
                          -------------------------------------------  ----------------
                          1994(a)  1995(a)  1996(b)  1997(c)  1998(d)  1998(e)   1999
                          -------  -------  -------  -------  -------  -------  -------
                            (Dollars in millions, except per share amounts and
                                                  ratios)
Income statement data:
Sales and other
 operating revenues.....  $3,857   $4,936   $5,052   $2,878   $1,447   $    --  $   855
Gain on sale of assets..      --       --       30       --       --        --       --
                          ------   ------   ------   ------   ------   -------  -------
                           3,857    4,936    5,082    2,878    1,447        --      855
Cost of sales...........   3,296    4,026    4,570    2,250    1,089        --      630
Selling, general and
 administrative, and
 research and
 development expenses...     137      204      234      186      152         6       72
Amortization of goodwill
 and other intangible
 assets.................      --       --       --       --       41        --       24
Unusual charges.........      --       --       --       24       61         4       --
Interest expense........     (74)     (80)     (81)     (75)    (287)       (7)    (146)
Interest income.........       5        6        3       14       25         4        6
Other income (expense),
 net....................      (6)     (14)      (4)     (17)      12        --       (7)
Income from equity
 investments............      --       --       --      116      235       117       21
                          ------   ------   ------   ------   ------   -------  -------
Income before income
 taxes..................     349      618      196      456       89       104        3
Provision for income
 taxes..................     126      229       70      170       37        39        1
                          ------   ------   ------   ------   ------   -------  -------
Net income..............  $  223   $  389   $  126   $  286   $   52   $    65  $     2
                          ======   ======   ======   ======   ======   =======  =======
Earnings per share--
 basic and diluted......  $ 2.78   $ 4.86   $ 1.58   $ 3.58   $  .67   $   .82  $   .02
Weighted average common
 shares outstanding (in
 thousands):
Basic...................  80,000   80,000   80,000   79,796   77,669    78,713   77,072
Diluted.................  80,061   80,072   80,045   79,813   77,699    78,789   77,072
Other data:
Depreciation and
 amortization(f)........  $   65   $   86   $  110   $   84   $  138   $    --  $    85
Capital
 expenditures(g)........     252      982      609       49       64        --       32
Ratio of earnings to
 fixed charges..........     4.8x     6.8x     2.2x     4.6x     1.2x      3.9x     1.0x
Balance sheet data:
Total assets............  $1,663   $2,606   $3,276   $1,559   $9,225   $ 1,397  $ 9,018
Total debt(h)(i)........     737    1,060    1,366      445    6,994       395    6,917
Total stockholders'
 equity.................      63      380      431      619      574       652      514

                See notes to Selected Historical Financial Data.

                  Historical Lyondell Chemical Worldwide, Inc.

                        (formerly ARCO Chemical Company)

                                                   For the year ended
                                                       December  31,
                                               ------------------------------
                                                1994    1995    1996    1997
                                               ------  ------  ------  ------
                                                  (Dollars in millions,
                                                     except ratios)
Income statement data:
Sales and other operating revenues............ $3,423  $4,282  $3,955  $3,995
Cost of sales.................................  2,586   3,102   3,067   3,230
Selling, general and administrative, and
 research and development expenses............    332     357     348     334
Unusual charges...............................     30      --      --     175
                                               ------  ------  ------  ------
Operating income..............................    475     823     540     256
Interest expense..............................    (85)    (89)    (86)    (80)
Interest income...............................      8      16      25      10
Other income (expense), net...................     18       6       8     (18)
                                               ------  ------  ------  ------
Income before income taxes....................    416     756     487     168
Provision for income taxes....................    147     248     139      57
                                               ------  ------  ------  ------
Net income(j)................................. $  269  $  508  $  348  $  111
                                               ======  ======  ======  ======
Other operating data:
Depreciation and amortization................. $  235  $  233  $  222  $  229
Capital expenditures..........................    186     195     244     263
Ratio of earnings to fixed charges............    4.8x    7.6x    5.2x    2.4x
Balance sheet data:
Total assets.................................. $3,737  $4,135  $4,394  $4,116
Total debt(h).................................    936     912   1,019     913
Total stockholders' equity....................  1,659   1,969   2,014   1,793


                See notes to Selected Historical Financial Data.

                  Notes To Selected Historical Financial Data

(a) Financial information for 1994 and 1995 includes 12 months of operating results for LCR on a consolidated basis.
(b) Financial information for 1996 includes 12 months of operating results for LCR and one month of operating results for Lyondell Methanol, each accounted for on a consolidated basis.
(c) Financial information for 1997 includes 12 months of operating results for Lyondell Methanol on a consolidated basis. It also includes 12 months of operating results for LCR and one month of operating results for Equistar, each accounted for as an equity investment.
(d) Financial information for 1998 includes 5 months of operating results for LCW on a consolidated basis. It also includes 12 months of operating results for Equistar, LCR and Lyondell Methanol, each accounted for as an equity investment.
(e) Financial information for the three months ended March 31, 1998 is prior to the acquisition of LCW, which occurred in July 1998.
(f) Includes amortization of debt issuance costs of $23 million for 1998 and $14 million for the three months ended March 31, 1999.
(g) Includes $135 million, $458 million, $473 million and $45 million in 1994, 1995, 1996 and 1997, respectively, for the upgrade project at LCR, primarily funded by CITGO and non-recourse debt. Includes $356 million in 1995 for the acquisition of the Alathon(TM) high density polyethylene business.
(h) Total debt represents long-term debt, notes payable and current maturities of long-term debt.
(i) Does not include $3.1 billion in joint venture debt as of March 31, 1999 ($713 million of which is Equistar debt for which Lyondell remains contingently liable).
(j) Net income in 1997 includes an after-tax charge of $116 million for costs related to a restructuring program and asset reviews.

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

   The following discussion is not a complete description of Lyondell's business affairs. You should read it in conjunction with the financial statements of Lyondell, Equistar and LCR and the notes to those statements, which are included herein and incorporated by reference to Lyondell's annual report on Form 10-K for the year ended December 31, 1998 and quarterly report on Form 10-Q for the quarterly period ended March 31, 1999.

                                    General

   Lyondell operates in the intermediate chemicals and derivatives segment and, through its interests in Equistar, LCR and Lyondell Methanol, operates in the petrochemicals, polymers, refining and methanol segments. Lyondell accounts for its investments in Equistar, LCR and Lyondell Methanol using the equity method of accounting. During the third quarter of 1998, Lyondell acquired all of the outstanding shares of ARCO Chemical Company (now LCW). LCW is treated as a separate business segment, the intermediate chemicals and derivatives segment. Lyondell obtained its $7.0 billion credit facility to finance the acquisition, paying $5.6 billion for the LCW stock and assuming approximately $870 million of LCW debt, net of cash.

   The following chart shows the revenues for Lyondell and the revenues, equity percentage owned by Lyondell and the accounting method used for each of Lyondell's businesses for the periods indicated.

                            Structure of the Company

                                                                            Three months
                                  Year ended December 31,                       ended
                         -----------------------------------------------      March 31,
                             1996             1997             1998             1999
                         -------------    -------------    -------------    -------------
                             (Dollars in millions, except equity investment
                                              percentages)
Lyondell
Revenues................        $5,052(a)        $2,878(b)        $1,447(c)        $  855
LCW
Revenues................        $3,955(d)        $3,995(d)        $3,553(e)        $  855
Percentage of equity
 owned by Lyondell at
 period end.............            --               --              100%             100%
Method of accounting....           N/A              N/A    Consolidation    Consolidation
Equistar(f)
Revenues................           N/A           $  365           $4,363           $1,104
Percentage of equity
 owned by Lyondell at
 period end.............           N/A               57%              41%              41%
Method of accounting....           N/A           Equity           Equity           Equity
LCR
Revenues................        $2,816           $2,695           $2,055           $  432
Percentage of equity
 owned by Lyondell at
 period end.............         86.44%           58.49%           58.75%           58.75%
Method of accounting.... Consolidation           Equity           Equity           Equity
Lyondell Methanol(g)
Revenues................        $   14           $  165           $  104            $  11
Percentage of equity
 owned by Lyondell at
 period end.............            75%              75%              75%              75%
Method of accounting.... Consolidation    Consolidation           Equity           Equity

--------
(a) Revenues for 1996 are prior to the contribution of assets to Equistar and include 12 months of operating revenues for LCR and one month of operating revenues for Lyondell Methanol, each accounted for on a consolidated basis.
(b) Revenues for 1997 include 12 months of operating revenues for Lyondell Methanol on a consolidated basis. The first 11 months of operating revenues for 1997 are prior to the contribution of assets to Equistar. Revenues for 1997 include 12 months of operating revenues for LCR and one month of operating revenues for Equistar, each accounted for as an equity investment.
(c) Revenues for 1998 include 5 months of operating revenues for LCW on a consolidated basis. Revenues exclude 12 months of operating revenues for Equistar, LCR and Lyondell Methanol, each accounted for as an equity investment.
(d) LCW was purchased by Lyondell in July 1998. Information presented for the periods above for LCW represents the results of operations of LCW on a historical basis.
(e) Pro forma revenues of LCW for the year ended December 31, 1998. For more information, see the Unaudited Pro Forma Financial Statements and the accompanying notes included in this prospectus supplement.
(f) Equistar was formed in December 1997 as a joint venture between Lyondell and Millennium Chemicals Inc. Beginning May 15, 1998, the results of operations of the Occidental assets are included in the information presented above.
(g) Lyondell Methanol was formed in December 1996 by Lyondell and MCNIC to own and operate the methanol facility at Equistar's Channelview, Texas facility.

                             Results of Operations

   Lyondell's historical operating results reflect the cyclical and volatile nature of both the chemical and refining industries. These industries have historically experienced alternating periods of tight supply, causing price and profit margins to increase, followed by periods of substantial capacity additions, resulting in oversupply and declining prices and profit margins. The chemical industry has experienced a downward trend since peaking in 1995. Lyondell experienced earnings declines in 1998 compared to 1997, primarily because of lower prices in both the chemicals and refining industries. Lyondell believes that consecutive-period comparisons are useful in illustrating the cyclical movement of the industries in which Lyondell and its joint ventures operate.

First Quarter 1999 Compared to Fourth Quarter 1998

   For the first quarter 1999, Lyondell reported net income of $2 million compared to a fourth quarter 1998 loss of $27 million. The fourth quarter 1998 loss included unusual after-tax charges of $6 million primarily related to a new labor agreement at LCR and formation costs at Equistar. The new labor agreement at LCR is expected to result in cost savings in the near term. The first quarter 1999 net income improvement primarily reflected higher operating income in the intermediate chemicals and derivatives segment and higher equity income from Equistar, partly offset by lower equity income from LCR.

   Operating income of the intermediate chemicals and derivatives segment was $129 million in the first quarter 1999 compared to $97 million in the fourth quarter 1998. The improvement was primarily due to lower administrative and acquisition-related transition costs. Income from equity investment in Equistar increased to $13 million in the first quarter 1999 versus a loss of $11 million in the fourth quarter 1998. Improved results for the petrochemicals and polymers businesses of Equistar reflected a tighter supply/demand situation, leading to higher prices and margins. LCR equity income decreased to $11 million in the first quarter 1999 from $22 million in the fourth quarter 1998. LCR operating results were negatively affected by the impact of ongoing reduced allocations of Venezuelan extra heavy crude oil, lower margins on crude oil purchased in the spot market and lower crude oil processing rates.

 Intermediate Chemicals and Derivatives (Lyondell/LCW)

   The following table sets forth actual volumes for this segment, including SM volumes processed under long-term processing arrangements, which are included in sales and other operating revenues. Co-product tertiary butyl alcohol (TBA) is principally used to produce the derivative MTBE.

                                                                 Fourth   First
                                                                 Quarter Quarter
                                                                  1998    1999
                                                                 ------- -------
                                                                   (Volumes in
                                                                    millions)
      PO, PO derivatives, isocyanates (pounds)..................  1,077   1,080
      Co-products:
        Styrene monomer (pounds)................................    819     782
        TBA and derivatives (gallons)...........................    245     265

   Operating income was $129 million for the first quarter 1999 compared to $97 million for the fourth quarter 1998. The improvement was primarily attributable to lower administrative and acquisition-related transition costs and the benefit of a seasonal increase in deicers sales volumes, partly offset by lower PO merchant volumes and margins. Core product volumes, defined as PO, PO derivatives and isocyanates, were flat as increased PO derivatives volumes, primarily deicers, were offset by lower PO merchant volumes. PO merchant volumes decreased due to reduced sales to PO co-producers and planned customer downtime during the first quarter. PO margins declined as the market anticipated industry capacity additions in Europe later in

1999. SM volumes decreased five percent in the first quarter 1999 versus the fourth quarter 1998 due to the timing of export shipments to Asia. TBA and derivatives volumes increased eight percent primarily due to higher MTBE volumes.

   MTBE margins have been improving since December 1998 due to an increase in worldwide gasoline prices. The governor of California recently announced an intention to eliminate MTBE from gasoline sold in California by December 31, 2002. Other states may take similar steps. However, due to the federal and state regulatory approval process required to effect a phase out, Lyondell does not expect a significant impact on MTBE volumes and margins in 1999. In addition, Lyondell does not expect a significant decrease in European and Asian demand for MTBE for the foreseeable future. Lyondell already possesses the technology to convert TBA (the MTBE feedstock) into another gasoline additive at a moderate capital cost and has also been exploring alternative higher value uses of TBA.

   Management continues to make substantial progress integrating LCW to capture expected synergies.

 Petrochemicals and Polymers (Equistar)

   Equistar reported income before federal income tax of $7 million in the first quarter 1999 compared to a pretax loss of $51 million for the fourth quarter 1998. The increase was primarily attributable to higher ethylene prices and margins, reflecting a tighter supply/demand balance in the first quarter 1999. Polymers prices also improved but margin improvements were limited by higher ethylene feedstock costs. The fourth quarter 1998 was also more negatively affected by charges related to Equistar's formation.

   Ethylene margins have improved as price increases for Equistar's products have taken effect during the first quarter of 1999. Polymers prices have also increased, although Equistar did not benefit from these increases until late in the first quarter of 1999 when the price increases took effect. Margins for the first quarter of 1999 remained flat because higher ethylene feedstock costs offset the impact of the polymers price increases. Based on historical trends, increases in polymers prices and margins tend to follow ethylene price increases after a period of time as the higher feedstock costs are passed through.

   In February 1999, Equistar completed a $900 million offering of senior unsecured notes. The proceeds were or are being used to refinance existing debt and capital lease obligations of Equistar.

 Refining (LCR)

   LCR had income before federal income tax of $15 million in the first quarter 1999 compared to $42 million, before unusual charges, in the fourth quarter 1998. The unusual charge of $10 million in the fourth quarter related to a new labor agreement. LCR operating results were negatively affected by the impact of ongoing reduced allocations of Venezuelan extra heavy crude oil, lower margins on crude oil purchased in the spot market and lower crude oil processing rates. Total crude oil processing rates averaged 255,000 barrels per day in the first quarter 1999 compared to 273,000 barrels per day in the fourth quarter 1998. LCR reduced crude oil processing rates in the first quarter 1999 due to declining margins on crude oil purchased in the spot market.

   LCR's financial results continue to be impacted by the reduction in PDVSA crude oil allocations, which took effect in August 1998. The impact of these cutbacks is a reduction of extra heavy crude oil purchased under the LCR crude supply agreement from 230,000 barrels per day to the current level of 195,000 barrels per day. In addition, in March 1999, OPEC announced an agreement to further limit OPEC oil production, which is likely to result in additional reductions in the allocation of crude oil supplied to LCR by PDVSA under the LCR crude supply agreement. Reduced allocations of crude oil supplied by PDVSA force LCR to purchase a portion of its crude oil in the spot market, reducing LCR's pretax income and, accordingly, Lyondell's pro rata share of LCR's income. Even though LCR may continue to receive a reduced crude oil allocation from PDVSA, LCR has begun to see some improvement in the spot margins.

than for the extra heavy Venezuelan crude oil purchased under the crude supply agreement. LCR's margins were also negatively impacted in the first quarter of 1999 by inventory effects on all purchased crude oil due to the recent rapid increase in spot market prices for both crude oil and refined products.

   On May 3, 1999, LCR shut down a fluid catalytic cracker with a capacity of 92,000 barrels per day as a result of a malfunction that damaged the main air blower. Repairs are expected to be completed within three weeks. On May 7, 1999, LCR shut down one of two coker units following a fire. Early estimates are that the damaged coker will be back in service at 50 percent of capacity by mid-June and achieve full capacity by early July 1999. As a result of these incidents, crude oil processing rates have been reduced. LCR is currently putting Venezuelan crude oil into inventory and expects to benefit from higher processing rates once repairs have been completed. Estimates of the total cost of the shut downs are not currently available. To the extent the business interruption impact and the cost of repairs exceed insurance deductibles of $10 million each, per incident, any excess cost is expected to be covered by insurance. Lyondell owns 58.75 percent of LCR.

First Quarter 1999 Compared to First Quarter 1998

 Intermediate Chemicals and Derivatives (Lyondell/LCW)

   Net Income--Net income of $2 million in the first quarter 1999 decreased from $65 million in the first quarter 1998. Pretax income from equity investments decreased $96 million, or about $61 million after tax, in the first quarter 1999 compared to the first quarter 1998. Operating income of LCW in the first quarter 1999 was more than offset by higher interest expense related to Lyondell's credit facility obtained to finance the acquisition and assumed debt.

   Revenues, Operating Costs and Expenses--The revenues and operating costs and expenses for the first quarter 1999 primarily consist of the operating results of LCW, which are included prospectively from August 1, 1998. The first quarter 1998 includes only Lyondell's administrative expenses. Income from Lyondell's interests in Equistar, LCR and Lyondell Methanol Company is reported as income from equity investments.

   Income from Equity Investments--Income from equity investments decreased substantially from $117 million in the first quarter 1998 to $21 million in the first quarter 1999.

   Lyondell's income from its equity investment in Equistar was $13 million in the first quarter 1999 versus $76 million for the first quarter 1998. The decrease was attributable to substantially lower ethylene and polymers prices and margins in the first quarter 1999 compared with the same period for 1998, reflecting ongoing excess industry capacity. The first quarter 1999 benefit from the addition of the Occidental assets in May 1998 was substantially offset by costs associated with the LaPorte, Texas plant turnaround and operating problems at two of its plants in the first quarter 1999.

   Lyondell's income from its equity investment in LCR was $11 million in the first quarter 1999 versus $35 million for the first quarter 1998. The decline was primarily due to reduced allocations of extra heavy Venezuelan crude oil under the LCR crude supply agreement.

   Interest Expense--Interest expense was $146 million in the first quarter 1999 versus $7 million in the first quarter 1998. The increase reflects higher debt levels as a result of amounts borrowed under Lyondell's credit facility, primarily to finance the acquisition of LCW, and debt assumed as part of the acquisition.

 Petrochemicals and Polymers (Equistar)

   Revenues-- Petrochemical revenues for the first quarter 1999 increased versus the first quarter 1998, primarily due to increased sales volumes as a result of the addition of the Occidental assets in May 1998, partially offset by lower industry sales prices for ethylene, propylene and co-products. The decrease in industry sales prices is primarily attributable to ongoing excess industry capacity and downward pressure from feedstock costs, which declined throughout 1998. The sales price decreases began in the fourth quarter of 1997 and continued their downward trend through most of 1998. U.S. market sales prices increased during the first quarter 1999, but average first quarter 1999 prices were still lower versus the first quarter 1998.

   Polymers revenues decreased in the first quarter 1999 versus the first quarter 1998 as a result of decreases in industry sales prices, partly offset by a 6 percent increase in volumes. The sales price decreases reflect excess industry supply, as industry capacity additions exceeded demand growth, and downward pressure from feedstock costs, which declined throughout 1998. The decreases in sales prices started during the fourth quarter 1997 and continued in a downward trend through 1998. Industry prices increased during the first quarter 1999, however average first quarter 1999 prices were significantly lower than the first quarter 1998. The volume increase reflects additional polyethylene capacity.

   Operating Income--Petrochemicals operating income decreased in the first quarter 1999 versus the first quarter 1998 primarily due to lower product margins, as industry sales prices declined more than feedstock costs, and the effects of the LaPorte plant turnaround in the 1999 period. These were partly offset by the benefit of increased volumes as a result of the addition of the Occidental assets in May 1998.

   Polymers operating income for the first quarter 1999 decreased versus first quarter 1998 primarily due to decreases in polymers sales prices, which more than offset decreases in polymers feedstock costs, reducing product margins.

   Interest expense--Interest expense increased from $32 million in the first quarter 1998 to $43 million in the first quarter 1999, primarily reflecting higher levels of long-term debt due to the addition of the Occidental assets in May 1998.

 Refining (LCR)

   Revenues--Revenues for LCR were $432 million in the first quarter 1999 compared to $529 million in the 1998 period. The decrease primarily resulted from lower industry prices for refined products, partly offset by a 7 percent increase in refined products volumes. Sales prices declined as a result of lower industry crude oil prices in the first quarter 1999 versus the 1998 period.

   Operating Income--LCR's operating income was $24 million in the first quarter 1999 compared to $65 million in the first quarter 1998. The decrease primarily reflected the effects of reduced allocations of extra heavy Venezuelan crude oil.

1998 Compared to 1997

 Intermediate Chemicals and Derivatives (Lyondell/LCW)

   The following discussion compares Lyondell's pro forma 1998 results to pro forma 1997 results. The pro forma adjustments give effect to the LCW acquisition and related debt financing (which occurred in July 1998), the formation of Equistar (which occurred in December 1997) and the deconsolidation of Lyondell Methanol (which occurred in January 1998) as if each occurred as of January 1, 1997 and 1998, respectively. These pro forma adjustments are intended to facilitate a comparison of the results of the intermediate chemicals and derivatives business. Although Lyondell believes that the assumptions underlying these pro forma adjustments are reasonable and provide a reasonable basis for analyzing changes in the Lyondell/LCW business from 1997 to 1998, the amounts presented below are not intended to reflect what the results of operations of Lyondell and LCW would have been had the transactions reflected in the pro forma adjustments actually occurred as of the dates given.

   The following table sets forth sales volumes for the intermediate chemicals and derivatives business:

                                                                       For the
                                                                     year ended
                                                                      December
                                                                         31,
                                                                     -----------
                                                                     1997  1998
                                                                     ----- -----
                                                                     (Volumes in
                                                                      millions)
      PO, PO derivatives and TDI (pounds)........................... 4,135 4,159
      Co-products:
        Styrene monomer (pounds).................................... 2,577 2,912
        TBA and derivatives (gallons)............................... 1,054   995

   Revenues--Pro forma revenues of $3.6 billion for 1998 decreased 11 percent compared to $4.0 billion for 1997. The decrease of $442 million was primarily due to lower average sales prices in 1998, reflecting a combination of downward pressure from lower feedstock costs, ongoing competition in PO derivatives and TDI markets, the negative effects of a stronger U.S. dollar on foreign sales and the effects of weaker Asian markets. PO and PO derivatives volumes were essentially flat in 1998 versus 1997 as stronger demand for certain PO derivatives in the United States and Europe was offset by lower volumes in Asian markets. The increase in styrene monomer volumes in 1998 was a result of the recently completed debottleneck of the PO/SM II facility in Channelview, Texas. The increased volumes were dedicated to long-term styrene monomer processing arrangements. TBA and derivatives volumes decreased in 1998 by 6 percent, mainly due to lower MTBE demand.

   Operating costs--Pro forma cost of sales of $2.7 billion for 1998 decreased 15 percent compared to $3.2 billion for 1997. The 15 percent decrease was greater than the 11 percent decrease in revenues, reflecting comparatively lower feedstock prices. Pro forma selling, general and administrative and research and development expenses of $344 million for 1998 remained flat as compared to 1997.

   Operating income--Pro forma operating income of $396 million for 1998 increased 146 percent compared to $161 million for 1997. Operating income for 1998 reflected unusual charges of $41 million, primarily related to the write-off of in-process research and development projects of LCW and Equistar formation costs. Operating income for 1997 reflected unusual charges of $191 million, primarily related to restructuring and other costs of LCW and Equistar formation costs. Excluding these items, operating income of $437 million for 1998 increased by $85 million.

   Net income--Pro forma net income of $42 million for 1998 increased 55 percent compared to $27 million for 1997. Excluding the effects of the unusual charges in both years, pro forma net income of $66 million for 1998 decreased $80 million in 1997 as lower equity income from the joint ventures more than offset improved operating results and lower foreign exchange losses of LCW.

 Petrochemicals and Polymers (Equistar)

   The following discussion compares Equistar's actual 1998 results to combined 1997 results. The 1998 results include results attributable to the Occidental assets from May 15, 1998, the date on which they were contributed. The 1997 results have been prepared on a pro forma basis and combine 11 months of the operations of the businesses contributed to Equistar by Lyondell and Millennium Chemicals and one month of Equistar's actual operations. These pro forma adjustments are intended to facilitate a comparison of the results of the petrochemicals and polymers business. Although Lyondell believes that the assumptions underlying these pro forma adjustments are reasonable and provide a reasonable basis for analyzing changes in the Equistar business from 1997 to 1998, the amounts presented below are not intended to reflect what the results of operations of Equistar would have been had the transactions reflected in the pro forma adjustments actually occurred as of the dates given.

 Petrochemicals

   Revenues--Petrochemicals revenues of $3.5 billion for 1998 decreased 10 percent compared to combined 1997 revenues of $3.9 billion, primarily due to lower industry sales prices for ethylene, propylene and co-products, partially offset by increased sales volumes as a result of the addition of the Occidental assets in May 1998. The decrease in sales prices is primarily attributable to increased industry capacity and downward pressure on sales prices as a result of lower feedstock costs. The sales price decreases began in the fourth quarter of 1997 and continued their downward trend through most of 1998. Olefins volumes were 16,716 million pounds in 1998, a 77 percent increase over combined volumes of 9,429 million pounds in 1997, primarily as a result of the addition of the Occidental assets. Aromatics volumes were 271 million gallons in 1998, a 40 percent increase over combined volumes of 193 million gallons in 1997, primarily as a result of the addition of the Occidental assets.

   Operating costs--Petrochemicals cost of sales of $3.1 billion for 1998 decreased 1 percent from $3.2 billion for combined 1997. This decrease was less than the 10 percent decrease in revenues, reflecting the fact that feedstock prices declined at a slower rate than petrochemicals product prices. Petrochemicals selling expenses of $14 million for 1998 decreased 55 percent from $31 million for 1997. This decrease reflected lower personnel costs as a result of the consolidation of operations.

   Operating income--Petrochemicals operating income of $319 million for 1998 decreased 53 percent compared to combined 1997 operating income of $684 million, primarily due to lower product margins as sales prices declined more than feedstock costs and, to a lesser extent, slightly higher fixed costs. The decrease in operating income as a result of the lower margins was partially offset by the addition of the Occidental assets in May 1998.

 Polymers

   Revenues--Polymers revenues of $2.1 billion for 1998 decreased 18 percent compared to combined 1997 revenues of $2.5 billion as a result of decreases in industry sales prices. These sales price decreases were a result of excess industry supply and lower feedstock costs. The excess industry supply started during the fourth quarter of 1997 and continued in a downward trend through 1998. Polymers volumes were 6,488 million pounds in 1998, a 6 percent increase over combined volumes of 6,132 million pounds in 1997. Volume increases were a result of the turnarounds at three facilities, as well as unscheduled industry outages, in 1997.

   Operating costs--Polymers cost of sales of $1.8 billion for 1998 decreased 16 percent from $2.1 billion for combined 1997. This decrease was less than the 18 percent decrease in revenues, reflecting the fact that feedstock prices declined at a slower rate than polymers product prices. Polymers selling expenses of $82 million for 1998 decreased 40 percent from $137 million for combined 1997. This decrease primarily reflected lower personnel costs as a result of consolidation of operations.

   Operating income--Polymers operating income of $177 million for 1998 decreased 24 percent compared to combined 1997 operating income of $233 million, primarily due to decreases in polymers sales prices, which more than offset decreases in polymers feedstock costs.

 Unallocated Items

   Equistar's unusual charges, which are not allocated to either the petrochemicals or polymers segments, were $42 million and $35 million in 1997 and 1998, respectively. Both years included costs associated with the formation of Equistar and the consolidation of certain operations. These costs were paid by Equistar and allocated to the Equistar partners in accordance with their ownership percentages.

   Refining (LCR)

   The following discussion compares LCR's actual 1998 results to its actual 1997 results.

   Increased processing capacity resulting from the upgrade project enabled LCR to increase its crude processing rates and produce greater refined product volumes, as shown in the table below.

                                                                  Year ended
                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
                                                                 (Barrels per
                                                                    day in
                                                                  thousands)
      Crude processing rates:
        Crude supply agreement--coked...........................    203     223
        Other heavy crude oil--coked............................      7      19
        Other crude oil.........................................     14      18
                                                                 ------  ------
          Total.................................................    224     260
                                                                 ======  ======
      Refined product sales volumes:
        Gasoline................................................    111     121
        Diesel and heating oil..................................     68      79
        Jet fuel................................................     17      17
        Aromatics...............................................     11      10
        Other refined products..................................     93     103
                                                                 ------  ------
          Total.................................................    300     330
                                                                 ======  ======

   Revenues--Revenues for LCR, including sales to affiliates, of $2.1 billion for 1998, decreased 22 percent compared to $2.7 billion for 1997. The decrease primarily resulted from lower refined products prices, which declined as a result of lower industry crude prices. These decreases were partially offset by higher sales volumes as production levels increased, reflecting a full year's benefit from the upgrade project.

   Operating costs--LCR's cost of sales of $1.8 billion for 1998 decreased 25 percent from $2.4 billion for 1997. The benefits of lower feedstock prices under the LCR crude supply agreement were offset in part by the lower allocations under that agreement, which began in August 1998 and required LCR to seek additional crude oil at higher prices in the spot market. LCR's selling, general and administrative expenses of $78 million for 1998 increased 8 percent from $72 million for 1997. This increase reflected increased coke handling charges and other selling costs related to increased production and higher sales volumes.

   Operating income--LCR's operating income of $213 million for 1998 increased 18 percent compared to $181 million for 1997. The increase reflected the benefits of the upgrade project, which resulted in higher average margins as higher volumes of extra heavy crude oil were processed in the coking mode. The upgrade project was completed in the first quarter 1997 and, initially, higher costs were incurred due to normal operational start-up activities, during which the refinery did not operate at peak rates. Cost savings resulting from improved operational efficiency in 1998 were partly offset by higher depreciation expense attributable to the upgrade project.

   Interest expense--LCR's net interest expense of $43 million for 1998 increased 23 percent compared to $35 million for 1997. Interest expense on debt related to construction of the upgrade project was capitalized through its completion, including the first quarter of 1997.

 Methanol (Lyondell Methanol)

   Lyondell's share of Lyondell Methanol's earnings for 1998 was $6 million. Lyondell would have recorded approximately $43 million for its share of Lyondell Methanol's earnings had Lyondell followed the equity method of accounting for its investment in Lyondell Methanol during 1997. The decrease was due to significant declines in the sales prices of methanol beginning in the first quarter of 1998. Increased supply due to new capacity, as well as weaker demand from Asia, caused worldwide methanol price declines.

                        Liquidity and Capital Resources

 Cash Flows

   Operating activities--Lyondell's cash provided by operating activities totaled $263 million for 1998, a 2 percent decrease compared to $269 million for 1997. Cash provided by operating activities in 1998 included $160 million of proceeds from the sale of domestic receivables in December 1998 under a three-year revolving securitization agreement. Cash provided by operations in 1998 was negatively affected by the payment of liabilities associated with the acquisition of LCW and the settlement of accounts payable retained by Lyondell in the formation of Equistar in December 1997.

   Investing activities--Lyondell completed the acquisition of LCW on July 28, 1998 for a total cost of approximately $5.9 billion, excluding assumed debt. Lyondell made capital expenditures of $64 million in 1998, primarily related to LCW. Equistar's 1998 capital expenditures totaled $200 million, of which $88 million was Lyondell's pro rata share. LCR made 1998 capital expenditures of $61 million, of which Lyondell funded $35 million through loans to LCR. Lyondell's 1999 capital budget is $273 million, including its $123 million pro rata share of the joint ventures' capital budgets.

   Distributions in excess of earnings for 1998 were $403 million by Equistar, $20 million by LCR and $12 million by Lyondell Methanol. The $403 million excess distribution from Equistar includes $197 million resulting from Lyondell's repayment of a $345 million note to Equistar.

  Financing activities--Cash provided by financing activities was $5.4 billion for 1998, compared to cash used in financing activities of $176 million for 1997. During the third quarter 1998, Lyondell obtained a $7.0 billion credit facility, of which $6.5 billion was drawn down in connection with the acquisition of LCW. As part of the acquisition, Lyondell assumed approximately $870 million of LCW debt. Lyondell's borrowing under the credit facility of $6.5 billion was used for the purchase of all outstanding shares of LCW stock; repayment of debt, including a $345 million note to Equistar and $283 million in other debt of Lyondell and LCW; and payment of certain debt issuance costs.

   Cash used in other financing activities in 1998 consisted primarily of $59 million used to repurchase Lyondell common stock. From time to time Lyondell purchases its shares in the market to issue under Lyondell's employee compensation and benefits plans, including stock option and restricted stock plans. In addition, in the second quarter of 1998 Lyondell completed a stock buyback program authorized in September 1997. A total of 2,567,051 shares were purchased under the program for $75 million.

   Lyondell paid regular quarterly dividends of $.225 per share of common stock in 1998 and the first quarter of 1999.

 Debt

   As of March 31, 1999, Lyondell had outstanding consolidated debt of $6.9 billion and equity of $0.5 billion. Substantially all of the debt was incurred in July 1998 under the credit facility for the purpose of acquiring LCW or was assumed as part of the acquisition. See "Description of Indebtedness--Credit Facility" for a description of the credit facility.

   In addition, as of March 31, 1999, Equistar, LCR and Lyondell Methanol had, in the aggregate, outstanding debt of approximately $3.1 billion and equity of approximately $4.5 billion. The ability of the joint ventures to distribute cash to Lyondell is reduced by their respective debt service obligations. Furthermore, a default under certain joint venture debt agreements would constitute a cross-default under Lyondell's credit facility. Lyondell also remains liable on approximately $713 million of debt for which primary responsibility was assumed by Equistar in connection with its formation. See "Description of Indebtedness--Joint Venture Debt" for a description of debt of the joint ventures.

   The credit facility requires Lyondell to retire $1.25 billion of the debt by June 30, 1999 and the original terms of the credit facility required Lyondell to issue $1.25 billion of equity or equity-linked securities by July 23, 1999. At the time the credit facility was arranged in July 1998, Lyondell intended to promptly issue $1.25 billion or more of equity or equity-linked securities to satisfy both these requirements. The credit facility requires Lyondell to retire an additional $2.0 billion of debt by June 30, 2000. Lyondell anticipated that a combination of operating cash flows and proceeds to Lyondell from the then-planned LCR refinancing, together with a planned offering of debt securities, would be used to repay or refinance the debt due in June 2000.

   However, Lyondell postponed its plans for a fall 1998 securities offering as a result of adverse changes in capital market conditions that began in August 1998. In addition, the cyclical downturn in commodity chemicals adversely affected both Lyondell's operating results and the market valuation of its common stock. In late 1998, LCR's refinancing plans were postponed for reasons discussed in "Description of Indebtedness--Joint Venture Debt--LCR Debt." The postponement of the $1.25 billion equity offering and related debt paydown, combined with the decline in recent and projected operating results, could have made it more difficult for Lyondell to remain in compliance with certain financial ratio requirements contained in the credit facility as those ratios became more restrictive under the original terms.

   As a result of all the foregoing, Lyondell is amending its credit facility to, among other things, substantially reduce the requirements for sale of equity and ease the financial ratio requirements. Effectiveness of the credit facility amendments and completion of this offering of common stock and the issuance of secured and subordinated notes are conditioned on each other. Additional information about the credit facility amendments is contained under "Description of Indebtedness--Credit Facility Amendments." Proceeds of this offering and concurrent financing activity will be used to pay in full the June 30, 1999 and June 30, 2000 credit facility maturities. To reduce its debt, Lyondell is looking to the cash flow of its businesses, potential joint ventures involving strategic assets, new equity capital, working capital initiatives, potential asset sales, refinancing programs and other cash generating opportunities. Lyondell continues to believe that repositioning its balance sheet to achieve an investment grade rating over time is an important objective.

   The ability of Lyondell to meet its debt obligations, finance its capital expenditure needs, maintain its dividend rate and comply with the covenants and financial requirements in the credit facility will generally depend on the future performance of Lyondell and the availability and terms of additional financing or alternative means to repay and refinance bank debt. These factors, in turn, are affected by relevant prevailing economic, competitive and market conditions and other factors beyond Lyondell's control. The breach of any of the covenants or financial requirements in the credit facility could result in a default, which would permit the lenders to declare the loans immediately payable and to terminate future lending commitments, and would also result in an acceleration of Lyondell's other debt.

   Lyondell believes that cash balances, cash generated from operating activities, and funds from financing activities and lines of credit will be adequate to meet anticipated future cash requirements for scheduled debt repayments, necessary capital expenditures and dividends. See "Risk Factors."

   Under Internal Revenue Code Sections 338 (g) and (h)(10), Lyondell and the former majority stockholder of LCW agreed to elect to step-up the United States tax bases of LCW's net assets. This will result in significant increased depreciation and amortization with attendant United States tax savings. The total value of these savings is expected to be between $800 million and $1 billion over time.

                          Description of Indebtedness

Credit Facility

   In July 1998, Lyondell acquired all the outstanding shares of common stock of LCW for $6.5 billion, which included $5.6 billion for the purchase of common stock and the assumption or refinancing of approximately $870 million in debt, net of cash. Following the acquisition, LCW became a wholly owned subsidiary of Lyondell. Funding for the acquisition, the repayment of certain Lyondell and LCW debt and related fees and expenses was provided through the $7 billion credit facility. The credit facility consists of a 5-year revolving credit facility of up to $500 million to be used for general corporate purposes and four separate term loans. Lyondell pledged the stock of some of its subsidiaries and its rights to distributions from certain existing joint ventures as collateral under the credit facility. No amounts to date have been funded under the revolving credit facility. As of March 31, 1999, the principal amounts outstanding, then-current interest rates and maturity dates of the term loans were as follows:

                           Principal
                             Amount         Current
       Term Loan          Outstanding    Interest Rate          Maturity
       ---------         -------------- --------------- ------------------------
Term Loan A............. $1.850 billion LIBOR plus 2.0% June 30, 2003
                                                        (amortized over 5 years)
Term Loan B............. $1.187 billion LIBOR plus 2.5% June 30, 2005
                                                        (amortized over 7 years)
Term Loan C............. $1.250 billion LIBOR plus 2.0% June 30, 1999
Term Loan D............. $2.000 billion LIBOR plus 2.0% June 30, 2000

 Existing Covenants

   Under the existing covenant provisions of the credit facility, Lyondell has agreed to, among other things, maintain certain specified financial ratios and consolidated net worth, not make certain distributions with respect to Lyondell's capital stock, not make certain investments, not allow its subsidiaries to incur certain types and amounts of debt, and to use its best efforts to maintain certain ownership interests in certain of its existing joint ventures and to ensure that certain of its existing joint ventures maintain specified capital expenditure and debt levels and cash distribution policies. Lyondell is in compliance with each of its financial covenants as of March 31, 1999.

Credit Facility Amendments

   Lyondell is amending its credit facility to eliminate the requirement to issue $1.25 billion in equity or equity-linked securities by July 23, 1999 and to allow for the issuance of up to an additional $2.9 billion of senior secured debt. The terms and conditions of the credit facility amendments are substantially similar to those set forth in the existing credit facility, except as described below.

 Conditions Precedent

   The effectiveness of the credit facility amendments is conditioned upon, among other things, the issuance by Lyondell of:

   (1) not less than $350 million in gross proceeds (total cash proceeds before discounts, commissions and expenses) of Lyondell common stock;

   (2) not less than $500 million in gross proceeds of senior subordinated debt securities; and

   (3) senior secured debt securities in the amount of not less than $1 billion in gross proceeds less the proceeds from the issuance of senior subordinated debt securities referred to in clause (2) above.

   This offering and the concurrent sale of secured and subordinated notes are expected to fulfill the conditions precedent to the effectiveness of the credit facility amendments.

 Covenants

   The material covenants in the credit facility remain in full force and effect with the following primary exceptions and additions:

  (1) certain financial covenants of Lyondell, including the required ratio of debt to adjusted EBITDA and the fixed charge coverage ratio, have been relaxed; and

  (2) Lyondell is released from its obligation to issue at least $1.25 billion in gross proceeds of equity or equity-linked securities by July 23, 1999. Following this offering and the concurrent sales of notes, the credit facility will require Lyondell to issue approximately $670 million of additional subordinated notes (or more junior securities) by June 2002. This $670 million requirement would be reduced by $2 for every $1 of common stock issued after this offering or issued upon exercise of the overallotment option in this offering and would be eliminated if Lyondell achieves either (a) a total debt to adjusted EBITDA ratio (as defined in the credit facility amendments) of 3.0 to
      1.0 or (b) a rating for its senior unsecured debt of BB by Standard & Poor's and Ba2 by Moody's.

 Interest Rate Increase

   The interest rates for the term loans under the credit facility after this offering will be as set forth below.

            Term Loan     Interest Rate
            ---------    ----------------
            Term Loan A  LIBOR plus 3.25%
            Term Loan B  LIBOR plus 3.75%
            Term Loan C  LIBOR plus 3.50%
            Term Loan D  LIBOR plus 3.50%

   Lyondell intends to repay all outstanding principal under Term Loan C and Term Loan D and to partially repay Term Loan A and Term Loan B using the proceeds of this offering and the refinancing of the credit facility. See "Use of Proceeds." At such time as Lyondell completes the issuance of additional junior securities as described above, or it improves the public ratings for its senior debt or achieves required financial ratios as described above, the interest rate for the revolver and Term Loan A will be reduced by 0.25%.

 New Term Loan E and Term Loan F

   Lyondell has received commitments for an additional $1 billion of credit under new Term Loan E and Term Loan F. The $850 million Term Loan E will bear interest at LIBOR plus 3.875%. Term Loan E will mature on June 30, 2006 and will require only nominal principal payments prior to September 30, 2005. The $150 million Term Loan F will bear interest at LIBOR plus 3.50%. Term Loan F will mature on December 31, 2003 and will require only nominal principal payments prior to December 31, 2002.

 Additional Security

   The credit facility, as amended, will be secured by personal property of Lyondell and LCW, a pledge of the stock of substantially all domestic subsidiaries directly owned by Lyondell and LCW and 65% of the stock of foreign subsidiaries directly owned by Lyondell and LCW, and the property, plant and equipment for certain of Lyondell's and LCW's facilities located in Texas and Louisiana.

LCW (ARCO Chemical) Debentures

   LCW (ARCO Chemical) has the following outstanding debentures:

  .  $200.0 million of 9.90% debentures due 2000

  .  $100.0 million of 9.375% debentures due 2005

  .  $100.0 million of 10.25% debentures due 2010

  .  $224.0 million of 9.80% debentures due 2020

Concurrently with the effectiveness of the credit facility amendments, the debentures will be secured by equal and ratable liens on some of the assets that will secure other secured debt of Lyondell, including amounts outstanding under the senior secured notes and the credit facility, as amended. The indentures for these debentures contain customary covenant provisions pertaining to, among other things, limitations on liens and sale and leaseback transactions.

Concurrent Private Placement of Notes

   Lyondell intends to privately place $1.9 billion of senior secured notes and $500 million of senior subordinated notes. Closing of the sale of the common stock is subject to, among other things, the closing of the private placement of notes. The notes have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration in the United States or an applicable exemption from the registration requirements.

   Upon the occurrence of certain events constituting a change of control of Lyondell, holders of the notes will have the right to require Lyondell to purchase their notes. Furthermore, under certain circumstances, Lyondell may become obligated to offer to purchase all or a portion of the notes with the proceeds of certain asset sales.

   The indentures governing the notes contain other covenants limiting or restricting Lyondell's ability and the ability of its subsidiaries to:

  . incur additional debt or issue subsidiary preferred stock;

  . increase dividends on its capital stock;

  . redeem or repurchase its subsidiary stock or repurchase its subordinated debt;

  . engage in transactions with affiliates, except on an arms-length basis;

  . create liens or engage in sale and leaseback transactions;

  . make some types of investments and sell assets; and

  . consolidate or merge with, or sell substantially all its assets to, another person.

   Some of these covenants will no longer be applicable if the notes are rated investment grade.

Joint Venture Debt

 Equistar Debt

   In February 1999, Equistar completed a $900 million private placement of 5 and 10-year notes, the proceeds of which were used to refinance existing Equistar debt. Proceeds were or are being used to repay in its entirety Equistar's $205 million outstanding capital lease obligation relating to its Corpus Christi, Texas facility, to retire at maturity $150 million aggregate principal amount of 10.00% Notes due in June 1999 (for which Lyondell is a co-obligor), to repay approximately $152 million remaining outstanding under Equistar's credit agreement and to refinance outstanding borrowings under its 5-year working capital facility. As of March 31, 1999, the principal amounts outstanding, then-current interest rates and maturity dates of the debt obligations of Equistar were as follows:

             Debt                   Principal Amount Outstanding  Current Interest Rate        Maturity
             ----                   ----------------------------  ---------------------        --------
Notes and medium-term notes (a)..           $713 million         Fixed rates ranging from Various dates from
                                                                 6.5% to 11.3%;           June 1999 to
                                                                 weighted average equal   February 2026
                                                                 to 8.6%
5-year revolving credit facility..          $750 million         LIBOR plus 0.5%          November 2002
Notes due 2004................              $300 million         8.50%                    February 2004
Notes due 2009................              $600 million         8.75%                    February 2009

--------
(a) Lyondell remains liable on $713 million of debt assumed by Equistar in connection with its formation, though Equistar has agreed to be primarily liable for this debt. Upon repayment of $150 million of the 10.00% Notes due in June 1999, this Equistar debt (and Lyondell's contingent obligation) will be reduced to $563 million.

 Equistar Covenants

   Under the covenant provisions of its 5-year revolving credit facility, Equistar has agreed to, among other things, maintain certain specified financial ratios, not create certain liens on its property or assets, not enter into certain sale and leaseback transactions, not allow its subsidiaries to incur certain types of debt or issue certain types of preferred stock, not use the proceeds of its credit facility for certain purposes, not change its or its subsidiaries' line of business and not enter into agreements restricting the ability of certain of its subsidiaries to pay distributions or dividends. Equistar is in compliance with each of its financial covenants as of March 31, 1999. The ability of Equistar to meet its debt service obligations and to comply with the covenants and financial requirements in its credit facility will largely depend on the future performance of Equistar and the availability of additional financing to repay and refinance bank debt, both of which will be subject to prevailing economic, market and competitive conditions and to other factors beyond Equistar's control. The breach by Equistar of any of the covenants or financial requirements in its credit facility could result in a default, which would permit the lenders to declare the loans immediately payable and to terminate future lending commitments.

 LCR Debt

   As of March 31, 1999, the principal amounts outstanding, then-current interest rates and maturity dates of the debt obligations of LCR were as follows:

          Debt            Principal Amount Outstanding  Current Interest Rate     Maturity
          ----            ----------------------------  ---------------------     --------
Construction loan
 payable to bank........          $450 million         LIBOR plus 0.55%        May 2000
Loans payable to                  $231 million         LIBOR plus basis points July 1, 2003
 Lyondell...............                               consistent with a BBB+
                                                       issuer
Loans payable to CITGO..          $ 36 million         LIBOR plus basis points July 1, 2003
                                                       consistent with a BBB+
                                                       issuer
$70 million revolving
 credit agreement.......          $ 29 million         LIBOR plus 0.55%        April 28, 2000

   In late 1998, LCR postponed a planned debt refinancing. The postponement was due to unfavorable bond market conditions and political change in Venezuela associated with the recent presidential elections. The proceeds of such refinancing would have been used to repay third party construction loans and subordinated loans made to LCR by Lyondell and CITGO with any remaining cash distributed to the partners. LCR intends to pursue the refinancing as soon as practical.

 LCR Covenants

   Under the covenant provisions of its credit agreements, LCR has agreed to, among other things, maintain certain specified financial ratios, not enter into certain transactions with affiliates, not make certain investments, not create certain liens, not make certain distributions or repurchases on its capital stock, not allow its subsidiaries to incur certain types and amounts of debt, not enter into certain asset sales and not take certain specified actions with respect to its crude supply agreement, products purchase agreement or certain of LCR's formation documents. LCR is in compliance with each of its financial covenants as of March 31, 1999. The ability of LCR to meet its debt service obligations and to comply with the covenants and financial requirements in its credit agreement will largely depend on the future performance of LCR and the availability of additional financing to repay and refinance bank debt, both of which will be subject to prevailing economic, market and competitive conditions and to other factors beyond LCR's control. The breach by LCR of any of the covenants or financial requirements in its credit agreement could result in a default, which would permit the lenders to declare the loans immediately payable and to terminate future lending commitments.

                           Forward-Looking Statements

   This prospectus supplement includes forward-looking statements. Although Lyondell believes the expectations reflected in such forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties, and there are no assurances that such expectations will prove to be correct. The actual results obtained by Lyondell could differ materially from those anticipated in these forward-looking statements as a result of certain factors, many of which are beyond Lyondell's or its joint ventures' ability to control or predict, including:

  . the cyclical and highly competitive nature of the chemical and refining industries;

  . uncertainties associated with the United States and worldwide economies;

  . current and potential governmental regulatory actions in the United
    States and other countries;

  . substantial chemical capacity additions resulting in oversupply and declining prices and margins;

  . raw material costs or supply arrangements;

  . Lyondell's ability to implement cost reductions; and

  . operating interruptions (including leaks, explosions, fires, mechanical failure, labor difficulties, unscheduled downtime, transportation interruptions, spills and releases, and other environmental risks).

   Lyondell undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. You are cautioned against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

                                    Business

   Our annual report on Form 10-K for the year ended December 31, 1998 contains a description of our businesses. Set forth below is a discussion of our strategy for intermediate chemicals and derivatives, petrochemicals and polymers, refining and methanol.

                          Business Segment Strategies

Intermediate Chemicals and Derivatives (Lyondell/LCW)

 PO and its Derivatives

   Lyondell intends to maintain its leading market positions in its major products. It intends to be a major participant in the global growth of PO, urethanes and performance chemicals, building from its strengths in technology, manufacturing, marketing and access to raw materials.

   Over the past 25 years, the annual global industry growth rate for PO and its derivatives has averaged approximately 5 percent. Lyondell expects similar growth to continue into the future. Based on published data, global demand for PO was estimated at approximately 8.7 billion pounds in 1998. Approximately 90 percent of that volume was consumed in the manufacture of three families of PO derivatives products: polyols, PG and PGE. The remainder was consumed in the manufacture of a growing segment of performance-based products, as well as BDO and its derivatives. Lyondell intends to increase both its overall production of PO and its production of PO derivatives, while continuing its participation in the PO merchant market, an important source of revenue and profit for Lyondell.

   Lyondell is a major participant in the global urethanes chemicals market through its production of polyols and TDI. Lyondell's strategy is to grow its urethanes business using its proprietary Impact(TM) polyols processing technology first introduced in 1995. This technology offers significant cost savings in the production of conventional polyols products. It is also key to the development of new, superior quality products for markets such as footwear, carpet backing and spandex. To date, Lyondell has been granted 66 patents and has over 34 patents pending for this technology. Lyondell plans to retrofit most of its polyols production facilities to utilize Impact(TM) technology over the next five years.

   Lyondell has the only PO-based processing route to BDO. This efficient proprietary technology provides Lyondell with a competitive advantage in the rapidly expanding markets for BDO and its derivatives. BDO and its derivatives represent a global market growing at 7 percent per year and provide access to markets such as pharmaceuticals, personal care products, fibers and high performance coatings.

   The co-products produced from Lyondell's two PO processes are TBA and styrene monomer. Lyondell's strategy is to maximize earnings contribution from these products.

 Cost Savings

   In late 1997 LCW initiated a restructuring program designed to simplify its organization, streamline operations and reduce costs. Lyondell expects to achieve these cost savings by the end of 1999. Lyondell's management believes that it will be able to realize additional cost savings through overhead consolidation, manufacturing and purchasing efficiencies, reduced transportation costs and raw materials integration with Equistar.

Petrochemicals and Polymers (Equistar)

   Equistar intends to maximize its vertical integration opportunities with Lyondell, increase its production and sales of higher value products, and continue its ongoing cost reduction activities.

   The formation of Equistar provided significant vertical integration for Lyondell's ethylene production. Prior to the formation of Equistar, approximately 35 percent of Lyondell's ethylene was utilized internally, with the remainder sold into the merchant market. Following the addition of the Occidental assets to Equistar in May 1998, approximately 75 percent of Equistar's ethylene production is used internally to make higher value polyethylene or ethylene oxide and derivatives. This vertical integration stabilizes earnings by helping to reduce volumetric fluctuations.

   The creation and subsequent expansion of Equistar were driven by the opportunity to reduce costs significantly and realize revenue enhancements that were not possible for the Equistar partners on a stand-alone basis. Equistar intends to achieve synergy targets and reduce costs by: optimizing its processing units for improved on-stream time and increased throughput capability, maximizing the value of its feedstock flexibility and olefins co-products production, lowering distribution costs through volume leverage, and reducing raw materials and other procurement costs. Equistar expects to achieve significant synergies and cost savings by the end of the year 2000.

   Equistar is focused on capital projects designed to lower its operating costs. It is currently undertaking cost efficient expansions of its value-added product lines such as high and medium molecular weight high density polyethylene film resins, value and specialty injection molding resins, and wire and cable resins. These capacity expansions are intended to support Equistar's expected increase in production and sales volumes for these products.

 Petrochemicals

   Equistar's business strategy for its petrochemicals business is to derive maximum value from its internal integration, as well as with Lyondell, and to improve its low cost position. Management of Lyondell intends to use Equistar's production of propylene, ethylene, benzene and methanol as key feedstocks for Lyondell's intermediate chemicals and derivatives business. Equistar will continue to pursue joint ventures as the preferred method to add olefins production capacity when needed and will aggressively pursue research on alternative olefins feedstock technology to reduce the costs of raw materials. In addition, Equistar intends to improve its low cost position by increasing its ability to use low cost heavy feedstocks, maximizing olefins co-product production, and reducing raw materials and product delivery costs.

 Polymers

   Equistar will promote growth in polymers by targeting value-added markets that provide attractive margins and above average growth rates. In late 1998 Equistar completed a 125 million-pound expansion at its Victoria, Texas facility. A 480 million-pound expansion of its Matagorda, Texas facility is expected to be completed in the third quarter of 1999. These expansions will provide necessary capacity for the high and medium molecular weight high density polyethylene market. These are areas in which Equistar has a leading market position and for which demand is growing at 2 to 3 percent above average polyethylene growth.

   Equistar continues to pursue technological innovation for its polymers segment in order to create new polymers products. With the recent addition of the Occidental assets to Equistar in May 1998, Lyondell benefits from access to its processing technologies. To date, Equistar has received eight fundamental patents and has nine patents pending for its single-site catalyst technology. This technology is expected to lead to the development of higher value polymers products with enhanced performance characteristics, such as improved puncture resistance, impact strength and clarity.

Refining (LCR)

   LCR's business strategy focuses on improving its ability to process low cost, extra heavy crude oil in the coking mode, thereby enabling LCR to capitalize on the favorable economics of its crude supply agreement and to increase profitability with little additional fixed cost. LCR has already demonstrated its ability to exceed the refinery's designed throughput of 230,000 barrels per day of extra heavy crude oil in the coking mode. Peak coking rates of approximately 270,000 barrels per day have been achieved and LCR is developing a plan to increase the refinery's capability to process up to 300,000 barrels per day with modest capital investment and minimal changes to the refinery's fixed cost structure. This capability, when coupled with LCR's advantageous formula-priced long-term crude supply agreement with PDVSA, helps to stabilize earnings and cash flow. In addition to increasing throughput capacity, LCR is improving its profitability by increasing its yield of high value products produced per barrel of crude processed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--First Quarter 1999 Compared to Fourth Quarter 1998--Refining."

   Lyondell seeks to position the LCR refinery in the top quartile of the industry in cost structure. LCR continues to improve its low cost position through aggressive energy conservation programs, improving its yields to increase operational efficiency and improving equipment reliability to maximize throughput and minimize downtime. LCR has reduced its number of employees in connection with its new labor agreement and will outsource non-core activities.

Methanol (Lyondell Methanol)

   Lyondell Methanol's strategy is to achieve efficient, low cost operations. Lyondell Methanol intends to reduce feedstock costs, increase contract sales, implement cost reduction technologies and techniques, maximize the chemical efficiency of its processes through research into alternative feedstocks and achieve vertical integration with Lyondell's other businesses.

   You are cautioned that Lyondell's ability to undertake and fund the business strategies described above will be affected by a variety of factors, some of which are beyond Lyondell's control. See "Forward-Looking Statements" on page S-40.

                                    Products

   The following charts show the products produced by Lyondell, Equistar and LCR, including the location of manufacturing facilities, capacity, major competitors and primary uses. "Capacity" represents rated capacity at January 1, 1999. Rated capacity is calculated by estimating the number of days in a typical year that a production plant is expected to operate after allowing for downtime for regular maintenance and multiplying that number by an amount equal to the unit's optimal daily output based on the design feedstock mix. Because the rated capacity of a production unit is an estimated amount, actual production values may be more or less than rated capacity. Capacity shown for Equistar is 100 percent of the capacity of Equistar, of which Lyondell owns a 41 percent interest. Capacity shown for LCR is 100 percent of the capacity of LCR, of which Lyondell owns a 58.75 percent interest.

                  LYONDELL PRODUCTS AND PRODUCTION FACILITIES

----------------------------------------------------------------------------------------------------------------
                                                                                                      Major
     Key Products           Capacity       Primary Uses             Where Produced                 Competitors
----------------------------------------------------------------------------------------------------------------
Propylene Oxide          3.85 billion   PO is a key              Channelview, Texas               Dow Chemical
                         pounds per     component of             Bayport, Texas                   Shell Chemical
                         year           polyols, PG, PGE         Fos-sur-Mer, France Rotterdam,   Huntsman
                                        and BDO.                 The Netherlands Chiba, Japan
----------------------------------------------------------------------------------------------------------------
Polyols                  1.47 billion   Polyols are used to      Institute, West Virginia         Dow Chemical
                         pounds per     produce flexible         South Charleston, West Virginia  Bayer AG
                         year           foam for automotive      Channelview, Texas               BASF AG
                                        seating and home         Fos-sur-Mer, France              Shell Chemical
                                        furnishings,             Rieme, Belgium
                                        coatings,                Anyer, Indonesia
                                        adhesives, sealants      Kaohsiung, Taiwan
                                        and elastomers.
----------------------------------------------------------------------------------------------------------------
Toluene Diisocyanate     250 million    TDI is combined          Lake Charles, Louisiana          Bayer AG
 (TDI)                   pounds per     with polyols to          Pont de Claix, France            BASF AG
                         year/1/        produce flexible         Lille, France
                                        foam for automotive
                                        seating and home
                                        furnishings,
                                        coatings,
                                        adhesives, sealants
                                        and elastomers.
----------------------------------------------------------------------------------------------------------------
Propylene Glycol (PG)    960 million    PG is used to            Bayport, Texas                   Dow Chemical
                         pounds per     produce unsaturated      Fos-sur-Mer, France
                         year           polyester resins         Rotterdam, The Netherlands
                                        for bathroom
                                        fixtures and boat
                                        hulls; lower
                                        toxicity
                                        antifreeze,
                                        coolants and
                                        aircraft deicers;
                                        and cosmetics and
                                        cleaners.
----------------------------------------------------------------------------------------------------------------
Propylene Glycol Ethers  300 million    PGE is used as a         Bayport, Texas                   Dow Chemical
 (PGE)                   pounds per     lower toxicity           Rotterdam, The Netherlands
                         year           solvent for paints,
                                        coatings and
                                        cleaners.
----------------------------------------------------------------------------------------------------------------
Butanediol (BDO)         120 million    BDO is used in the       Channelview, Texas               BASF AG
                         pounds per     manufacture of                                            ISP
                         year           engineering resins,                                       SISAS
                                        films, personal
                                        care products,
                                        pharmaceuticals,
                                        coatings, solvents
                                        and adhesives.
----------------------------------------------------------------------------------------------------------------
Tertiary Butyl           58,500 barrels TBA is a key             Bayport, Texas                   Saudi Basic
 Alcohol (TBA)--  fuel   per day        component of MTBE.       Fos-sur-Mer, France               Industries
 oxygenates: Methyl                     MTBE is a gasoline       Rotterdam, The Netherlands       Corp.  (SABIC)
 tertiary butyl ether                   component for                                             Huntsman
 (MTBE)                                 reducing emissions                                        Shell Chemical
                                        in reformulated                                           Exxon
                                        gasolines and
                                        enhancing octane
                                        value.

                                                                            Major
 Key Products       Capacity       Primary Uses       Where Produced     Competitors
--------------------------------------------------------------------------------------
Styrene Monomer  3.65 billion   Styrene monomer is  Channelview,        Shell Chemical
                 pounds per     used to produce     Texas/2/            Dow Chemical
                 year           plastics, such as   Chiba, Japan/3/     Nova Chemicals
                                expandable                              BASF AG
                                polystyrene for                         Sterling
                                packaging, foam                         Chemical
                                cups and                                Chevron
                                containers,
                                insulation products
                                and durables and
                                engineering resins.


  Lyondell's research and technical facilities are located in Newtown Square, Pennsylvania, South Charleston, West Virginia, Villers Saint Paul, France and Singapore.
--------
/1/ Does not include supply reserved under long-term supply agreements with Rhone-Poulenc that entitle Lyondell to all of the TDI output of Rhone-Poulenc's two plants in France.
/2/ Lyondell has committed 1.5 billion pounds of styrene monomer capacity through long-term processing arrangements.
/3/  Owned by Nihon Oxirane Co., Ltd., Lyondell's joint venture in Japan.

                  EQUISTAR PRODUCTS AND PRODUCTION FACILITIES

-------------------------------------------------------------------------------
  Key                                                                Major
Products    Capacity       Primary Uses       Where Produced      Competitors
--------------------------------------------------------------------------------
                                 Petrochemicals
--------------------------------------------------------------------------------
Ethylene   11.5 billion   Ethylene is used as Channelview, Texas  Exxon
           pounds per     a feedstock to      Chocolate Bayou,    Dow Chemical
           year           manufacture         Texas               Shell Chemical
                          polyethylene, EO,   Clinton, Iowa
                          ethylene dichloride Corpus Christi,
                          and ethylbenzene.   Texas
                                              LaPorte, Texas
                                              Lake Charles,
                                              Louisiana
                                              Morris, Illinois
--------------------------------------------------------------------------------
Propylene  5.0 billion    Propylene is used   Channelview, Texas  Shell Chemical
           pounds/1/ per  to produce          Chocolate Bayou,    Phillips
           year           polypropylene,      Texas               Petroleum
                          acrylonitrile and   Clinton, Iowa       Exxon
                          propylene oxide.    Corpus Christi,
                                              Texas
                                              LaPorte, Texas
                                              Lake Charles,
                                              Louisiana Morris,
                                              Illinois
--------------------------------------------------------------------------------
Butadiene  1.2 billion    Butadiene is used   Channelview, Texas  Shell Chemical
           pounds per     to manufacture      Chocolate Bayou,    Huntsman
           year           styrene butadiene   Texas               Texas
                          rubber and          Corpus Christi,     Petrochemicals
                          polybutadiene       Texas
                          rubber, which are
                          used in the
                          manufacture of
                          tires, hoses,
                          gaskets and other
                          rubber products.
                          Butadiene is also
                          used in the
                          production of
                          paints, adhesives,
                          nylon clothing,
                          carpets and
                          engineered
                          plastics.
--------------------------------------------------------------------------------
Benzene    301 million    Benzene is used to  Channelview, Texas  Amoco
           gallons per    produce styrene,    Chocolate Bayou,    Chemicals
           year           phenol and          Texas               Exxon
                          cyclohexane. These  Corpus Christi,     Mobil
                          products are used   Texas               Chevron
                          in the production
                          of nylon, plastics,
                          rubber and
                          polystyrene.
                          Polystyrene is used
                          in insulation,
                          packaging and drink
                          cups.
--------------------------------------------------------------------------------
Toluene    66 million     Toluene is used as  Channelview, Texas  Exxon
           gallons per    an octane enhancer  Chocolate Bayou,    Mobil
           year           in gasoline, as a   Texas               Chevron
                          chemical feedstock
                          for benzene
                          production, and a
                          core ingredient in
                          TDI, a compound in
                          urethane
                          production.

                                 Petrochemicals

--------------------------------------------------------------------------------------------
                                                                                  Major
    Key Products          Capacity       Primary Uses       Where Produced     Competitors
--------------------------------------------------------------------------------------------
Ethylene Glycol        1.0 billion    EG is used to       Beaumont, Texas     Union Carbide
                       pounds per     produce polyester   Pasadena, Texas     Shell Chemical
                       year           fibers and film,                        Huntsman
                                      PET resin, heat
                                      transfer fluids,
                                      paint and
                                      automobile
                                      antifreeze.
--------------------------------------------------------------------------------------------
Ethylene Oxide         1.1 billion    EO is used to       Beaumont, Texas     Union Carbide
 (EO) and Equivalents  pounds per     produce             Pasadena, Texas     Shell Chemical
 (EOE)                 year EOE; 400  surfactants,                            Huntsman
                       million pounds industrial
                       per year as    cleaners,
                       pure EO        cosmetics,
                                      emulsifiers, paint,
                                      heat transfer
                                      fluids and ethylene
                                      glycol (polyester
                                      fibers and film,
                                      polyethylene
                                      terephthalate
                                      ("PET") resin and
                                      antifreeze).
--------------------------------------------------------------------------------------------
Ethylene Oxide         225 million    EO derivatives are  Pasadena, Texas     Dow Chemical
 Derivatives           pounds per     used to produce                         Union Carbide
                       year           paint and coatings,
                                      polishes, solvents
                                      and chemical
                                      intermediates.
--------------------------------------------------------------------------------------------

                                    Polymers

--------------------------------------------------------------------------------------------
High Density              3.4 billion    HDPE is used to      Clinton, Iowa       Exxon
 Polyethylene Alathon(R)  pounds/2/ per  manufacture grocery, Chocolate Bayou,    Phillips
 Petrothene(R)            year           merchandise and      Texas               Chemical
                                         trash bags; food     LaPorte, Texas      Solvay
                                         containers for items Matagorda County,   Polymers
                                         from frozen desserts Texas
                                         to margarine;        Port Arthur, Texas
                                         plastic caps and     Victoria, Texas
                                         closures; liners for
                                         boxes of cereal and
                                         crackers; plastic
                                         drink cups and toys;
                                         dairy crates; bread
                                         trays and pails for
                                         items from paint to
                                         fresh fruits and
                                         vegetables; safety
                                         equipment such as
                                         hard hats; house
                                         wrap for insulation;
                                         bottles for
                                         household/industrial
                                         chemicals and motor
                                         oil;
                                         milk/water/juice
                                         bottles; and large
                                         (rotomolded) tanks
                                         for storing liquids
                                         like agricultural
                                         and lawn care
                                         chemicals.
------------------------------------------------------------------------------------------------
Low Density Polyethylene  1.7 billion    LDPE is used to      Clinton, Iowa       Dow Chemical
 Petrothene(R)            pounds per     manufacture food     LaPorte, Texas      Chevron
 Acrythene(R)             year           packaging films;     Morris, Illinois    Westlake Group
 Utrathene(R)                            plastic bottles for  Pasadena, Texas
                                         packaging food and   Port Arthur, Texas
                                         personal care items;
                                         dry cleaning bags;
                                         ice bags; pallet
                                         shrink wrap; heavy-
                                         duty bags for mulch
                                         and potting soil;
                                         boil-in-bag bags;
                                         coatings on flexible
                                         packaging products;
                                         and coatings on
                                         paper board such as
                                         milk cartons.
                                         Specialized forms of
                                         LDPE are Ethyl
                                         Methyl Acrylate
                                         ("EMA"), which
                                         provides adhesion in
                                         a variety of
                                         applications, and
                                         Ethylene Vinyl
                                         Acetate ("EVA"),
                                         which is used in
                                         foamed sheets, bag-
                                         in-box bags, vacuum
                                         cleaner hoses,
                                         medical tubing,
                                         clear sheet
                                         protectors and
                                         flexible binders.

                                    Polymers

-----------------------------------------------------------------------------------------
                                                                               Major
   Key Products        Capacity       Primary Users      Where Produced     Competitors
-----------------------------------------------------------------------------------------
Linear Low Density  1.1 billion    LLDPE is used to    LaPorte, Texas      Union Carbide
 Polyethylene       pounds per     manufacture garbage Morris, Illinois    Dow Chemical
 Petrothene(R)      year           and lawn-leaf bags;                     Exxon
                                   housewares; lids                        Mobil Chemical
                                   for coffee cans and
                                   margarine tubs; and
                                   large (rotomolded)
                                   toys like outdoor
                                   gym sets.
-----------------------------------------------------------------------------------------
Polypropylene       680 million    Polypropylene is    Morris, Illinois    Montell
 KromaLon(R)        pounds per     used to manufacture Pasadena, Texas     FINA
 Petrofil(R)        year           fibers for carpets,                     Huntsman
 Petrothene(R)                     rugs and                                Amoco
 KromaLux(R)                       upholstery;                             Chemicals
 KromaTex(R)                       housewares;
 Flexathene(R)                     automotive battery
                                   cases; automotive
                                   fascia, running
                                   boards and bumpers;
                                   grid-type flooring
                                   for sports
                                   facilities; fishing
                                   tackle boxes; and
                                   bottle caps and
                                   closures.


   Equistar's research facilities are located in Cincinnati, Ohio; Matagorda, Texas and Plano, Texas.
--------
1 Does not include refinery grade material or production from the product flexibility unit at Equistar's Channelview, Texas facility, which can convert ethylene and other light petrochemicals into propylene and has a current rated capacity of 1.0 billion pounds per year of propylene.

2 Equistar increased its HDPE capacity by approximately 125 million pounds in 1998. A 480 million pound HDPE resin expansion project at the Matagorda, Texas facility has a targeted start-up in the third quarter of 1999. The idling of the Port Arthur, Texas facility effective March 31, 1999 has resulted in a decrease in capacity of 300 million pounds of rated capacity per year.

                     LCR PRODUCTS AND PRODUCTION FACILITIES

--------------------------------------------------------------------------------------
     Key Products            Capacity             Primary Uses          Where Produced
--------------------------------------------------------------------------------------
  Gasoline/1/         120,000 barrels per    Automotive fuel.           Houston, Texas
                      day
--------------------------------------------------------------------------------------
  Diesel/1            75,000 barrels per     Fuel for diesel cars       Houston, Texas
   / (#2 Distillate)  day                    and trucks.
--------------------------------------------------------------------------------------
  Jet Fuel/1/         22,000 barrels per     Aviation fuel.             Houston, Texas
                      day
--------------------------------------------------------------------------------------
  Benzene/2/          50 million gallons     Nylon for clothing         Houston, Texas
                      per year               and consumer items;
                                             polystyrene for
                                             insulation, packaging
                                             and drink cups.
--------------------------------------------------------------------------------------
  Toluene/3/          37 million gallons     Gasoline component         Houston, Texas
                      per year               and chemical
                                             feedstock for
                                             producing benzene.
--------------------------------------------------------------------------------------
  Paraxylene/3/       400 million pounds     Polyester fibers for       Houston, Texas
                      per year               clothing and fabrics,
                                             PET soft drink
                                             bottles and films for
                                             audio and video tape.
--------------------------------------------------------------------------------------
  Orthoxylene/3/      270 million pounds     Plasticizer in             Houston, Texas
                      per year               products such as
                                             rainwear, shower
                                             curtains, toys and
                                             auto upholstery and
                                             an intermediate in
                                             paints and
                                             fiberglass.
--------------------------------------------------------------------------------------
  Lube Oils/1/        4,000 barrels per day  Automotive and             Houston, Texas
                                             industrial engine and
                                             lube oils, railroad
                                             engine additives and
                                             white oils for food-
                                             grade applications.


--------
/1/  Produced by LCR and sold to CITGO.
/2/  Produced by LCR and sold to Equistar.
/3/  Produced by LCR and marketed for LCR by Equistar.

                                   Management

   The following table sets forth certain information with respect to the directors, executive officers and certain other key executives of Lyondell and its joint ventures as of February 1, 1999:

                             Directors of Lyondell

                                          Business Experience During Past Five
  Name, Age and Present Position          Years and Period Served as Officer
         with Lyondell                    or Director
--------------------------------------    -------------------------------------

William T. Butler, 66................     Dr. Butler has served as Chairman of
Chairman of the Board of Directors        the Board of Directors of Lyondell
                                          since June 30, 1997 and as a
                                          Director of Lyondell since January
                                          1989. He has been Chancellor of
                                          Baylor College of Medicine since
                                          January 1996. Dr. Butler was
                                          President and Chief Executive
                                          Officer of Baylor College of
                                          Medicine from 1979 until January
                                          1996. Dr. Butler is also a Director
                                          of C. R. Bard, Inc. and Browning-
                                          Ferris Industries Inc.

Carol Anderson, 52...................     Ms. Anderson was elected to the
Director                                  Board of Directors of Lyondell in
                                          October 1998. She is Managing
                                          Director of TSG International, a
                                          subsidiary of The Springland Group.
                                          From 1993 until 1998, Ms. Anderson
                                          served as Managing Director of
                                          Merrill International, Ltd. Ms.
                                          Anderson is also a Director of The
                                          Stroh Brewery Co., The Stroh
                                          Companies and Merrill International,
                                          Ltd.

Travis Engen, 54.....................     Mr. Engen has served as Director of
Director                                  Lyondell since April 1995. He has
                                          been Chairman, President and Chief
                                          Executive of ITT Industries, Inc. (a
                                          diversified manufacturing company)
                                          since December 1995. Previous to
                                          this position, he was Executive Vice
                                          President and a member of the
                                          Management Policy Committee of ITT
                                          Corporation from 1991 to December
                                          1995. Mr. Engen is also a Director
                                          of Alcan Aluminum Limited.

Stephen F. Hinchliffe, 65............     Mr. Hinchliffe has served as
Director                                  Director of Lyondell since March
                                          1991. He has been Chairman of the
                                          Board and Chief Executive Officer of
                                          BHH Management, Inc., the managing
                                          partner of Leisure Group, Inc. (a
                                          manufacturer of consumer products)
                                          since 1988.

Dudley C. Mecum II, 63...............     Mr. Mecum has been a Director of
Director                                  Lyondell since January 1989. He has
                                          been the Managing Director of
                                          Capricorn Holdings LLC (a firm
                                          specializing in leveraged buyouts)
                                          since July 1997. Previous to this
                                          position, he was a Partner with the
                                          merchant banking firm of G. L.
                                          Ohrstrom & Company from

                                          August 1989 until January 1997. Mr.
                                          Mecum is also a Director of
                                          Citigroup, Dyncorp, VICORP
                                          Restaurants, Inc., Fingerhut
                                          Companies, Inc., Travelers Property
                                          Casualty Corporation, Metris
                                          Companies, Inc. and Suburban Propane
                                          LLP.

Frank Savage, 60.....................     Mr. Savage was elected to the Board
Director                                  of Directors of Lyondell in October
                                          1998. He is the Chairman of Alliance
                                          Capital Management International.
                                          From 1988 until 1996, Mr. Savage was
                                          Senior Vice President of The
                                          Equitable Life Assurance Society of
                                          the United States. Mr. Savage served
                                          on the Board of Directors of ARCO
                                          Chemical Company from 1993 until it
                                          was acquired by Lyondell in July
                                          1998. Mr. Savage is a Director of
                                          Alliance Capital Management
                                          Corporation, Alliance Capital
                                          Management International, Lockheed
                                          Martin Corporation and Qualcomm,
                                          Inc.

Dan F. Smith, 52.....................     Mr. Smith was named Chief Executive
Director, President and Chief             Officer and President in December
Executive Officer                         1996. Mr. Smith has been a Director
                                          since 1988. Mr. Smith served as
                                          President and Chief Operating
                                          Officer of Lyondell from 1994 to
                                          December 1996. Prior to 1994, Mr.
                                          Smith held various positions
                                          including Executive Vice President,
                                          Chief Financial Officer of Lyondell,
                                          Vice President, Corporate Planning
                                          of ARCO and Senior Vice President in
                                          the areas of management,
                                          manufacturing, control and
                                          administration for Lyondell and the
                                          Lyondell Division of ARCO. Mr. Smith
                                          is a Director of Cooper Industries
                                          and ChemFirst, Inc.

Paul R. Staley, 69...................     Mr. Staley has been a Director of
Director                                  Lyondell since January 1989. He has
                                          been Chairman of the National Vision
                                          Foundation since August 1994.
                                          Previous to this position, he was
                                          Chairman of the Executive Committee
                                          of the Board of Directors of P. Q.
                                          Corporation (an industry supplier of
                                          silicates) from January 1991 until
                                          August 1994.

                         Executive Officers of Lyondell

Dan F. Smith, 52.....................     See above.
Director, President and Chief
Executive Officer

Van Billet, 44.......................     Mr. Billet was appointed Vice
Vice President and Controller             President and Controller in July
                                          1998. Mr. Billet previously served
                                          as Vice President and Controller of
                                          ARCO Chemical Company since March
                                          1997. He served as Corporate
                                          Controller of ARCO Chemical Company
                                          from July 1993 to January 1995, and
                                          Manager of Planning and Analysis for
                                          Performance Chemicals and Business
                                          Development from January 1995 to
                                          March 1997.

T. Kevin DeNicola, 44................     Mr. DeNicola has been Vice
Vice President, Corporate Development     President, Corporate Development
                                          since April 1998, overseeing
                                          strategic planning and investor
                                          relations. From 1996 until April
                                          1998, Mr. DeNicola was Director of
                                          Investor Relations of Lyondell. Mr.
                                          DeNicola served as Ethylene Products
                                          Manager of Lyondell from 1993 until
                                          1996. Mr. DeNicola also serves as a
                                          member of the owners committees of
                                          both Equistar and LCR.

Edward J. Dineen, 44.................     Mr. Dineen was appointed Senior Vice
Senior Vice President, Urethanes and      President, Urethanes and Performance
Performance Chemicals                     Chemicals in July 1998. Prior to
                                          this position, he served as Vice
                                          President, Performance Products and
                                          Development for ARCO Chemical
                                          Company beginning in June 1997. He
                                          served as Vice President, Planning
                                          and Control for ARCO Chemical
                                          European Operations from 1993 until
                                          his appointment as Vice President,
                                          Worldwide Co-Products and Raw
                                          Materials in 1995.

Morris Gelb, 52......................     Mr. Gelb was appointed to his
Executive Vice President and Chief        current position in December 1998.
Operating Officer                         Previous to this appointment, he
                                          served as Senior Vice President,
                                          Manufacturing, Process Development
                                          and Engineering of Lyondell from
                                          July 1998. He was named Vice
                                          President for Research and
                                          Engineering of ARCO Chemical Company
                                          in 1986 and Senior Vice President of
                                          ARCO Chemical Company in July 1997.

John Hollinshead, 49.................     Mr. Hollinshead was appointed to his
Vice President, Human Resources           current position in July 1998.
                                          Previous to this appointment, he was
                                          Director, Human Resources,
                                          Manufacturing and Engineering for
                                          Equistar from 1997. Mr. Hollinshead
                                          served as Manager, Human Resources
                                          with Lyondell from 1985 until 1997.

Allen C. Holmes, 51..................     Before appointment to his current
Vice President, Corporate Services        position in July 1998, Mr. Holmes
                                          served as Vice President, Tax and
                                          Business Systems, with the
                                          responsibility for tax planning and
                                          compliance, business systems and
                                          administrative services for
                                          Lyondell. Prior to joining Lyondell,
                                          Mr. Holmes served as Vice President
                                          and General Tax Officer of ARCO from
                                          1991 until May 1998.

Alan D. Kornfeld, 56.................     Mr. Kornfeld was appointed to his
Vice President, Strategic Ventures        current position in July 1998. From
and Latin America                         1992 until 1994, he served as Vice
                                          President, Styrenics of ARCO
                                          Chemical Company, from 1995 to 1996
                                          he was Vice President, Plastics for
                                          ARCO Chemical Company, and from 1996
                                          to 1997 he was Vice President,
                                          Isocyanates. Most recently he served
                                          as Vice President, Basic Chemicals
                                          for ARCO Chemical Company.

Daniel A. Mariano, 55................     Mr. Mariano was appointed to his
Vice President, Supply Chain              current position in July 1998. From
                                          1991 to 1995 he served as Director,
                                          Worldwide Business Management of
                                          ARCO Chemical Company, and from 1996
                                          to 1997 he was Director of Worldwide
                                          Raw Materials for ARCO Chemical
                                          Company. Most recently, Mr. Mariano
                                          was Vice President, Supply Chain for
                                          ARCO Chemical Company.

Robert J. Millstone, 55..............     Before appointment to his current
Vice President and General Counsel        position in July 1998, Mr. Millstone
                                          served as Vice President and General
                                          Counsel of ARCO Chemical Company
                                          since 1995. He was Associate General
                                          Counsel of ARCO Chemical Company
                                          from January 1989 to December 1994,
                                          and Secretary of ARCO Chemical
                                          Company from 1990 to 1998.

Jeffrey R. Pendergraft, 50...........     Mr. Pendergraft was named Executive
Executive Vice President and Chief        Vice President and Chief
Administrative Officer                    Administrative Officer in July 1998.
                                          Prior to this appointment, he served
                                          as Senior Vice President of Lyondell
                                          since May 1993 and as Vice
                                          President, General Counsel and
                                          Secretary of Lyondell beginning in
                                          1988.

Joseph M. Putz, 57...................     Mr. Putz was appointed to his
Senior Vice President, Special            current position in July 1998. Mr.
Assignments                               Putz served as Vice President,
                                          Control and Administration of
                                          Lyondell beginning in 1987 until
                                          December 1997, when he was named
                                          Senior Vice President, Finance and
                                          Administration of Equistar.

Edward W. Rich, 48...................     Mr. Rich was named Vice President,
Vice President, Finance and Treasurer     Finance and Treasurer in January
                                          1998. Previously, Mr. Rich served as
                                          Treasurer of Dow Corning Corporation
                                          from February 1993 to January 1998.
                                          Prior to February 1993, Mr. Rich
                                          held various financial and legal
                                          positions with The Dow Chemical
                                          Company.

Lyndon Stanton, 55...................
Vice President and President, Lyondell    Prior to appointment to his current
European Operations                       position with Lyondell in July 1998,
                                          Mr. Stanton served in various
                                          managerial positions with ARCO
                                          Chemical Europe
                                          since 1979. He was President,
                                          European Operations from 1994 until
                                          1997, and Vice President, Business
                                          Management from 1991 until 1994.

Debra L. Starnes, 46.................     Ms. Starnes has served in various
Senior Vice President, Intermediate       engineering and managerial positions
Chemicals                                 with Lyondell since 1975. Before her
                                          most recent appointment in July
                                          1998, she served as Senior Vice
                                          President, Polymers for Equistar
                                          since January 1997. Ms. Starnes
                                          served as Lyondell's Vice President,
                                          Petrochemical Business Management
                                          and Marketing from 1992 to 1994,
                                          Senior Vice President of Lyondell
                                          from 1994 to 1995, and Senior Vice
                                          President, Polymers from 1995 until
                                          1997.

Robert E. Tolbert, 56................     Mr. Tolbert was appointed to his
Vice President, Information Services      current position in July 1998. He
                                          served as General Auditor for ARCO
                                          from 1991 until 1995, when he was
                                          named Vice President, Information
                                          Services for ARCO Chemical Company.

Edward V. Zenzola, 55................     Mr. Zenzola joined ARCO Chemical
Vice President and President, Lyondell    Company in 1969 and has held various
Asia Pacific                              financial positions in its United
                                          States and Japan operations. He
                                          assumed responsibility for ARCO
                                          Chemical Company's Asian operation
                                          upon appointment as Chairman, ARCO
                                          Chemical Japan in 1993. Before
                                          appointment to his current position
                                          in July 1998, Mr. Zenzola served as
                                          President, ARCO Chemical Asia
                                          Pacific since 1996.

                             Joint Venture Officers

Equistar Officers

   Dan F. Smith--Chief Executive Officer
   Eugene R. Allspach--President and Chief Operating Officer
   John R. Beard--Senior Vice President, Manufacturing
   Kelvin R. Collard--Vice President and Controller
   Clifton B. Currin, Jr.--Vice President, Supply and Optimization
   J.R. Fontenot--Vice President, Research and Engineering
   Brian A. Gittings--Senior Vice President, Petrochemicals
   Jeffrey L. Hemmer--Vice President, Information Systems and Business Process
      Improvement
   Alan Houlton--Vice President, Customer Supply Chain
   Gerald A. O'Brien--Vice President, General Counsel and Secretary
   Myra J. Perkinson--Vice President, Human Resources
   W. Norman Phillips, Jr.--Senior Vice President, Polymers

LCR Officers

   Charles M. Rampacek--President and Chief Executive Officer
   Anne-Marie N. Ainsworth--Vice President, Support Services
   David J. McNiel--Vice President, Refining
   Rose Nenni--Vice President, Human Resources
   Jose L. Rodriguez--Vice President, Planning, Evaluation & Supply

                                  Underwriting

   Lyondell and the underwriters named below have entered into an underwriting agreement covering the common stock to be offered in this offering. Donaldson, Lufkin & Jenrette Securities Corporation, J.P. Morgan Securities Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and Schroder & Co. Inc. are acting as representatives of the underwriters. Each underwriter has agreed to purchase the number of shares of common stock set forth opposite its name in the following table.

                                                                      Number of
      Underwriters                                                      shares
      ------------                                                    ----------
      Donaldson, Lufkin & Jenrette Securities Corporation............  8,750,000
      J.P. Morgan Securities Inc.....................................  8,750,000
      Goldman, Sachs & Co............................................  3,937,500
      Morgan Stanley & Co. Incorporated..............................  3,937,500
      Salomon Smith Barney Inc.......................................  3,937,500
      Schroder & Co. Inc.............................................  3,937,500
      ABN AMRO Incorporated..........................................    125,000
      Banque Nationale de Paris......................................    125,000
      Sanford C. Bernstein & Co., Inc................................    125,000
      BNY Capital Markets, Inc.......................................    125,000
      Chase Securities Inc...........................................    125,000
      CIBC World Markets Corp........................................    125,000
      Credit Lyonnais Securities (USA) Inc...........................    125,000
      Credit Suisse First Boston Corporation.........................    125,000
      Dresdner Kleinwort Benson North America LLC....................    125,000
      NationsBanc Montgomery Securities LLC..........................    125,000
      Neuberger & Berman.............................................    125,000
      Scotia Capital Markets (USA) Inc...............................    125,000
      SG Cowen Securities Corporation................................    125,000
      TD Securities (USA) Inc........................................    125,000
                                                                      ----------
        Total........................................................ 35,000,000
                                                                      ==========

   The underwriting agreement provides that if the underwriters take any of the shares set forth in the table above, then they must take all of these shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances.

   The underwriters are offering the shares of common stock, subject to the prior sale of such shares, and when, as and if such shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the initial public offering price set forth on the cover page of this prospectus supplement. The underwriters may sell shares to securities dealers at a discount of up to $.43 per share from the initial public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $.10 per share from the initial public offering price. After the initial public offering, the underwriters may vary the public offering price and other selling terms.

   If the underwriters sell more shares than the total number set forth in the table above, the underwriters have the option to buy up to an additional 5,250,000 shares of common stock from Lyondell to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus supplement. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as set forth in the table above.

   The following table shows the per share and total underwriting discounts and commissions that Lyondell will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                            Paid by Lyondell
                                                         -----------------------
                                                                        Full
                                                         No exercise  exercise
                                                         ----------- -----------
Per share............................................... $       .71 $       .71
                                                         ----------- -----------
Total................................................... $24,937,500 $28,678,125
                                                         =========== ===========

   The underwriters may purchase and sell shares of common stock in the open market in connection with this offering. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or slowing a decline in the market price of the common stock while the offering is in progress. The underwriters may also impose a penalty bid, which means that an underwriter must repay to the other underwriters a portion of the underwriting discount received by it. An underwriter may be subject to a penalty bid if the representatives of the underwriters, while engaging in stabilizing or short covering transactions, repurchase shares sold by or for the account of that underwriter. These activities may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

   Lyondell estimates that the total expenses of this offering and the private placement of notes, excluding underwriting and initial purchaser discounts and commissions, will be approximately $7 million.

   Lyondell has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1993.

   Lyondell and directors and senior officers of Lyondell have agreed with the underwriters not to dispose of or hedge any of their common stock, or securities convertible into or exchangeable for shares of common stock, for a period of 90 days after the date of this prospectus supplement, except with the prior written consent of Donaldson, Lufkin and Jenrette Securities Corporation. This agreement does not apply to any of Lyondell's employee benefit plans existing on or outstanding as of the date of this prospectus supplement.

   The common stock trades on the New York Stock Exchange under the symbol
"LYO."

   It is expected that delivery of the shares will be made to investors on or about May 17, 1999.

   Because the net proceeds of this offering are being used to repay loans under Lyondell's credit facility, and affiliates of certain of the underwriters are lenders under the credit facility, this offering is being made in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

   At Lyondell's request, the underwriters have reserved shares of common stock for sale to directors, officers, employees and retirees of Lyondell who have expressed an interest in participating in the offering. Lyondell expects these persons to purchase no more than 5% of the common stock offered in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. The underwriters will offer unpurchased reserved shares to the general public on the same basis as the other offered shares.

   Certain of the underwriters from time to time provide investment banking services to Lyondell, for which they receive customary compensation. In addition, affiliates of certain of the underwriters are acting as agents and/or lenders under Lyondell's credit facility and receive fees customary for performing such services. J.P.

Morgan Securities Inc. advised Lyondell in connection with Lyondell's acquisition of LCW and received customary advisory fees in connection therewith.

   Mr. Dudley C. Mecum II, a director of Lyondell, also serves on the board of directors of Citigroup Inc. and Travelers Property Casualty Corporation, each of which is an affiliate of Salomon Smith Barney Inc. Mr. Frank Savage, a director of Lyondell, also serves on the board of directors of Alliance Capital Management Corporation and Alliance Capital Management International, each of which is an affiliate of Donaldson, Lufkin and Jenrette Securities Corporation.

                                 Legal Matters

   Certain legal matters in connection with the sale of Lyondell common stock will be passed upon for Lyondell by Baker & Botts, L.L.P., Houston, Texas. Certain legal matters in connection with the sale of common stock will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    Experts

   The consolidated financial statements of Lyondell Chemical Company as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Equistar Chemicals, LP as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and the period from December 1, 1997 (inception) to December 31, 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of LYONDELL-CITGO Refining LP as of December 31, 1998 and for the year ended December 31, 1998 included in this prospectus and incorporated herein by reference to Lyondell's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated by reference herein, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements of LYONDELL-CITGO Refining LP as of December 31, 1997 and for each of the two years in the period ended December 31, 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         Index to Financial Statements

                                                                            Page
                                                                            ----
Audited Financial Statements

LYONDELL CHEMICAL COMPANY

Report of Independent Accountants..........................................  F-2

Consolidated Financial Statements:

  Consolidated Statements of Income........................................  F-3
  Consolidated Balance Sheets..............................................  F-4
  Consolidated Statements of Cash Flows....................................  F-5
  Consolidated Statements of Stockholders' Equity..........................  F-6
  Notes to Consolidated Financial Statements...............................  F-7

EQUISTAR CHEMICALS, LP

Report of Independent Accountants.......................................... F-33

Financial Statements:

  Statements of Income..................................................... F-34
  Balance Sheets........................................................... F-35
  Statements of Cash Flows................................................. F-36
  Statements of Partners' Capital.......................................... F-37
  Notes to Financial Statements............................................ F-38

LYONDELL-CITGO REFINING LP

Independent Auditors' Report............................................... F-55
Report of Independent Accountants.......................................... F-56

Financial Statements:

  Statements of Income..................................................... F-57
  Balance Sheets........................................................... F-58
  Statements of Cash Flows................................................. F-59
  Statements of Partners' Capital.......................................... F-60
  Notes to Financial Statements............................................ F-61

Unaudited Interim Financial Statements

LYONDELL CHEMICAL COMPANY

Consolidated Financial Statements:

  Consolidated Statements of Income........................................ F-71
  Consolidated Balance Sheets.............................................. F-72
  Consolidated Statements of Cash Flows.................................... F-73
  Notes to Consolidated Financial Statements............................... F-74

                           LYONDELL CHEMICAL COMPANY

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Lyondell Chemical Company

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Lyondell Chemical Company (formerly Lyondell Petrochemical Company) and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
February 26, 1999

                           LYONDELL CHEMICAL COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                           For the year ended
                                                              December 31
                                                          ----------------------
Millions of dollars, except per share data                 1998    1997    1996
------------------------------------------                ------  ------  ------
Sales and other operating revenues:
  Unrelated parties...................................... $1,447  $2,346  $4,734
  Related parties........................................     --     532     318
                                                          ------  ------  ------
                                                           1,447   2,878   5,052
                                                          ------  ------  ------
Income from equity investments (before unusual charges):
  Equistar Chemicals, LP.................................    134      30      --
  LYONDELL-CITGO Refining LP.............................    116     102      --
  Lyondell Methanol Company, L.P.........................      6      --      --
                                                          ------  ------  ------
                                                             256     132      --
                                                          ------  ------  ------
Gain on sale of assets...................................     --      --      30
                                                          ------  ------  ------
Operating costs and expenses:
  Cost of sales:
    Unrelated parties....................................  1,089   1,827   4,320
    Related parties......................................     --     423     250
  Selling, general and administrative expenses...........    126     186     234
  Research and development expense.......................     26      --      --
  Amortization of goodwill and other intangible assets...     41      --      --
  Unusual charges........................................     82      40      --
                                                          ------  ------  ------
                                                           1,364   2,476   4,804
                                                          ------  ------  ------
  Operating income.......................................    339     534     278

Interest expense.........................................   (287)    (75)    (81)
Interest income..........................................     25      14       3
Other income (expense), net..............................     12     (17)     (4)
                                                          ------  ------  ------
Income before income taxes...............................     89     456     196
Provision for income taxes...............................     37     170      70
                                                          ------  ------  ------
Net income............................................... $   52  $  286  $  126
                                                          ======  ======  ======
Basic and diluted earnings per share..................... $  .67  $ 3.58  $ 1.58
                                                          ======  ======  ======


                See Notes to Consolidated Financial Statements.

                           LYONDELL CHEMICAL COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                                                 December 31
                                                                --------------
Millions of dollars                                              1998    1997
-------------------                                             ------  ------
ASSETS
Current assets:
  Cash and cash equivalents.................................... $  233  $   86
  Accounts receivable:
    Trade, net.................................................    473       1
    Related parties............................................      6       4
  Inventories..................................................    550      --
  Prepaid expenses and other current assets....................     64      12
                                                                ------  ------
      Total current assets.....................................  1,326     103
                                                                ------  ------
Property, plant and equipment, net.............................  4,511      46
Investment in affiliates:
  Equistar Chemicals, LP.......................................    660   1,063
  LYONDELL-CITGO Refining LP...................................     84     104
  Lyondell Methanol Company, L.P...............................     50      --
Receivable from LYONDELL-CITGO Refining LP.....................    231     196
Other investments and long-term receivables....................     53      --
Goodwill, net..................................................  1,430      --
Deferred charges and other assets..............................    880      47
                                                                ------  ------
Total assets................................................... $9,225  $1,559
                                                                ======  ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable:
    Trade...................................................... $  252  $   87
    Related parties............................................      1      97
  Notes payable................................................     --     100
  Current maturities of long-term debt.........................  1,603      --
  Other accrued liabilities....................................    481      24
                                                                ------  ------
      Total current liabilities................................  2,337     308
                                                                ------  ------
Long-term debt, less current maturities........................  5,391     345
Other liabilities and deferred credits.........................    294      73
Deferred income taxes..........................................    413     209
Commitments and contingencies
Minority interest..............................................    216       5
Stockholders' equity:
  Preferred stock, $.01 par value, 80,000,000 shares
   authorized, none outstanding................................     --      --
  Common stock, $1.00 par value, 250,000,000 shares authorized,
   80,000,000 issued...........................................     80      80
  Additional paid-in capital...................................    158     158
  Retained earnings............................................    387     407
  Accumulated other comprehensive income.......................     32      --
  Treasury stock, at cost, 2,978,203 and 1,015,512 shares,
   respectively................................................    (83)    (26)
                                                                ------  ------
      Total stockholders' equity...............................    574     619
                                                                ------  ------
Total liabilities and stockholders' equity..................... $9,225  $1,559
                                                                ======  ======

                See Notes to Consolidated Financial Statements.

                           LYONDELL CHEMICAL COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         For the year ended
                                                             December 31
                                                         ---------------------
Millions of dollars                                       1998    1997   1996
-------------------                                      -------  -----  -----
Cash flows from operating activities:
 Net income............................................. $    52  $ 286  $ 126
 Adjustments to reconcile net income to net cash
  provided by operating activities, net of the effects
  of purchase accounting and deconsolidation of
  affiliates:
  Depreciation and amortization.........................     138     84    110
  Unusual charges.......................................      57     --     --
  Deferred income taxes.................................      76     43     50
  Minority interest.....................................       6     17      4
  Gain on sale of assets................................      --     --    (30)
  Decrease (increase) in accounts receivable............      93    (64)   (94)
  Increase in inventories...............................     (15)   (37)   (29)
  (Decrease) increase in accounts payable...............    (160)   (44)   160
  Net change in other working capital accounts..........      36     (2)     6
  Other.................................................     (20)   (14)   (71)
                                                         -------  -----  -----
    Net cash provided by operating activities...........     263    269    232
                                                         -------  -----  -----
Cash flows from investing activities:
 Acquisition of ARCO Chemical Company, net of cash
  acquired..............................................  (5,869)    --     --
 Expenditures for property, plant and equipment.........     (64)   (49)  (609)
 Proceeds from sales of assets..........................      --     --     55
 Contributions and advances to affiliates...............     (35)   (86)    --
 Distributions from affiliates in excess of earnings....     435     72     --
 Deconsolidation of affiliates..........................     (11)   (12)    --
                                                         -------  -----  -----
    Net cash used in investing activities...............  (5,544)   (75)  (554)
                                                         -------  -----  -----
Cash flows from financing activities:
 Proceeds from issuance of long-term debt...............   6,500     --    502
 Payment of debt issuance costs.........................    (130)    --     (3)
 Net (decrease) increase in short-term debt.............    (100)    50    (43)
 Repayments of long-term debt...........................    (715)  (112)  (150)
 Minority owners (distributions) contributions..........      --    (16)   146
 Repurchase of common stock.............................     (59)   (26)    --
 Dividends paid.........................................     (70)   (72)   (72)
                                                         -------  -----  -----
    Net cash provided by (used in) financing
     activities.........................................   5,426   (176)   380
                                                         -------  -----  -----
Effect of exchange rate changes on cash.................       2     --     --
                                                         -------  -----  -----
Increase in cash and cash equivalents...................     147     18     58
Cash and cash equivalents at beginning of period........      86     68     10
                                                         -------  -----  -----
Cash and cash equivalents at end of period.............. $   233  $  86  $  68
                                                         =======  =====  =====

                See Notes to Consolidated Financial Statements.

                           LYONDELL CHEMICAL COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               Accumulated
                           Common Stock   Additional              Other
Millions of dollars,      ---------------  Paid-In   Retained Comprehensive Comprehensive
except per share data     Issued Treasury  Capital   Earnings    Income        Income
---------------------     ------ -------- ---------- -------- ------------- -------------
Balance, January 1, 1996
 (80,000,000 shares
  issued)...............   $80     $ --      $158      $142        $--          $ --
  Net income............    --       --        --       126         --           126
  Cash dividends ($.90
   per share)...........    --       --        --       (72)        --            --
  Other.................    --       --        --        (3)        --            --
                           ---     ----      ----      ----        ---          ----
                                                                                $126
                                                                                ====
Balance, December 31,
 1996
 (80,000,000 shares
  issued)...............    80       --       158       193         --          $ --
  Net income............    --       --        --       286         --           286
  Cash dividends ($.90
   per share)...........    --       --        --       (72)        --            --
  Purchase of 1,015,512
   treasury shares......    --      (26)       --        --         --            --
                           ---     ----      ----      ----        ---          ----
                                                                                $286
                                                                                ====
Balance, December 31,
 1997
 (80,000,000 shares
 issued; 1,015,512
 treasury shares).......    80      (26)      158       407         --          $ --
  Net income............    --       --        --        52         --            52
  Cash dividends ($.90
   per share)...........    --       --        --       (70)        --            --
  Purchase of 2,051,539
   treasury shares......    --      (59)       --        --         --            --
  Reissuance of 88,848
   treasury shares under
   restricted stock
   plan.................    --        2        --        --         --            --
  Foreign currency
   translation, net of
   tax of $25...........    --       --        --        --         32            32
  Other.................    --       --        --        (2)        --            --
                           ---     ----      ----      ----        ---          ----
                                                                                $ 84
                                                                                ====
Balance, December 31,
 1998
 (80,000,000 shares
 issued; 2,978,203
 treasury shares).......   $80     $(83)     $158      $387        $32
                           ===     ====      ====      ====        ===


                See Notes to Consolidated Financial Statements.

                           LYONDELL CHEMICAL COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the Company and Operations

   Lyondell Chemical Company ("Company" or "Lyondell"), formerly Lyondell Petrochemical Company, operates in the (i) intermediate chemicals and derivatives, (ii) petrochemicals, (iii) polymers, (iv) refining and (v) methanol businesses through its wholly owned subsidiary, ARCO Chemical Company ("ARCO Chemical" or "Acquired Business"), acquired by the Company as of July 28, 1998 (see Note 3), and through the Company's joint venture ownership interests in Equistar Chemicals, LP ("Equistar"), LYONDELL-CITGO Refining LP ("LCR"), formerly LYONDELL-CITGO Refining Company Ltd., and Lyondell Methanol Company, L.P. ("Lyondell Methanol").

   The Acquired Business, now named Lyondell Chemical Worldwide, Inc., is the world's largest producer of propylene oxide ("PO") and a leading worldwide producer and marketer of polyether polyols, propylene glycol, propylene glycol ethers, toluene diisocyanate ("TDI"), styrene monomer ("SM") and methyl tertiary butyl ether ("MTBE"). The Acquired Business is reported as the intermediate chemicals and derivatives segment.

   The Company's operations in the petrochemicals and polymers segments are conducted through its joint venture ownership interest in Equistar (see Note
4). The Company accounts for its investment in Equistar using the equity method of accounting. Prior to the formation of Equistar on December 1, 1997, the Company's assets and operations of the petrochemicals and polymers businesses were fully consolidated in the consolidated financial statements of the Company.

   Equistar's petrochemicals division consists of: olefins, including ethylene, propylene, butadiene, butylenes and specialty products; aromatics, including benzene and toluene; oxygenated chemicals, including ethylene oxide and derivatives, MTBE, ethyl alcohol and diethyl ether; and specialty chemicals, including refinery blending stocks.

   Equistar's polymers division consists of: polyolefins, including high density polyethylene ("HDPE"), low density polyethylene ("LDPE"), linear-low density polyethylene ("LLDPE") and polypropylene; and performance polymers products, including color concentrates and compounds, wire and cable resins and compounds, adhesive resins, and fine powders.

   The Company's operations in the refining segment are conducted through its joint venture ownership interest in LCR (see Note 5). This segment consists of: refined petroleum products, including conventional and reformulated gasoline, low sulfur diesel and jet fuel; aromatics produced at LCR's full-conversion Houston, Texas refinery ("Refinery"), including benzene, toluene, paraxylene and orthoxylene; lubricants, including industrial lubricants, motor oils, white oils, process oils and base oils; carbon black oil; sulfur; residual oil; petroleum coke fuel; olefins feedstocks; and crude oil resales. LCR sells its principal refined products to the Company's joint venture partner in LCR, CITGO Petroleum Corporation ("CITGO").

   The Company has additional operations conducted through its joint venture ownership interest in Lyondell Methanol (see Note 6). These operations consist of methanol and other petrochemical products produced by its methanol facility. Effective January 1, 1998, Lyondell began to account for its investment in Lyondell Methanol using the equity method of accounting. Prior to 1998, Lyondell Methanol's assets and operations were fully consolidated in the consolidated financial statements.

   From its formation in 1985 through June 1988, the Company operated as a division of Atlantic Richfield Company ("ARCO"). In July 1988, ARCO transferred the division's assets and liabilities along with additional pipeline assets, to its wholly owned subsidiary, Lyondell Petrochemical Company, a Delaware corporation. In January 1989, ARCO completed an initial public offering of approximately 50.1 percent of the Company's common stock. In August 1994, ARCO issued three-year debt securities ("Exchangeable Notes")

                           LYONDELL CHEMICAL COMPANY
which were exchangeable upon maturity on September 15, 1997 into Lyondell common stock or an equivalent cash value, at ARCO's option. On September 15, 1997, ARCO delivered shares of Lyondell common stock to the holders of the Exchangeable Notes. The Company purchased the remaining 383,312 shares of common stock held by ARCO after the conversion. As of December 31, 1998 and 1997, ARCO owned no shares of Lyondell common stock.

2. Summary of Significant Accounting Policies

   Basis of Presentation--The 1998 Consolidated Financial Statements include the accounts of the Company and its subsidiaries, including the results of operations of the Acquired Business for the five months ended December 31, 1998. The Company's joint venture ownership interests in Equistar for 1998 and December 1997, in LCR for 1998 and 1997, and in Lyondell Methanol for 1998, are reported as equity investments and are not consolidated into the Company's financial statements. Lyondell Methanol is fully consolidated into the Company's financial statements for 1997 and 1996, and LCR is fully consolidated only for 1996. Additionally, the Company has an investment in a 50 percent owned affiliate that is accounted for using the equity method of accounting. All significant transactions between the entities of the Company have been eliminated from the Consolidated Financial Statements.

   Revenue Recognition--Revenue from product sales is generally recognized upon delivery of products to the customer.

   Equity Method of Accounting--Investments in joint ventures ("JVs") where the Company exerts a certain minimum level of management control, but lacks full decision making ability over all major issues, are accounted for using the equity method of accounting. Under those circumstances, this accounting treatment is used even though the Company's ownership percentage may exceed 50 percent. Under this method, the operations of the JVs are not consolidated line by line with those of the Company. Instead, the Company's portion of the JVs' net income is included in the Consolidated Statements of Income as "Income from equity investments" and the Company's portion of the JVs' net assets appears in the Consolidated Balance Sheets as "Investment in affiliates." Cash advances to, and distributions in excess of earnings from the JVs, are reflected as individual line items in the Consolidated Statements of Cash Flows.

   Cash and Cash Equivalents--Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts purchased with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates fair value. The Company's policy is to invest cash in conservative, highly rated instruments and limit the amount of credit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of these financial institutions, which are considered in the Company's investment strategy.

   The Company has no requirements for compensating balances in a specific amount at a specific point in time. The Company does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at the Company's discretion. As a result, none of the Company's cash is restricted.

   Accounts Receivable--The Company sells its products primarily to other industrial concerns in the petrochemicals and refining industries. The Company performs ongoing credit evaluations of its customers' financial condition, and, in certain circumstances, requires letters of credit from them. The Company's allowance for doubtful accounts receivable, which is reflected in the Consolidated Balance Sheets as a reduction of accounts receivable, totaled $11 million at December 31, 1998. The Company had no significant allowance for doubtful accounts recorded at December 31, 1997.

                           LYONDELL CHEMICAL COMPANY

   Property, Plant and Equipment--Property, plant and equipment are recorded at cost. Depreciation of manufacturing facilities and equipment is computed using the straight-line method over the estimated useful lives of the related assets ranging from 5 to 30 years.

   Upon retirement or sale, the Company removes the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the Consolidated Statements of Income. The Company's policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

   Turnaround Maintenance and Repair Expenses--Cost of repairs and maintenance incurred in connection with turnarounds of major units at the Company's manufacturing facilities exceeding $5 million are deferred and amortized using the straight-line method, until the next planned turnaround, generally four to six years.

   Goodwill--Goodwill represents the excess of purchase price paid over the value assigned to the net tangible assets of a business acquired. This intangible asset is amortized over 40 years, the estimated useful life, using the straight-line method. See Long-Lived Asset Impairment below.

   Deferred Charges--Deferred charges are carried at cost and consist primarily of the value assigned to patents and licensed technology, capacity reservation fees and other long-term processing rights and costs. These assets are amortized using the straight-line method over their estimated useful lives or the term of the related agreement, if shorter.

   Environmental Remediation Costs--Expenditures related to investigation and remediation of contaminated sites, which include operating facilities and waste disposal sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Estimates have not been discounted to present value. Environmental remediation costs are expensed or capitalized in accordance with generally accepted accounting principles.

   Pension and Other Postretirement Benefit Plans--During 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 132, Employers' Disclosures about Pensions and Other Retirement Benefits. The provisions of SFAS No. 132 revise employer disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of these plans. SFAS No. 132 standardizes the disclosure requirements for these plans, to the extent practicable.

   Minority Interest--Minority interest in 1998 primarily represents the interest of third-party investors in a partnership that owns one of the Company's two domestic PO/SM plants. The Company retains a majority interest in the partnership. The minority interest share of the partnership's income and loss is reported in "Other income (expense), net" in the Consolidated Statements of Income.

   Exchanges--Crude oil and finished product exchange transactions, which involve homogeneous commodities in the same line of business and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

   Income Taxes--Deferred income taxes result from temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes and are calculated based upon cumulative book and tax differences in the Consolidated Balance Sheets in accordance with SFAS No. 109, Accounting for Income Taxes. Valuation allowances are provided against deferred tax assets which are not likely to be realized in full.

                           LYONDELL CHEMICAL COMPANY

   Foreign Currency Translation--Where the local currency is the functional currency, the financial statements of international operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the average exchange rate for each period for revenues, expenses, gains and losses. Translation adjustments are recorded as a separate component of "Accumulated other comprehensive income" in the stockholders' equity section of the Consolidated Balance Sheets. Where the U.S. dollar is the functional currency, remeasurement adjustments are recorded as foreign exchange gains and losses in the Consolidated Statements of Income.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Long-Lived Asset Impairment--In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company reviews its long-lived assets, including goodwill, for impairment on an exception basis whenever events or changes in circumstances indicate a potential loss in utility. Impairment losses are recognized in the Consolidated Statements of Income.

   Segment and Related Information--In 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supercedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the management approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the results of operations or the financial position of the Company (see Note 22).

   Reclassifications--Certain previously reported amounts have been restated to conform to classifications adopted in 1998.

3. Purchase of ARCO Chemical Company

   As of July 28, 1998, the Company completed its acquisition of ARCO Chemical ("Acquisition"). The transaction was financed through a $7.0 billion Credit Facility (see Note 16). This Acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of the Acquired Business are included in the Company's Consolidated Statements of Income prospectively from August 1, 1998. The acquisition cost of approximately $5.9 billion has been allocated to the assets acquired and liabilities assumed based upon the estimated fair value of such assets and liabilities at the date of acquisition. The Company is awaiting additional information related to the fair value of certain assets acquired and liabilities assumed. Management does not expect the finalization of these matters to have a material effect on the purchase price allocation. In connection with the acquisition, the Company accrued liabilities for costs associated with the delay of construction of the PO-11 plant, vesting of certain key manager benefits pursuant to a change of control provision, severance costs for the involuntary termination of certain headquarters employees, and relocation costs for moving personnel to the Company's Houston headquarters. The liability totaled $255 million at the date of acquisition. Through December 31, 1998, the Company had paid and charged approximately $132 million against the liability.

   Approximately $57 million, or less than one percent of the purchase price, was allocated to purchased in-process research and development. This included three projects valued at $29 million, $18 million and $10 million, respectively, representing two new product applications and one new process technology. The activities

                           LYONDELL CHEMICAL COMPANY
represented by these projects will be continued by the Company and the values assigned represent intangibles with no alternative future use. Accordingly, the Company wrote off the in-process research and development, recording a nonrecurring charge of $57 million in the third quarter 1998 (see Note 7). The excess of purchase price paid over the estimated fair value of net assets acquired was allocated to goodwill. The amount allocated to goodwill was approximately $1.4 billion and is being amortized, using the straight-line method, over 40 years, the estimated useful life.

   The fair value of the assets acquired and liabilities assumed, net of cash acquired, was as follows:

      Millions of dollars
      -------------------
      Current assets, net of cash acquired.............................. $1,133
      Property, plant and equipment.....................................  4,454
      Purchased in-process research and development.....................     57
      Goodwill..........................................................  1,445
      Deferred charges and other assets.................................  1,124
      Current liabilities...............................................   (599)
      Long-term debt....................................................   (952)
      Other liabilities and deferred credits............................   (793)
                                                                         ------
      Purchase price, net of cash acquired.............................. $5,869
                                                                         ======

   The unaudited pro forma combined historical results of the Company and ARCO Chemical, giving effect to the Acquisition, the Credit Facility drawdown, the formation of Equistar, and the deconsolidation of Lyondell Methanol as of the beginning of 1998 and 1997, respectively, are as follows:

                                                                  For the year
                                                                      ended
                                                                   December 31
                                                                  -------------
      Millions of dollars, except per share data                   1998   1997
      ------------------------------------------                  ------ ------
      Sales and other operating revenues......................... $3,553 $3,995
      Income from equity investments.............................    256    526
      Unusual charges............................................     62    215
      Operating income...........................................    631    663
      Net income.................................................     42     27
      Basic and diluted earnings per share.......................    .54    .34

   The unaudited pro forma data presented above are not necessarily indicative of the results of operations of the Company that would have occurred had such transactions actually been consummated as of the beginning of 1998 and 1997, respectively, nor are they necessarily indicative of future results.

4. Equity Interest in Equistar Chemicals, LP

   Equistar was formed on December 1, 1997 as a joint venture between the Company and Millennium Chemicals Inc. ("Millennium"), to own and operate the businesses contributed by the partners. Lyondell contributed substantially all of the assets comprising its petrochemicals and polymers business segments, while Millennium contributed substantially all of the assets comprising its polyethylene and related products, performance polymers and ethyl alcohol businesses, which had been held in Millennium Petrochemicals Inc., a wholly-owned subsidiary of Millennium. On May 15, 1998, the ethylene, propylene and ethylene oxide and derivatives businesses of Occidental Chemical Corporation, a subsidiary of Occidental Petroleum Corporation ("Occidental"), were contributed to Equistar ("Occidental Contributed Business"). Equistar is operated as a Delaware limited partnership owned by subsidiaries of the Company, Millennium and Occidental ("Partners").

                           LYONDELL CHEMICAL COMPANY

   Lyondell currently has a 41.0 percent joint venture ownership interest, while Millennium and Occidental each have 29.5 percent. Prior to the addition of Occidental as a partner on May 15, 1998, the Company had a 57.0 percent joint venture ownership interest, while Millennium had 43.0 percent. Because the Partners jointly control certain management decisions, Lyondell accounts for its investment in Equistar using the equity method of accounting.

   Summarized financial information for Equistar is as follows:

                                                             December 31
                                                      -------------------------
      Millions of dollars                                 1998         1997
      -------------------                             ------------ ------------
      BALANCE SHEETS
      Total current assets..........................     $1,130       $1,192
      Property, plant and equipment, net............      4,075        2,118
      Goodwill, net.................................      1,151        1,139
      Deferred charges and other assets.............        312          151
                                                         ------       ------
      Total assets..................................     $6,668       $4,600
                                                         ======       ======
      Current maturities of long-term debt..........     $  150       $   36
      Other current liabilities.....................        488          300
      Long-term debt, less current maturities.......      1,865        1,512
      Capital lease obligations.....................        205           --
      Other liabilities and deferred credits........         75           34
      Partners' capital.............................      3,885        3,063
      Note receivable from Lyondell.................         --         (345)
                                                         ------       ------
      Total liabilities and partners' capital.......     $6,668       $4,600
                                                         ======       ======

                                                      For the year For the one
                                                         ended     month ended
                                                      December 31, December 31,
                                                          1998         1997
                                                      ------------ ------------
      STATEMENTS OF INCOME
      Sales and other operating revenues............     $4,363       $  365
      Cost of sales.................................      3,773          287
      Selling, general and administrative expenses..        273           21
      Unusual charges...............................         35           42
                                                         ------       ------
      Operating income..............................        282           15
      Interest expense, net.........................        139            8
                                                         ------       ------
      Net income....................................     $  143       $    7
                                                         ======       ======

      SELECTED CASH FLOW INFORMATION
      Depreciation and amortization.................     $  268       $   19
      Expenditures for property, plant and
       equipment....................................        200           12

   The Company's $134 million and $30 million share of Equistar's income before unusual charges for the one year and for the one month ended December 31, 1998 and 1997, respectively, are presented as "Income from equity investments" in Equistar in the Consolidated Statements of Income. The Company's $15 million and $24 million share of Equistar's unusual charges for the year ended December 31, 1998 and the one month

                           LYONDELL CHEMICAL COMPANY
ended December 31, 1997, respectively, are included in the "Unusual charges" line in the Consolidated Statements of Income (see Note 7).

   At the formation of Equistar and adjusted for the addition of the Occidental Contributed Business on May 15, 1998, the difference between the Company's investment in Equistar and its underlying equity in Equistar's net assets was approximately $900 million. This difference is being accreted into income of the Company over 25 years using the straight-line method. This accretion is included in "Income from equity investments" in Equistar in the Consolidated Statements of Income.

   Included in "Sales and other operating revenues" above are $97 million in sales to Lyondell for the five months ended December 31, 1998. Sales to LCR included above were $236 million for the year ended December 31, 1998 and $27 million for the month of December 1997. In addition, Equistar purchased $2 million from Lyondell for the five months ended December 31, 1998, which is included in Equistar's "Cost of sales" above. Purchases from LCR during the year ended December 31, 1998 and for the month of December 1997, included in Equistar's "Cost of sales" totaled $131 million and $10 million, respectively.

   The Company has various service and cost sharing arrangements with Equistar. Billings to Equistar were approximately $3 million for the year ended December 31, 1998. Billings from Equistar were approximately $1 million for the year ended December 31, 1998.

5. Equity Interest in LYONDELL-CITGO Refining LP

   In July 1993, LCR was formed to own and operate the Company's refining business. LCR is structured as a Delaware limited partnership (formerly a Texas limited liability company) owned by subsidiaries of the Company and CITGO. LCR completed a major upgrade project at the Refinery ("Upgrade Project") during the first quarter of 1997, which enabled the facility to process substantial additional volumes of extra heavy crude oil. As a result of the completion of the Upgrade Project, effective April 1, 1997, the participation interests changed to reflect CITGO's equity contribution to the Upgrade Project. The participation interests changed from approximately 86 percent and 14 percent for the Company and CITGO, respectively, and are currently 58.75 percent and
41.25 percent for the Company and CITGO, respectively. Net income before depreciation expense for the period is allocated to LCR's owners based upon participation interests. Depreciation expense is allocated to the owners based upon contributed assets.

   Pursuant to contractual arrangements and concurrent with the completion of the Upgrade Project, the authority and responsibility for certain management decisions previously decided by majority vote, and therefore controlled by the Company, changed to unanimous vote, resulting in joint control of LCR by Lyondell and CITGO. Consequently, effective January 1, 1997, the Company began to account for its investment in LCR using the equity method of accounting.

                           LYONDELL CHEMICAL COMPANY

   Summarized financial information for LCR is as follows. The results below include a restatement for a pricing adjustment between LCR and Lyondell recorded in 1996 and retroactive to 1993.

                                                                   December 31
                                                                  -------------
      Millions of dollars                                          1998   1997
      -------------------                                         ------ ------
      BALANCE SHEETS
      Total current assets....................................... $  197 $  243
      Property, plant and equipment, net.........................  1,370  1,391
      Deferred charges and other assets..........................     70     47
                                                                  ------ ------
      Total assets............................................... $1,637 $1,681
                                                                  ====== ======
      Total current liabilities.................................. $  203 $  293
      Long-term debt.............................................    717    663
      Other liabilities and deferred credits.....................     68     52
      Partners' capital..........................................    649    673
                                                                  ------ ------
      Total liabilities and partners' capital.................... $1,637 $1,681
                                                                  ====== ======

                                                            For the year ended
                                                               December 31
                                                           --------------------
                                                            1998   1997   1996
                                                           ------ ------ ------
      STATEMENTS OF INCOME
      Sales and other operating revenues.................. $2,055 $2,695 $2,816
      Cost of sales.......................................  1,754  2,442  2,750
      Selling, general and administrative expenses........     78     72     62
      Unusual charges.....................................     10     --     --
                                                           ------ ------ ------
      Operating income....................................    213    181      4
      Interest expense, net...............................     43     35     --
      State income taxes..................................      1      1     --
                                                           ------ ------ ------
      Net income.......................................... $  169 $  145 $    4
                                                           ====== ====== ======

      SELECTED CASH FLOW INFORMATION
      Depreciation and amortization....................... $  100 $   91 $   35
      Expenditures for property, plant and equipment......     61     85    529

   Included in sales and other operating revenues above are $181 million and $175 million in sales to Lyondell for the eleven months ended November 30, 1997 and the year ended December 31, 1996, respectively. Sales to Equistar included above were $131 million for the year ended December 31, 1998 and $10 million for the month of December 1997. In addition, LCR purchased $325 million and $234 million, primarily product purchases, from Lyondell for the eleven months ended November 30, 1997 and the year ended December 31, 1996, respectively, which are included in LCR's cost of sales. Purchases from Equistar during the year ended December 31, 1998 and for the month of December 1997, included in LCR's cost of sales, totaled $236 million and $27 million, respectively.

   The Company has various service and cost sharing arrangements with LCR. Billings to LCR were approximately $4 million, $7 million, and $11 million for the years ended December 31, 1998, 1997 and 1996, respectively. Billings from LCR were approximately $4 million, $5 million, and $3 million for the years ended December 31, 1998, 1997 and 1996, respectively.

                           LYONDELL CHEMICAL COMPANY

   In addition, during 1998 and 1997, the Company received interest payments of approximately $9 million and $13 million respectively, for interest on loans related to funding a portion of the Upgrade Project and certain other capital expenditures at the Refinery.

   LCR has a long-term crude supply agreement ("Crude Supply Agreement") with Lagoven, S.A., now known as PDVSA Petroleo y Gas, S.A. ("PDVSA Oil"), an affiliate of CITGO. Under the Crude Supply Agreement, LCR is required to purchase, and PDVSA Oil is required to sell, up to 230,000 barrels per day of extra heavy Venezuelan crude oil. PDVSA Oil has the right, but not the obligation, to supply incremental amounts above 230,000 barrels per day. The Crude Supply Agreement incorporates formula prices to be paid by LCR for the crude oil supplied based on the market value of a slate of refined products deemed to be produced from each particular crude oil or feedstock, less: (i) certain deemed refining costs, adjustable for inflation and energy costs; (ii) certain actual costs; and (iii) a deemed margin, which varies according to the grade of crude oil or other feedstock delivered. Deemed margins and deemed costs are adjusted periodically. These adjustments are based upon inflation rates and energy costs, however, deemed margin adjustments can be less than the rate of inflation. Because deemed operating costs and the slate of refined products deemed to be produced for a given barrel of crude oil or other feedstock do not necessarily reflect the actual costs and yields in any period and also because the market value of the refined products used in the pricing formula does not necessarily reflect the actual price received for the refined products, the actual refining margin earned by LCR under the Crude Supply Agreement will vary depending upon, among other things, the efficiency with which LCR conducts its operations during such period.

   Despite the limitations discussed above, the Crude Supply Agreement reduces the volatility of earnings and cash flow of the refining operations of LCR irrespective of market fluctuations of either crude oil or refined products. Specifically, if the market value of refined products deemed to be produced from the Venezuelan crude oil increases, the deemed cost of crude oil to LCR will also increase. Alternatively, if the market value of refined products deemed to be produced from the Venezuelan crude oil decreases, the deemed cost of crude oil to LCR will also decrease. This results in relatively stable deemed margins, regardless of refined products market volatility. If the actual yields, costs or volumes, differ substantially from those contemplated by the Crude Supply Agreement, the benefits of this agreement to LCR could be substantially different than anticipated.

   In addition, under the terms of a long-term product sales agreement ("Products Agreement"), CITGO purchases substantially all of the refined products produced at the Refinery. Both PDVSA Oil and CITGO are direct or indirect, wholly-owned subsidiaries of Petroleos de Venezuela, S.A., the national oil company of the Republic of Venezuela.

   Under the terms of the Limited Partnership Agreement of LYONDELL-CITGO Refining LP, CITGO has a one-time option to increase its participation interest in LCR up to 50 percent by making an additional equity contribution after January 1, 2000, but not later than September 30, 2000.

6. Equity Interest in Lyondell Methanol Company, L.P.

   Lyondell Methanol was formed in December 1996 by the Company and MCN Investment Corporation ("MCNIC") to own and operate the methanol facility at the Company's Channelview, Texas facility. At formation, the Company sold an undivided 25 percent interest in the facility to MCNIC, creating Lyondell Methanol, a Texas limited partnership owned by subsidiaries of the Company and MCNIC. The Company owns the remaining 75 percent interest and serves as managing partner. Since December 1, 1997, Equistar has served as operator of the methanol facility. Lyondell Methanol sells all of its products to Equistar.

                           LYONDELL CHEMICAL COMPANY

   In accordance with the guidance in Emerging Issues Task Force Issue No. 96-16 issued in May 1997, the Company began to account for its investment in Lyondell Methanol using the equity method of accounting, effective January 1, 1998.

   During 1998 and 1997, Lyondell Methanol revenues were $104 million and $165 million and net income was $8 million and $58 million, respectively.

7. Unusual Charges

   During 1998, the Company wrote off $57 million of costs assigned to purchased in-process research and development in connection with the Acquired Business. The Company's pro rata share of Equistar's unusual charges for 1998 and 1997 was $15 million and $24 million, respectively, and consisted primarily of costs associated with the consolidation of certain operations. These costs were paid by Equistar and allocated to the Partners in accordance with their ownership percentages. Lyondell's pro rata share of LCR's unusual charges related to a new agreement with LCR's labor union. Additionally, related to the formation of Equistar, Lyondell incurred unusual charges in 1998 and 1997 related to the early termination of incentive compensation plans and executive severance.

   The unusual charges consisted of the following items for the years ended December 31:

      Millions of dollars                                              1998 1997
      -------------------                                              ---- ----
      Purchased in-process research and development................... $57  $--
      Lyondell's pro rata share of Equistar unusual charges...........  15   24
      Lyondell's pro rata share of LCR unusual charges................   6   --
      Lyondell incentive compensation and executive severance.........   4   16
                                                                       ---  ---
        Total unusual charges......................................... $82  $40
                                                                       ===  ===

8. Income Taxes

   The significant components of the provision for income taxes were as follows for the years ended December 31:

      Millions of dollars                                       1998  1997 1996
      -------------------                                       ----  ---- ----
      Current
        Federal...............................................  $(44) $114 $ 19
        Foreign...............................................     6    --   --
        State.................................................    (1)   13    1
                                                                ----  ---- ----
          Total current.......................................   (39)  127   20
                                                                ----  ---- ----
      Deferred
        Federal...............................................    69    43   48
        Foreign...............................................    (1)   --   --
        State.................................................     8    --    2
                                                                ----  ---- ----
          Total deferred......................................    76    43   50
                                                                ----  ---- ----
          Total provision for income taxes....................  $ 37  $170 $ 70
                                                                ====  ==== ====

                           LYONDELL CHEMICAL COMPANY

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes, and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets were as follows as of December 31:

      Millions of dollars                                            1998  1997
      -------------------                                            ----  ----
      Deferred tax liabilities:
        Tax over book depreciation and amortization................  $452  $ --
        Investments in partnerships................................   251   230
        Other......................................................    30    --
                                                                     ----  ----
          Total deferred tax liabilities...........................   733   230
                                                                     ----  ----
      Deferred tax assets:
        Provisions for benefit plans and estimated expenses........   236    25
        Federal benefit attributable to foreign taxes..............   100    --
        Federal tax credit carryforwards...........................    57    --
        Other......................................................    30     2
                                                                     ----  ----
          Total deferred tax assets................................   423    27
        Deferred tax asset valuation allowance.....................   (27)   --
                                                                     ----  ----
          Net deferred tax assets..................................   396    27
                                                                     ----  ----
      Net deferred tax liabilities.................................   337   203
      Less current portion of deferred tax liability (asset).......    --    (6)
                                                                     ----  ----
        Long-term deferred income taxes............................  $337  $209
                                                                     ====  ====

   At December 31, 1998, net deferred tax assets of $76 million were classified as "Deferred charges and other assets" on the Consolidated Balance Sheets.

   Under Internal Revenue Code Sections 338 (g) and (h) (10), Lyondell and ARCO agreed to elect to step up the U.S. tax basis of the Acquired Company's net assets. This will result in significantly increased depreciation and amortization deductions for U.S. tax purposes.

   The reconciliation of income tax computed at the U.S. federal statutory tax rate to the Company's effective tax rate follows:

      Description                                            1998  1997  1996
      -----------                                            ----  ----  ----
      U.S. statutory income tax rate........................ 35.0% 35.0% 35.0%
        Increase (reduction) in taxes resulting from:
          Foreign and U.S. tax effects of foreign
           operations.......................................  6.9    --    --
          State income taxes, net of federal................  4.9   1.8   1.2
          Settlement of tax issues.......................... (5.1)   --    --
          Officer compensation..............................   --    .9    --
          Other, net........................................  (.2)  (.4)  (.5)
                                                             ----  ----  ----
      Effective income tax rate............................. 41.5% 37.3% 35.7%
                                                             ====  ====  ====

                           LYONDELL CHEMICAL COMPANY

9. Related Party Transactions

   Atlantic Richfield Company--Sales to ARCO, excluding sales to ARCO Chemical Company, were $31 million in 1996. Cost of sales and selling expenses include charges from ARCO, excluding costs to ARCO Chemical Company, of $23 million in 1996. The Company purchased 383,312 shares of its common stock held by ARCO after the conversion of the Exchangeable Notes on September 15, 1997 at a price of $25.66 per share. After that transaction, ARCO ceased to be a related party.

   Sales by Lyondell to ARCO Chemical, an ARCO affiliate and therefore a related party until September 1997, consisting of propylene, MTBE, benzene, ethylene, methanol and other products and services, were $206 million and $287 million during 1997 and 1996, respectively.

   In July 1996, a fire occurred at the ARCO PipeLine Company meter station located within the Channelview Facility. The fire forced the shutdown of the entire Channelview Facility for several days and more than two weeks for some units. The Company recovered lost profits from ARCO PipeLine Company for this shutdown. The recovery was included in 1996 reported results.

10. Accounts Receivable

   In December 1998, the Company entered into a three-year receivables purchase agreement with an independent issuer of receivables-backed commercial paper. Under the terms of the agreement, the Company agreed to sell on an ongoing basis and without recourse, designated accounts receivable. To maintain the balance of the accounts receivable sold, the Company is obligated to sell new receivables as existing receivables are collected. The agreement permits the sale of up to $175 million of accounts receivable through December 2001.

   At December 31, 1998, the Company's gross accounts receivable that had been sold to the purchasers aggregated $160 million. This amount has been reported as operating cash flows in the Consolidated Statements of Cash Flows. Costs related to the sale are included in "Other income (expense), net" in the Consolidated Statements of Income.

11. Inventories

   Inventories are stated at the lower of cost or market. In 1998, approximately 94 percent of inventories, excluding materials and supplies, were determined by the last-in, first-out ("LIFO") method. Materials and supplies and other non-LIFO inventories are valued using either the first-in, first-out ("FIFO") or the average cost methods.

   Inventories at December 31, 1998 were comprised of the following:

      Millions of dollars
      -------------------
      Finished goods....................................................... $459
      Work-in-process......................................................   18
      Raw materials........................................................   34
      Materials and supplies...............................................   39
                                                                            ----
        Total inventories.................................................. $550
                                                                            ====

   As of December 31, 1997, all of Lyondell's inventories had been contributed to Equistar.

                           LYONDELL CHEMICAL COMPANY

12. Property, Plant and Equipment, Net

   The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

      Millions of dollars                                            1998  1997
      -------------------                                           ------ ----
      Land......................................................... $   19 $ --
      Manufacturing facilities and equipment.......................  4,470  138
      Construction in progress.....................................     98   --
                                                                    ------ ----
        Total property, plant and equipment........................  4,587  138
      Less accumulated depreciation................................     76   92
                                                                    ------ ----
        Property, plant and equipment, net......................... $4,511 $ 46
                                                                    ====== ====

   Depreciation expense for 1998, 1997 and 1996 was $75 million, $71 million and $89 million, respectively. Approximately $32 million of interest cost during 1996 was capitalized as property, plant and equipment. No interest was capitalized during 1998 and 1997. At December 31, 1997, the Company's manufacturing facilities and equipment consisted of the assets owned by Lyondell Methanol.

13. Deferred Charges and Other Assets

   Deferred charges and other assets, net of accumulated amortization, were as follows at December 31:

      Millions of dollars                                             1998 1997
      -------------------                                             ---- ----
      Patents and licensed technology................................ $236 $ --
      Company owned life insurance...................................  184   43
      Contractual rights.............................................  138   --
      Debt issue costs, net..........................................  109   --
      Other..........................................................  213    4
                                                                      ---- ----
        Total deferred charges and other assets...................... $880 $ 47
                                                                      ==== ====

   The increase in deferred charges and other assets in 1998 is primarily due to the purchase of the Acquired Business.

14. Other Accrued Liabilities

   Other accrued liabilities were as follows at December 31:

      Millions of dollars                                             1998 1997
      -------------------                                             ---- ----
      Accrued payroll and benefits................................... $148 $  6
      Accrued contractual obligations................................  139   --
      Accrued interest...............................................   55    2
      Accrued taxes other than income................................   49   11
      Other..........................................................   90    5
                                                                      ---- ----
        Total other accrued liabilities.............................. $481 $ 24
                                                                      ==== ====

                           LYONDELL CHEMICAL COMPANY

15. Pension and Other Postretirement Benefits

   The Company provides defined pension and postretirement benefit plans to employees. The following table provides a reconciliation of benefit obligations, plan assets and the funded status of the plans:

                                                                  Other
                                                  Pension    Postretirement
                                                 Benefits       Benefits
                                                 ----------  ----------------
Millions of dollars                              1998  1997   1998     1997
-------------------                              ----  ----  -------  -------
Change in benefit obligation:
 Benefit obligation, January 1.................. $136  $118  $     5  $    25
 Service cost...................................    7     6        1        3
 Interest cost..................................   18    10        2        2
 Plan amendments................................   --    --       --      (18)
 Actuarial loss.................................   42    21        5        5
 Effect of settlement...........................   10    (9)      --       --
 Acquisition of ARCO Chemical...................  303    --       61       --
 Transfer to Equistar...........................   --    --       --      (12)
 Benefits paid..................................  (29)  (10)      (1)      --
                                                 ----  ----  -------  -------
 Benefit obligation, December 31................  487   136       73        5
                                                 ----  ----  -------  -------
Change in plan assets:
 Fair value of plan assets, January 1...........  103    90       --       --
 Actual return of plan assets...................   11    14       --       --
 Company contributions..........................   12     9        1       --
 Acquisition of ARCO Chemical...................  351    --       --       --
 Benefits paid..................................  (29)  (10)      (1)      --
                                                 ----  ----  -------  -------
 Fair value of plan assets, December 31.........  448   103       --       --
                                                 ----  ----  -------  -------
 Funded status..................................  (39)  (33)     (73)      (5)
 Unrecognized actuarial loss....................   70    21        8        4
 Unrecognized prior service cost................    6     3      (18)     (20)
 Unrecognized transition obligation (asset).....    5    (2)      --       --
                                                 ----  ----  -------  -------
 Net amount recognized.......................... $ 42  $(11) $   (83) $   (21)
                                                 ====  ====  =======  =======
Amounts recognized in the Consolidated Balance
 Sheets consist of:
 Prepaid benefit cost........................... $ 54  $ --  $    --  $    --
 Accrued benefit liability......................  (12)  (11)     (83)     (21)
                                                 ----  ----  -------  -------
 Net amount recognized.......................... $ 42  $(11) $   (83) $   (21)
                                                 ====  ====  =======  =======

   The above table for pension benefits includes foreign pension plans of ARCO Chemical. These plans constituted approximately 20 percent of the benefit obligation and 23 percent of the plan assets at December 31, 1998. The assumptions used in determining the net periodic pension cost and pension obligation for foreign pension plans were based on the economic environment of each applicable country.

   The benefit obligation and accumulated benefit obligation for pension plans with accumulated benefit obligations in excess of plan assets were $19 million and $11 million, respectively, as of December 31, 1998 and $11 million and $7 million, respectively, as of December 31, 1997. These plans are not funded and consisted primarily of supplementary benefit plans for executives and expatriates.

   In connection with the formation of Equistar, pension obligations and assets were not contributed by Lyondell to Equistar. The employees transferred to Equistar became fully vested in the Lyondell pension plan effective December 1, 1997 and no longer accrue pension service with Lyondell. However, an accrued

                           LYONDELL CHEMICAL COMPANY
postretirement benefit obligation of $12 million associated with Lyondell employees transferred to Equistar was contributed to Equistar by Lyondell.

   Net periodic pension and other postretirement benefit costs included the following components:

                                                                       Other
                                                    Pension        Postretirement
Millions of dollars                                 Benefits          Benefits
-------------------                              ----------------  ---------------
                                                 1998  1997  1996  1998  1997 1996
Components of net periodic benefit cost:         ----  ----  ----  ----  ---- ----
 Service cost................................... $  7  $ 6   $ 10  $ 1   $ 3  $ 4
 Interest cost..................................   19   10     12    2     2    4
 Expected return of plan assets.................  (24)  (8)   (10)  --    --   --
 Prior service cost amortization................   --   --     --   (1)   --   --
 Actuarial loss amortization....................    1    1      1   --    --   --
 Transition obligation amortization.............   --   --      1   --    --   --
                                                 ----  ---   ----  ---   ---  ---
 Net periodic benefit cost before settlement....    3    9     14    2     5    8
 Effect of settlement...........................    2   --     --   --    --   --
                                                 ----  ---   ----  ---   ---  ---
 Net periodic benefit cost after settlement..... $  5  $ 9   $ 14  $ 2   $ 5  $ 8
                                                 ====  ===   ====  ===   ===  ===

   The above net periodic benefit costs included eleven months of 1997 and the full-year 1996 costs of the business contributed to Equistar on December 1, 1997, as well as the 1996 net periodic benefit costs of LCR.

                                                                 Other
                                              Pension        Postretirement
                                              Benefits          Benefits
                                           ----------------  ----------------
                                           1998  1997  1996  1998  1997  1996
                                           ----  ----  ----  ----  ----  ----
Weighted-average assumptions as of
 December 31:
 Discount rate............................ 6.75% 7.25% 7.50% 6.75% 7.25% 7.50%
 Expected return on plan assets........... 9.50% 9.50% 9.50%   --    --    --
 Rate of compensation increase............ 4.75% 4.75% 5.00% 4.75% 4.75% 5.00%

   For measurement purposes, the assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 1998 was 7.0 percent for 1999-2001 and 5.0 percent thereafter. A one-percentage-point increase in assumed health care cost trend rates would increase the postretirement benefit obligation by $10 million, while a one-percentage-point decrease would reduce the obligation by $8 million. The effect of a one-percentage-point change would be less than $1 million on the total of the service and interest cost components.

16. Long-Term Debt and Financing Arrangements

   In connection with its purchase of the Acquired Business, the Company executed a bank credit agreement providing for aggregate borrowings of up to $7.0 billion ("Credit Facility"). As part of the acquisition, the Company assumed approximately $870 million of ARCO Chemical debt. Borrowings under the Credit Facility of $6.5 billion were used for: (i) the purchase of approximately 97.4 million shares of ARCO Chemical common stock; (ii) repayment of debt, including the $345 million term note payable to Equistar, short-term borrowings of Lyondell and ARCO Chemical and other long-term borrowings of ARCO Chemical; and (iii) payment of certain debt issuance costs.

   The Credit Facility comprises: (i) a five-year revolving credit facility of up to $500 million to be used for general corporate purposes ("Revolving Credit Facility"); and (ii) four separate term loans ("Term Loans") in the amounts of:
(a) $2.0 billion ("Term Loan A") to be amortized over five years; (b) $1.25 billion ("Term Loan B") to be amortized over seven years; (c) $1.25 billion with principal maturing on June 30, 1999 ("Term Loan C"); and (d) $2.0 billion with principal maturing on June 30, 2000 ("Term Loan D"). All of the Term

                           LYONDELL CHEMICAL COMPANY

Loans were funded on July 28, 1998. No amounts have been funded to date under the Revolving Credit Facility. The Credit Facility is collateralized by cash flow streams from the Company's three joint ventures and the Company's common stock ownership in its subsidiaries.

   The Term Loans bear interest at the following rates: (i) Term Loan A--LIBOR plus 2.0 percent; (ii) Term Loan B--LIBOR plus 2.5 percent; (iii) Term Loan C-- LIBOR plus 2.0 percent; and (iv) Term Loan D--LIBOR plus 2.0 percent.

   Mandatory prepayments from certain sources of funds are required with respect to the Term Loans until such time as: (i) Term Loans C and D are repaid in full, including accrued interest and fees thereon; and (ii) Lyondell has achieved investment grade ratings of at least BBB- and Baa3 from Standard & Poor's Ratings Services and Moody's Investors Service, Inc., respectively. The sources of funds for mandatory prepayments include: (i) cash proceeds received from or as a result of: (a) certain equity or debt issuances; (b) the recapitalization of LCR; and (c) asset sales, as defined; and (ii) 50 percent of annual excess cash flow, as defined, less the aggregate principal amount prepaid under the Term Loans.

   Under the covenant provisions of the Credit Facility, the Company has agreed to, among other things: (i) maintain certain specified financial ratios and consolidated net worth (as defined in the Credit Facility); (ii) refrain from making certain distributions with respect to Lyondell's common stock; (iii) refrain from making certain investments, as defined; (iv) refrain from allowing its subsidiaries to incur certain types and amounts of debt; and (v) use its best efforts to maintain certain ownership interests in its joint ventures and to ensure that the joint ventures maintain certain capital expenditure, debt level and cash distribution policies. The Credit Facility requires the Company, among other things, to issue $1.25 billion of equity, as defined, by July 23, 1999. The breach of any of the covenants or financial requirements in the Credit Facility could result in a default thereunder, which would permit the lenders to declare the loans immediately payable and to terminate future lending commitments. The Company intends to seek an amendment to the Credit Facility that would, among other things, substantially reduce the requirements for the sale of equity and ease the financial ratio requirements. The amendment requires approval by lenders holding a majority of the commitments. Subject to the foregoing, the Company intends to complete an amendment of the Credit Facility and to effect debt and equity offerings in the second quarter of 1999, using the proceeds to meet the June 1999 debt maturity. In addition, the Company is actively exploring alternative means of retiring or refinancing debt, including other financing sources, enhancement of operating cash flows through cost reductions, management of working capital levels and sales of assets. Accordingly, the Company believes that it will be able to satisfy its obligations through the actions discussed above.

   Long-term debt at December 31, 1998 and 1997 consisted of the following:

      Millions of dollars                                          1998   1997
      -------------------                                         ------ ------
      Term Loan A................................................ $1,852 $   --
      Term Loan B................................................  1,248     --
      Term Loan C................................................  1,250     --
      Term Loan D................................................  2,000     --
      Debentures due 2000, 9.9%..................................    200     --
      Debentures due 2005, 9.375%................................    100     --
      Debentures due 2010, 10.25%................................    100     --
      Debentures due 2020, 9.8%..................................    224     --
      Other......................................................     20     --
      Term note to Equistar......................................     --    345
                                                                  ------ ------
        Total long-term debt.....................................  6,994    345
      Less current maturities....................................  1,603     --
                                                                  ------ ------
        Long-term debt, net...................................... $5,391 $  345
                                                                  ====== ======

                           LYONDELL CHEMICAL COMPANY

   Lyondell transferred $744 million of long-term debt to Equistar on December 1, 1997 of which $713 million was outstanding at December 31, 1998. Lyondell remains an obligor on the debt. Under certain limited circumstances the debt holders have the right to require repurchase of up to $313 million of the debt.

   Aggregate maturities of all long-term debt during the next five years are $1.6 billion in 1999, $2.6 billion in 2000, $445 million in 2001, $445 million in 2002, $446 million in 2003, and $1.4 billion thereafter.

17. Financial Instruments

   The Company does not buy or sell, or hold or issue financial instruments for speculative trading purposes.

   Foreign currency swap and forward contracts are used to minimize foreign exchange exposures. Foreign exchange exposures result from cash flows between U.S. and international operations and transactions denominated in currencies other than the local currency of an operating entity. Swap contracts and forward contracts are used to hedge foreign exchange exposures The notional amounts of foreign currency contracts outstanding, principally involving the Netherlands guilder, were $205 million at December 31, 1998 with various maturity dates in 1999.

   Gains and losses, realized and unrealized, on foreign currency forward and swap contracts as well as realized and unrealized gains and losses on the underlying exposures are recognized currently in "Other income (expense), net" in the Consolidated Statements of Income.

   During 1998, to mitigate interest rate exposure on its anticipated future public debt issuance, the Company entered into treasury-rate lock transactions ("Treasury Locks") in the notional amount of $1 billion. The Treasury Locks, which are based on U.S. Treasury rates have an average interest rate of 5.52 percent with a determination date of August 5, 1999. The Company's accounting policy is to defer any gains and losses on the Treasury Locks, and recognize them as an adjustment to interest expense over the term of the debt issued. The fair value of the Treasury Locks at December 31, 1998 was an obligation of approximately $53 million, resulting from a decline in the relevant U.S. Treasury rates. Had the Company issued the anticipated fixed-rate debt as of December 31, 1998, it would have benefited from a lower interest rate on the debt issued, resulting in lower interest expense over the life of the debt, that would have been an offset to the potential settlement of the Treasury Locks.

   The carrying value and the estimated fair value of the Company's financial instruments as of December 31, 1998 are shown as assets (liabilities) in the table below.

                                                                     1998
                                                                ---------------
                                                                Carrying  Fair
      Millions of dollars                                        Value   Value
      -------------------                                       -------- ------
      Nonderivatives:
        Investments and long-term receivables..................  $1,078  $1,078
        Long-term debt (including current maturities)..........   6,994   7,027
      Derivatives:
        Treasury locks.........................................      --     (53)
        Foreign currency swaps.................................     (10)    (11)
        Foreign currency forwards..............................      (1)     (1)

   All derivative instruments are off-balance-sheet instruments, however net receivable or payable positions related to derivative instruments are carried on the balance sheet.

                           LYONDELL CHEMICAL COMPANY

   The fair value of all nonderivative financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and notes payable, approximated their carrying value due to their short maturity. Investments and long-term receivables, which consist primarily of equity investments in affiliated companies, were valued using current financial and other available information. Based upon the borrowing rates currently available to the Company for debt with terms and average maturities similar to the Company's debt portfolio, the fair value of the Company's long-term debt, including amounts due within one year, was $7.0 billion at December 31, 1998. The fair value of derivative financial instruments represents the amount to be exchanged if the existing contracts were settled at December 31, 1998 and are based on market quotes.

   The Company is exposed to credit risk related to its financial instruments in the event of nonperformance by the counterparties. The Company does not generally require collateral or other security to support these financial instruments. The counterparties to these transactions are major institutions deemed creditworthy by the Company. The Company does not anticipate nonperformance by the counterparties.

   For the year ended December 31, 1998, the results of foreign exchange transactions, including foreign currency derivative instruments, were not significant.

18. Commitments and Contingencies

   The Company has commitments, including those related to capital expenditures, all made in the normal course of business. During August 1998, as contemplated at the time of the Acquisition, Lyondell announced the delay of construction of a PO plant, known as PO-11, that ARCO Chemical had previously scheduled for startup in late 2001. As part of the delay, the Company is negotiating the cancellation of the related lump-sum contract for the engineering, procurement and construction of the PO-11 plant. The Company recorded estimated liabilities for penalties and cancellation charges related to the cancellation of the lump-sum contract and related commitments at the time of the acquisition of ARCO Chemical (see Note 3).

   The Acquired Business is party to a long-term supply arrangement for toluene diisocyanate ("TDI"). Under the arrangement, the Company is entitled to all of the TDI output of the supplier's two plants in France, which have a combined rated capacity of approximately 264 million pounds per year. The Company is required to purchase a minimum of 216 million pounds of TDI per year for up to 15 years, beginning January 1, 1995. The aggregate purchase price is a combination of plant cost and market price. The Company is further obligated to pay additional capacity reservation fees based upon plant output factors.

   Prior to the formation of Equistar on December 1, 1997, the Company was party to various unconditional purchase obligation contracts as a purchaser of product and services. The Company's total purchases under those agreements, including LCR for 1996, were $27 million and $47 million in 1997 and 1996, respectively.

   Crude Supply Agreement--Depending upon market conditions, breach or termination of LCR's Crude Supply Agreement could adversely affect LCR, and therefore, the Company. Although the parties have negotiated alternate arrangements in the event of a force majeure, which may arise from, among other things, governmental or other actions restricting or otherwise limiting PDVSA Oil's ability to perform its obligations, any such alternative arrangements may not be as beneficial as the Crude Supply Agreement. There can be no assurance that alternative crude oils with similar margins would be available for purchase by LCR. Furthermore, the breach or termination of the Crude Supply Agreement would require LCR to return to the practice of purchasing all or a portion of its crude oil feedstocks in the merchant market and would again subject LCR to significant volatility and price fluctuations. In late April 1998, LCR received notification from PDVSA Oil of reduced delivery of crude oil related to announced OPEC production cuts. LCR began receiving the reduced allocation of crude oil from PDVSA Oil in August 1998.

                           LYONDELL CHEMICAL COMPANY

   Cross Indemnity Agreement--In connection with the transfer of assets and liabilities from ARCO to the Company in 1988, the Company agreed to assume certain liabilities arising out of the operation of the Company's integrated petrochemicals and refining business prior to July 1, 1988. In connection with the transfer of such liabilities, the Company and ARCO entered into an agreement, updated in 1997 ("Revised Cross-Indemnity Agreement"), whereby the Company agreed to defend and indemnify ARCO against certain uninsured claims and liabilities which ARCO may incur relating to the operation of the business of the Company prior to July 1, 1988, including certain liabilities which may arise out of pending and future lawsuits. For current and future cases related to Company products and Company operations, ARCO and the Company bear a proportionate share of judgment and settlement costs according to a formula that allocates responsibility based upon years of ownership during the relevant time period. The party with the more significant potential liability exposure is responsible for case management and associated costs while allowing the non-case managing party to protect its interests. Under the Revised Cross-Indemnity Agreement, the Company will assume responsibility for its proportionate share of future costs for waste site matters not covered by ARCO insurance. Subject to the uncertainty inherent in all litigation, management believes the resolution of the matters pursuant to the Revised Cross-Indemnity Agreement will not have a material adverse effect upon the Consolidated Financial Statements of the Company.

   In connection with the Acquisition, the Company succeeded, indirectly, to a cross indemnity agreement with ARCO whereby ARCO Chemical indemnified ARCO against certain claims or liabilities that ARCO may incur relating to ARCO's former ownership and operation of the businesses of ARCO Chemical ("Former ARCO Businesses"), including liabilities under laws relating to the protection of the environment and the workplace, and liabilities arising out of certain litigation. As part of the agreement, ARCO indemnified ARCO Chemical with respect to claims or liabilities and other matters of litigation not related to the Former ARCO Businesses. ARCO also indemnified ARCO Chemical for certain federal, foreign, state, and local taxes that might be assessed upon audit of the operations of the Former ARCO Businesses for periods prior to July 1, 1987.

   Indemnification Arrangements Relating to Equistar--Lyondell, Millennium and Occidental have each agreed to provide certain indemnifications to Equistar with respect to the petrochemicals and polymers businesses contributed by the Partners. In addition, Equistar agreed to assume third party claims that are related to certain pre-closing contingent liabilities asserted prior to December 1, 2004 for Lyondell and Millennium, and May 15, 2005 for Occidental, to the extent the aggregate thereof does not exceed $7 million to each Partner, subject to certain terms of the respective Asset Contribution Agreements. During the thirteen months ended December 31, 1998, approximately $1 million had been expensed by Equistar under the $7 million indemnification basket with respect to the business contributed by Lyondell.

   Environmental--The Company's policy is to be in compliance with all applicable environmental laws. The Company is subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, the Company cannot accurately predict future developments, such as increasingly strict environmental laws and inspection and enforcement policies, as well as higher compliance costs arising therefrom, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste.

   Pursuant to the terms of the Revised Cross-Indemnity Agreement, the Company is currently contributing funds to the clean up of one waste site (Brio, located near Houston, Texas) under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") as amended and the Superfund Amendments and Reauthorization Act of 1986. The Company is also subject to certain assessment and

                           LYONDELL CHEMICAL COMPANY
remedial actions at the Refinery under the Resource Conservation and Recovery Act ("RCRA"). In addition, the Company has negotiated an order with the Texas Natural Resource Conservation Commission ("TNRCC") for assessment and remediation of groundwater and soil contamination at the Refinery.

   As of December 31, 1998, the Company has accrued $9 million related to future CERCLA, RCRA and TNRCC assessment and remediation costs associated with the above mentioned sites. The costs are expected to be incurred over the next two to seven years. In the opinion of management, there is currently no material range of loss in excess of the amount recorded for these sites. However, it is possible that new information about the sites for which the reserve has been established, new technology or future developments such as involvement in other CERCLA, RCRA, TNRCC or other comparable state law investigations, could require the Company to reassess its potential exposure related to environmental matters.

   As part of the Acquisition (see Note 3), the Company assumed ARCO Chemical's environmental liability, which totaled $39 million at December 31, 1998 and reflects the Company's latest assessment of potential future remediation costs associated with known ARCO Chemical sites. The liability is related to four current plant sites, one former plant site and one federal Superfund site for amounts ranging from $2 million to $18 million per site. Further, the Acquired Business is involved in administrative proceedings or lawsuits relating to a minimal number of other Superfund sites. The Company estimates however, based upon currently available information, that potential loss contingencies associated with these sites, individually and in the aggregate, are not significant. Substantially all amounts accrued are expected to be paid out over the next five to ten years.

   The Company has relied upon remedial investigation/feasibility studies ("RI/FS") at each site of the Acquired Business as a basis for estimating remediation costs at the site. RI/FS or preliminary assessments have been completed at most of the sites. However, selection of the remediation method and the cleanup standard to be applied are, in most cases, subject to approval by the appropriate government authority. Accordingly, the Company may have possible loss contingencies in excess of the amounts accrued to the extent the scope of remediation required, the final remediation method selected and/or the cleanup standard applied, vary from the assumptions used in estimating the liability. The Company estimates that the upper range of these possible loss contingencies should not exceed the amount accrued by more than $65 million.

   During July 1994, the Company reported results of an independent investigation conducted by the Audit Committee of the Board of Directors regarding the compliance status of two process waste-water streams under the applicable Benzene National Emissions Standard for Hazardous Air Pollutants ("NESHAPS") regulations and certain issues raised by an employee. The Company has been informed that this matter is considered closed by the EPA and no further enforcement action is anticipated.

   The extent of loss related to environmental matters ultimately depends upon a number of factors, including technological developments, changes in environmental laws, the number and ability to pay of other parties involved at a particular site and the Company's potential involvement in additional environmental assessments and cleanups. Based upon currently known facts, management believes that any remediation costs the Company may incur in excess of the amounts accrued or disclosed above would not have a material adverse impact on the Company's Consolidated Financial Statements.

   MTBE--Certain federal and state legislative initiatives have sought to either rescind the oxygenate requirement for reformulated gasoline sold in California and other states or restrict the use of MTBE. There is ongoing review of this issue and the ultimate resolution of the appropriateness of using MTBE could result in a significant reduction in the Company's MTBE sales. In addition, the Company has a take-or-pay contract with ARCO, which contributes significant pretax margin. If such legislative initiatives were enacted, ARCO has indicated that it might attempt to invoke a force majeure provision in the contract in order to reduce the quantities of MTBE it purchases under, or to terminate, the contract. The Company would vigorously dispute such action.

                           LYONDELL CHEMICAL COMPANY

   General--The Company is involved in various lawsuits and proceedings. Subject to the uncertainty inherent in all litigation, management believes the resolution of these proceedings will not have a material adverse effect upon the Consolidated Financial Statements of the Company.

   In the opinion of management, any liability arising from the matters discussed in this Note is not expected to have a material adverse effect on the Consolidated Financial Statements of the Company. However, the adverse resolution in any reporting period of one or more of these matters discussed in this Note could have a material impact on the Company's results of operations for that period without giving effect to contribution or indemnification obligations of co-defendants or others, or to the effect of any insurance coverage that may be available to offset the effects of any such award.

19. Lease Commitments

   The Company leases various facilities and equipment under noncancelable lease arrangements for varying periods. As of December 31, 1998, future minimum lease payments for years ending December 31, relating to all noncancelable operating leases with lease terms in excess of one year were as follows:

      Millions of dollars
      -------------------
      1999................................................................ $ 52
      2000................................................................   42
      2001................................................................   38
      2002................................................................   33
      2003................................................................   26
      Thereafter..........................................................  310
                                                                           ----
        Total minimum lease payments...................................... $501
                                                                           ====

   Operating lease net rental expenses for 1998, 1997 and 1996, including Lyondell Methanol for 1997 and LCR for 1996, were $39 million, $43 million and $66 million, respectively.

20. Stockholders' Equity

   Dividends--During 1998, 1997 and 1996, the Company paid regular quarterly dividends of $.225 per share on common stock outstanding.

   Basic and Diluted Earnings per Share--Basic earnings per share for all periods presented are computed based upon the weighted average number of shares outstanding for the periods. Diluted earnings per share include the effect of outstanding stock options issued under the Executive Long-Term Incentive Plan and the Incentive Stock Option Plan. The following earnings per share ("EPS") data is presented for the years ended December 31:

                                             1998         1997         1996
                                          ----------- ------------ ------------
Thousands of shares                       Shares EPS  Shares  EPS  Shares  EPS
-------------------                       ------ ---- ------ ----- ------ -----
Basic.................................... 77,669 $.67 79,796 $3.58 80,000 $1.58
Dilutive effect of options...............     30   --     17    --     45    --
                                          ------ ---- ------ ----- ------ -----
Diluted.................................. 77,699 $.67 79,813 $3.58 80,045 $1.58
                                          ====== ==== ====== ===== ====== =====

   Treasury Stock--From time to time the Company purchases its shares in the open market to be used for issuances under the Company's employee compensation and benefits plans, including stock option and restricted stock plans. During 1998, the Company purchased 500,000 shares for approximately $10 million to

                           LYONDELL CHEMICAL COMPANY
be used for such plans. The Company reissued, under the Restricted Stock Plan, 88,848 shares previously purchased. Earlier in 1998, the Company completed the stock repurchase program authorized by the Company's Board of Directors in September 1997. A total of 2,567,051 shares were purchased for $75 million under this stock repurchase program.

   Restricted Stock Plan--During 1998 the Company granted and issued 88,848 shares of restricted stock to employees of the Acquired Business. The shares vest on various dates through December 15, 2000, depending upon the terms of the individual grants. Employees are entitled to receive dividends on the restricted shares.

   Rights to Purchase Common Stock--On December 8, 1995, the Board of Directors of Lyondell declared a dividend of one right ("Right") for each outstanding share of the Company's common stock to stockholders of record on December 20, 1995. The Rights become exercisable upon the earlier of: (i) ten days following a public announcement by another entity that it has acquired beneficial ownership of 15 percent or more of the outstanding shares of common stock; or
(ii) ten business days following the commencement of a tender offer or exchange offer to acquire beneficial ownership of 15 percent or more of the outstanding shares of common stock, except under certain circumstances. The Rights expire at the close of business on December 8, 2005 unless earlier redeemed at a price of $.0005 per Right or exchanged by the Company as described in the Rights Agreement dated as of December 8, 1995.

   Preferred Stock--The Company has authorized 80,000,000 shares of preferred stock, $.01 par value, of which none were issued or outstanding at December 31, 1998.

   Stock Options--The Company's Executive Long-Term Incentive Plan ("LTI Plan") became effective in November 1988. The last stock options granted under the LTI Plan were granted in March 1994. No additional stock option grants will be made under this plan. The LTI Plan provided, among other compensation awards, for the granting to officers and other key management employees of non-qualified stock options for the purchase of up to 1,295,000 shares of the Company's common stock. The number of options exercisable each year is equal to 25 percent of the number granted after each year of continuous service starting one year from the date of grant. The LTI Plan provided that the option price per share was not less than 100 percent of the fair market value of the stock on the effective date of the grant. As of December 31, 1998, options covering 621,835 shares were outstanding under the LTI Plan with a weighted average remaining life of 4 years, all of which were exercisable at prices ranging from $18.25 to $30.00 per share. The following summarizes stock option activity for the LTI Plan:

                                                           Number     Average
                                                             of     Option Price
                                                           Shares    Per Share
                                                          --------  ------------
Balance, January 1, 1996.................................  948,256     $23.26
  Exercised.............................................. (204,454)     22.64
                                                          --------
Balance, December 31, 1996...............................  743,802      23.43
  Exercised..............................................  (11,642)     19.15
                                                          --------
Balance, December 31, 1997...............................  732,160      23.50
  Exercised.............................................. (110,325)     22.84
                                                          --------
Balance, December 31, 1998...............................  621,835      23.62
                                                          ========

                           LYONDELL CHEMICAL COMPANY

   The Company's Incentive Stock Option Plan ("ISO Plan"), a tax qualified plan, became effective in January 1989. The last stock options granted under the ISO Plan were granted in March 1993. No additional grants will be made under the ISO Plan. All employees of the Company who were not on the executive payroll were eligible to participate in the ISO Plan, subject to certain restrictions. Various restrictions apply as to when and to the number of stock options that may be exercised during any year. As of December 31, 1998, options covering 145,191 shares were outstanding at $30.00 per share. These options were held by 641 eligible employees and expired in January 1999. At December 31, 1998, no stock options were exercisable. The following summarizes stock option activity for the ISO Plan:

                                                           Number     Average
                                                             of     Option Price
                                                           Shares    Per Share
                                                           -------  ------------
Balance, January 1, 1996.................................. 189,553     $29.64
  Canceled/forfeited...................................... (10,303)     28.51
  Exercised...............................................  (3,446)     19.44
                                                           -------
Balance, December 31, 1996................................ 175,804      29.91
  Canceled/forfeited...................................... (18,250)     29.68
  Exercised...............................................    (803)     19.44
                                                           -------
Balance, December 31, 1997................................ 156,751      29.99
  Canceled/forfeited...................................... (11,408)     30.00
  Exercised...............................................    (152)     19.44
                                                           -------
Balance, December 31, 1998................................ 145,191      30.00
                                                           =======

   Employee stock options are accounted for under the intrinsic value based method prescribed by the Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation cost has been recognized in connection with stock option grants under the plans. There were no grants in any of the years ended December 31, 1998, 1997 and 1996.

21. Supplemental Cash Flow Information

   Supplemental cash flow information is summarized as follows for the years ended December 31:

      Millions of dollars                                        1998 1997 1996
      -------------------                                        ---- ---- ----
      Cash paid during the year for:
       Interest:
        Paid.................................................... $230 $ 66 $103
        Less amount capitalized.................................   --   --   32
                                                                 ---- ---- ----
         Net.................................................... $230 $ 66 $ 71
                                                                 ==== ==== ====
       Income taxes............................................. $ 63 $125 $ 42
                                                                 ==== ==== ====

   The petrochemicals and polymers businesses contributed by the Company to Equistar on December 1, 1997 included non-cash net assets with a net book value of $762 million, including $381 million of accounts receivable, $233 million of inventory, $826 million of net property, plant and equipment and $745 million of long-term debt, including the current maturities. In addition, the Company contributed a $345 million term note payable to Equistar, which was repaid in July 1998.

                           LYONDELL CHEMICAL COMPANY

22. Segment and Related Information

   Using the guidelines set forth in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has identified four reportable segments in which it operates. The reportable segments are: (i) intermediate chemicals and derivatives; (ii) petrochemicals; (iii) polymers; and (iv) refining. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies (see Note 2). The methanol segment is not a reportable segment. The reportable segments are described further below:

   Intermediate Chemicals and Derivatives--This segment consists of the production and marketing of propylene oxide ("PO"), polyether polyols, propylene glycol, propylene glycol ethers, toluene diisocyanate ("TDI"), styrene monomer ("SM") and methyl tertiary butyl ether ("MTBE").

   Petrochemicals--This segment consists of operations in: olefins, including ethylene, propylene, butadiene, butylenes and specialty products; aromatics, including benzene and toluene; methanol; oxygenated chemicals, including ethylene oxide and derivatives, MTBE, ethyl alcohol and diethyl ether; and specialty chemicals, including refinery blending stocks. The petrochemicals business of Equistar for 1998 and December 1997 is included in this segment.

   Polymers--This segment consists of operations in: polyolefins, including high density polyethylene ("HDPE"), low density polyethylene ("LDPE"), linear low density polyethylene ("LLDPE") and polypropylene; and performance polymers products, including color concentrates and compounds, wire and cable resins and compounds, adhesive resins, and fine powders. The polymers business of Equistar for 1998 and December 1997 is included in this segment.

   Refining--This segment, which is comprised of LCR operations, consists of: refined petroleum products, including conventional and reformulated gasoline, low sulfur diesel and jet fuel; aromatics produced at the Refinery, including benzene, toluene, paraxylene and orthoxylene; lubricants, including industrial lubricants, motor oils, white oils, process oils and base oils; carbon black oil; sulfur; residual oil; petroleum coke fuel; olefins feedstocks; and crude oil resales.

   No customer accounted for 10 percent or more of consolidated sales during 1998, 1997 or 1996, other than CITGO during 1996, which purchased substantially all of the refined products produced at the LCR Refinery under the Products Agreement (see Note 5). Under the terms of that agreement, CITGO continues to purchase a substantial portion of the output of the Refining segment.

                           LYONDELL CHEMICAL COMPANY

   Summarized financial information concerning the Company's reportable segments is shown in the following table. The table includes certain reclassifications for an intersegment pricing adjustment recorded in 1996. Intersegment sales from the petrochemicals segment to the polymers segment in 1997 and 1996 include ethylene and propylene produced at Equistar's Channelview facility. Intersegment sales between the petrochemicals and refining segments in 1997 and 1996 include olefins feedstocks and benzene produced at the Refinery, and gasoline blending stocks and hydrogen produced at Equistar's Channelview facility. Intersegment sales were made at prices based upon current market values.

                         Intermediate
                          Chemicals
                             and
Millions of dollars      Derivatives  Petrochemicals Polymers Refining Other  Total
-------------------      ------------ -------------- -------- -------- -----  ------
1998
Sales and other
 operating revenues.....    $1,447                                            $1,447
Income from equity
 investments before
 unusual charges........        --        $  159       $ 89    $  116  $(108)    256
Unusual charges.........        57            --         --         6     19      82
Operating income........       108           159         89       110   (127)    339
Total assets............     8,200           297        201       315    212   9,225
Capital expenditures....        64            --         --        --     --      64
Depreciation and
 amortization expense...       138            --         --        --     --     138

1997
Sales and other
 operating revenues:
  Customers.............                  $2,108       $770                   $2,878
  Intersegment..........                     424         --            $(424)     --
Income from equity
 investments before
 unusual charges........                      28         13    $  102    (11)    132
Unusual charges.........                      --         --        --     40      40
Operating income........                     472         95       102   (135)    534
Total assets............                     447        349       300    463   1,559
Capital expenditures....                      27         13        --      9      49
Depreciation and
 amortization expense...                      50         29        --      5      84

1996
Sales and other
 operating revenues:
  Customers.............                  $1,628       $783    $2,641         $5,052
  Intersegment..........                     665         --       171  $(836)     --
Operating income........                     240         97         1    (60)    278
Total assets............                     870        624     1,706     76   3,276
Capital expenditures....                      57         20       529      3     609
Depreciation and
 amortization expense...                      44         29        34      3     110

                           LYONDELL CHEMICAL COMPANY

   The following table presents the details of "Other" operating income as presented above for the years ended December 31:

   Millions of dollars                                     1998   1997   1996
   -------------------                                     -----  -----  -----
   Expenses, principally Equistar selling, general and
    administrative, not allocated to petrochemicals and
    polymers segments..................................... $(114) $ (95) $ (60)
   Income from equity investment in Lyondell Methanol
    Company, L.P..........................................     6     --     --
   Unallocated unusual charges............................   (19)   (40)    --
                                                           -----  -----  -----
     Total................................................ $(127) $(135) $ (60)
                                                           =====  =====  =====

   The following "Sales and other operating revenues" by country data are based upon the location of the use of the product. Long-lived assets by country data are based upon the location of the assets. The data are for the five months ended and as of December 31, 1998, respectively:

                                                            Sales and
                                                              Other
                                                            Operating Long-Lived
      Millions of dollars                                   Revenues    Assets
      -------------------                                   --------- ----------
      United States........................................  $  724     $3,046
      Foreign..............................................     723      1,465
                                                             ------     ------
        Total..............................................  $1,447     $4,511
                                                             ======     ======

   Foreign long-lived assets primarily consist of the net property, plant and equipment of two plants, located in Rotterdam, The Netherlands, and Fos-sur-Mer, France, both of which are part of the intermediate chemicals and derivatives segment. Prior to the purchase of the Acquired Business as of July 28, 1998, the Company did not have operations outside the United States and export sales were not significant.

23. Unaudited Quarterly Results

                                                      For the quarter ended
                                                  -----------------------------
                                                  March June September December
Millions of dollars, except per share data         31    30     30        31
------------------------------------------        ----- ---- --------- --------
1998
Sales and other operating revenues............... $ --  $ --   $566      $881
Income from equity investments...................  120    53     61        22
Operating income.................................  107    45     87       100
Income (loss) before income taxes................  104    47    (24)      (38)
Net income (loss)................................   65    29    (15)      (27)
Basic and diluted earnings (loss) per share......  .82   .38   (.20)     (.35)

1997
Sales and other operating revenues............... $755  $789   $799      $535
Income from equity investments...................    6    21     29        76
Operating income.................................   85   167    182       100
Income before income taxes.......................   63   146    162        85
Net income.......................................   40    93    102        51
Basic and diluted earnings per share.............  .50  1.17   1.27       .64

--------
Earnings per common share calculations for each of the quarters are based upon the weighted average number of shares outstanding for each period (basic earnings per share). The sum of the quarters may not necessarily be equal to the full year earnings per share amount.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partnership Governance Committee
of Equistar Chemicals, LP

   In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of Equistar Chemicals, LP (the "Partnership") at December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998 and for the period from December 1, 1997 (inception) to December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
February 26, 1999

                             EQUISTAR CHEMICALS, LP

                              STATEMENTS OF INCOME

                                                                      For the
                                                                    period from
                                                                    December 1,
                                                                        1997
                                                       For the year (inception)
                                                          ended          to
                                                       December 31, December 31,
Millions of dollars                                        1998         1997
-------------------                                    ------------ ------------
Sales and other operating revenues:
  Unrelated parties...................................    $3,818        $338
  Related parties.....................................       545          27
                                                          ------        ----
                                                           4,363         365
                                                          ------        ----
Operating costs and expenses:
  Cost of sales:
    Unrelated parties.................................     3,313         261
    Related parties...................................       460          26
  Selling, general and administrative expenses........       273          21
  Unusual charges.....................................        35          42
                                                          ------        ----
                                                           4,081         350
                                                          ------        ----
  Operating income....................................       282          15

Interest expense......................................      (156)        (10)
Interest income.......................................        17           2
                                                          ------        ----
Net income............................................    $  143        $  7
                                                          ======        ====



                       See Notes to Financial Statements.

                             EQUISTAR CHEMICALS, LP

                                 BALANCE SHEETS

                                                                 December 31
                                                               ----------------
Millions of dollars                                             1998     1997
-------------------                                            -------  -------
ASSETS
Current assets:
  Cash and cash equivalents................................... $    66  $    41
  Accounts receivable:
    Trade, net................................................     376      428
    Related parties...........................................     111       36
  Receivables from partners...................................       3      150
  Inventories.................................................     549      513
  Prepaid expenses and other current assets...................      25       24
                                                               -------  -------
      Total current assets....................................   1,130    1,192
                                                               -------  -------
Property, plant and equipment.................................   5,847    3,690
Less accumulated depreciation and amortization................  (1,772)  (1,572)
                                                               -------  -------
                                                                 4,075    2,118
Investment in PD Glycol.......................................      55       --
Goodwill, net.................................................   1,151    1,139
Deferred charges and other assets.............................     257      151
                                                               -------  -------
Total assets.................................................. $ 6,668  $ 4,600
                                                               =======  =======

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable:
    Trade..................................................... $   264  $   154
    Related parties...........................................      15       18
  Payables to partners........................................       9       63
  Current maturities of long-term debt........................     150       36
  Other accrued liabilities...................................     200       65
                                                               -------  -------
      Total current liabilities...............................     638      336
                                                               -------  -------
Obligations under capital leases..............................     205       --
Long-term debt................................................   1,865    1,512
Other liabilities and deferred credits........................      75       34

Commitments and contingencies

Partners' capital:
  Partners' capital...........................................   3,885    3,063
  Note receivable from Lyondell LP............................      --     (345)
                                                               -------  -------
      Total partners' capital.................................   3,885    2,718
                                                               -------  -------
Total liabilities and partners' capital....................... $ 6,668  $ 4,600
                                                               =======  =======

                       See Notes to Financial Statements.

                             EQUISTAR CHEMICALS, LP

                            STATEMENTS OF CASH FLOWS

                                                                     For the
                                                                   period from
                                                                   December 1,
                                                                       1997
                                                      For the year (inception)
                                                         ended          to
                                                      December 31, December 31,
Millions of dollars                                       1998         1997
-------------------                                   ------------ ------------
Cash flows from operating activities:
 Net income..........................................   $   143       $   7
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization.....................       268          19
   Loss on disposition of property, plant and
    equipment........................................         8          --
   Equity in losses of investment in PD Glycol.......         3          --
   Changes in assets and liabilities, net of the
    effects of assets contributed:
    Decrease (increase) in accounts receivable.......       105        (100)
    Decrease (increase) in receivables from
     partners........................................       147        (101)
    Decrease (increase) in inventories...............       133          (5)
    Increase in accounts payable.....................        40         188
    (Decrease) increase in payables to partners......       (63)         54
    Increase in other accrued liabilities............       122          48
    Net change in other working capital accounts.....         2         (15)
    Other............................................       (62)          7
                                                        -------       -----
    Net cash provided by operating activities........       846         102
                                                        -------       -----
Cash flows from investing activities:
  Additions to property, plant and equipment.........      (200)        (12)
  Proceeds from disposition of property, plant and
   equipment.........................................         3          --
  Contributions and advances to affiliates...........       (15)         --
                                                        -------       -----
    Net cash used in investing activities............      (212)        (12)
                                                        -------       -----
Cash flows from financing activities:
  Borrowings of long-term debt.......................       757          50
  Repayments of long-term debt.......................      (290)         --
  Proceeds from payment of note receivable by
   Lyondell..........................................       345          --
  Cash contributions from partners...................        --           1
  Distributions to partners..........................    (1,421)       (100)
                                                        -------       -----
    Net cash used in financing activities............      (609)        (49)
                                                        -------       -----
Increase in cash and cash equivalents................        25          41
Cash and cash equivalents at beginning of period.....        41          --
                                                        -------       -----
Cash and cash equivalents at end of period...........   $    66       $  41
                                                        =======       =====

                       See Notes to Financial Statements.

                             EQUISTAR CHEMICALS, LP

                        STATEMENTS OF PARTNERS' CAPITAL

Millions of dollars                      Lyondell Millennium Occidental Total
-------------------                      -------- ---------- ---------- ------
Balance, December 1, 1997 (inception)...  $  --     $   --     $   --   $   --
  Capital contributions at inception:
    Net assets..........................    763      2,048         --    2,811
    Note receivable from Lyondell LP....    345         --         --      345
  Net income............................      4          3         --        7
  Distributions to partners.............    (57)       (43)        --     (100)
                                          -----     ------     ------   ------
Balance, December 31, 1997..............  1,055      2,008         --    3,063
  Capital contributions:
    Net assets..........................     --         --      2,097    2,097
    Other...............................    (14)         9          8        3
  Net income (loss).....................     84         64         (5)     143
  Distributions to partners.............   (512)      (460)      (449)  (1,421)
                                          -----     ------     ------   ------
Balance, December 31, 1998..............  $ 613     $1,621     $1,651   $3,885
                                          =====     ======     ======   ======



                       See Notes to Financial Statements.

                             EQUISTAR CHEMICALS, LP

                         NOTES TO FINANCIAL STATEMENTS

1. Formation of the Company and Operations

   Pursuant to a partnership agreement ("Partnership Agreement") Lyondell Chemical Company ("Lyondell") and Millennium Chemicals, Inc. ("Millennium") formed Equistar Chemicals, LP ("Equistar" or "Partnership"), a Delaware limited partnership, which commenced operations on December 1, 1997. From December 1, 1997 to May 15, 1998, the Partnership was owned 57 percent by Lyondell and 43 percent by Millennium. Lyondell owns its interest in the Partnership through two wholly-owned subsidiaries, Lyondell Petrochemical G.P. Inc. ("Lyondell GP") and Lyondell Petrochemical L.P. Inc. ("Lyondell LP"). Millennium also owns its interest in the Partnership through two wholly-owned subsidiaries, Millennium Petrochemicals GP LLC ("Millennium GP") and Millennium Petrochemicals LP LLC ("Millennium LP").

   On May 15, 1998, the Partnership was expanded with the contribution of certain assets from Occidental Petroleum Corporation ("Occidental") (see Note
3). These assets include the ethylene, propylene and ethylene oxide ("EO") and EO derivatives businesses and certain pipeline assets held by Oxy Petrochemicals Inc. ("Oxy Petrochemicals"), a 50 percent interest in a joint venture between PDG Chemical Inc. ("PDG Chemical") and E.I. DuPont de Nemours and Company ("PD Glycol"), and a lease to the Partnership of the Lake Charles, Louisiana olefins plant and related pipelines held by Occidental Chemical Corporation ("Occidental Chemical") (collectively, "Occidental Contributed Business"). Occidental Chemical, Oxy Petrochemicals and PDG Chemical are wholly-owned, indirect subsidiaries of Occidental. The Occidental Contributed Business included olefins plants at Corpus Christi and Chocolate Bayou, Texas, EO/ethylene glycol and EO derivatives businesses located at Bayport, Texas, Occidental's 50 percent ownership of PD Glycol, which operates a polyglycol plant at Beaumont, Texas, 1,430 miles of owned and leased ethylene/propylene pipelines, and the lease to the Partnership of the Lake Charles, Louisiana olefins plant and related pipelines.

   In exchange for the Occidental Contributed Business, two subsidiaries of Occidental were admitted as limited partners and a third subsidiary was admitted as a general partner in the Partnership for an aggregate partnership interest of 29.5 percent. In addition, the Partnership assumed approximately $205 million of Occidental indebtedness and the Partnership issued a promissory note to an Occidental subsidiary in the amount of $419.7 million, which was subsequently paid in cash in June 1998. In connection with the contribution of the Occidental Contributed Business and the reduction of Millennium's and Lyondell's ownership interests in the Partnership, the Partnership also issued a promissory note to Millennium LP in the amount of $75 million, which was subsequently paid in June 1998. These payments are included in "Distributions to partners" in the accompanying Statements of Partners' Capital and of Cash Flows. The consideration paid for the Occidental Contributed Business was determined based upon arms-length negotiations between Lyondell, Millennium and Occidental. In connection with the transaction, the Partnership and Occidental also entered into a long-term agreement for the Partnership to supply the ethylene requirements for Occidental Chemical's U.S. manufacturing plants.

   After completion of this transaction, the Partnership is owned 41 percent by Lyondell, 29.5 percent by Millennium and 29.5 percent by Occidental, through its wholly-owned subsidiaries Occidental Petrochem Partner GP Inc. ("Occidental GP"), Occidental Petrochem Partner 1, Inc. ("Occidental LP1") and Occidental Petrochem Partner 2, Inc. ("Occidental LP2").

   The Partnership owns and operates the petrochemicals and polymers businesses contributed by Lyondell, Millennium and Occidental ("Contributed Businesses") which consist of 20 manufacturing facilities on the U.S. Gulf Coast and in the U.S. Midwest. The petrochemicals segment manufactures and markets olefins, oxygenated chemicals, aromatics and specialty chemicals. Olefins include ethylene, propylene and butadiene, and oxygenated chemicals include ethylene oxide, ethylene glycol, ethanol and methyl tertiary butyl ether ("MTBE"). The petrochemicals segment also includes the production and sale of aromatics, including benzene and toluene. The polymers segment manufactures and markets polyolefins, including high-density polyethylene

                             EQUISTAR CHEMICALS, LP

("HDPE"), low-density polyethylene ("LDPE"), linear low-density polyethylene ("LLDPE"), polypropylene, and performance polymers, all of which are used in the production of a wide variety of consumer and industrial products. The performance polymers include enhanced grades of polyethylene, including wire and cable resins, concentrates and compounds, and polymeric powders.

   The Partnership Agreement provides that Equistar is governed by a Partnership Governance Committee consisting of nine representatives, three appointed by each partner. Most of the significant decisions of the Partnership Governance Committee require unanimous consent, including approval of the Partnership's Strategic Plan and annual updates thereof.

   Pursuant to the Partnership Agreement, net income is allocated among the partners on a pro rata basis based on their percentage ownership of the Partnership. Distributions are made to the partners based on their percentage ownership of the Partnership. Additional cash contributions required by the Partnership will also be based on the partners' percentage ownership of the Partnership.

2. Summary of Significant Accounting Policies

   Revenue Recognition--Revenue from product sales is generally recognized upon delivery of products to the customer.

   Cash and Cash Equivalents--Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts purchased with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates fair value. The Partnership's policy is to invest cash in conservative, highly rated instruments and limit the amount of credit exposure to any one institution. The Partnership performs periodic evaluations of the relative credit standing of these financial institutions which are considered in the Partnership's investment strategy.

   The Partnership has no requirements for compensating balances in a specific amount at a specific point in time. The Partnership does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at the Partnership's discretion. As a result, none of the Partnership's cash is restricted.

   Accounts Receivable--The Partnership sells its products primarily to companies in the petrochemicals and polymers industries. The Partnership performs ongoing credit evaluations of its customers' financial condition and, in certain circumstances, requires letters of credit from them. The Partnership's allowance for doubtful accounts, which is reflected in the accompanying Balance Sheet as a reduction of accounts receivable, totaled $3 million at December 31, 1998. The Partnership had no allowance for doubtful accounts recorded at December 31, 1997.

   Inventories--Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out ("LIFO") basis except for materials and supplies, which are valued at average cost.

   Property, Plant and Equipment--Property, plant and equipment are recorded at cost. Depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the related assets, ranging from 5 to 30 years.

   Upon retirement or sale, the Partnership removes the cost of the assets and the related accumulated depreciation from the accounts and reflects any resulting gains or losses in the Statement of Income. The Partnership's policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

                             EQUISTAR CHEMICALS, LP

   Turnaround Maintenance and Repair Expenses--Cost of major repairs and maintenance incurred in connection with turnarounds of units at the Partnership's manufacturing facilities are deferred and amortized on a straight-line basis until the next planned turnaround, generally five to seven years.

   Deferred Software Costs--Costs to purchase and develop software for internal use are deferred and amortized on a straight-line basis over 10 years. The Partnership amortized $6 million and less than $1 million of deferred software costs for the year ended December 31, 1998 and during the period from December 1, 1997 (inception) to December 31, 1997, respectively.

   Goodwill--Goodwill includes goodwill contributed by Millennium and goodwill recorded in connection with the contribution of Occidental's assets. Goodwill is being amortized using the straight-line method over forty years. Management periodically evaluates goodwill for impairment based on the anticipated future cash flows attributable to the related operations. Such expected cash flows, on an undiscounted basis, are compared to the carrying value of the tangible and intangible assets, and if impairment is indicated, the carrying value of goodwill, and if necessary other related assets, is adjusted. Management believes that no impairment exists at December 31, 1998. The Partnership amortized $31 million and $3 million of goodwill for the year ended December 31, 1998 and during the period from December 1, 1997 (inception) to December 31, 1997, respectively. Accumulated amortization of goodwill was $166 million and $135 million at December 31, 1998 and 1997, respectively.

   Investment in PD Glycol--Equistar holds a 50 percent interest in a joint venture with E.I. DuPont de Nemours and Company that owns an ethylene glycol facility in Beaumont, Texas. This investment was contributed by Occidental in 1998. The investment in PD Glycol is accounted for using the equity method of accounting.

   Environmental Remediation Costs--Expenditures related to investigation and remediation of contaminated sites, which include operating facilities and waste disposal sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Estimates have not been discounted to present value. Environmental remediation costs are expensed or capitalized in accordance with generally accepted accounting principles.

   Pension and Other Postretirement Benefit Plans--During 1998, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 132, Employers' Disclosures about Pensions and Other Retirement Benefits. The provisions of SFAS No. 132 revise employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of these plans. SFAS No. 132 standardizes the disclosure requirements for these plans, to the extent practicable.

   Exchanges--Finished product exchange transactions, which involve homogeneous commodities in the same line of business and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy. Exchanges settled through payment and receipt of cash are accounted for as purchases and sales.

   Income Taxes--The Partnership is not subject to federal income taxes as income is reportable directly by the individual partners; therefore, there is no provision for income taxes in the accompanying financial statements.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             EQUISTAR CHEMICALS, LP

   Segment and Related Information--In 1998, the Partnership adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supercedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Partnership's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the results of operations or the financial position of the Partnership (see Note 18).

   Reclassifications--Certain 1997 amounts have been restated to conform to classifications adopted in 1998.

3. Addition of Occidental Contributed Business

   On May 15, 1998, the Partnership was expanded with the contribution of certain assets from Occidental. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations for these assets are included in the accompanying Statement of Income prospectively from May 15, 1998. The consideration paid for the Occidental Contributed Business was approximately $2.1 billion and was allocated to the assets contributed and liabilities assumed based on the estimated fair values of such assets and liabilities at the date of the contribution. The fair value of the assets contributed and liabilities assumed by the Partnership on May 15, 1998 was as follows:

      Millions of dollars
      -------------------
      Total current assets.........................................    $  281
      Property, plant and equipment................................     1,964
      Investment in PD Glycol......................................        58
      Goodwill.....................................................        43
      Deferred charges and other assets............................        49
                                                                       ------
        Total assets...............................................    $2,395
                                                                       ======
      Other current liabilities....................................    $   79
      Long-term debt...............................................       205
      Other liabilities and deferred credits.......................        14
      Partners' capital............................................     2,097
                                                                       ------
        Total liabilities and partners' capital....................    $2,395
                                                                       ======

   The unaudited pro forma combined historical results of the Partnership as if the Occidental Contributed Business had been contributed on January 1, 1998 is as follows:

                                                                    For the year
                                                                       ended
                                                                    December 31,
      Millions of dollars                                               1998
      -------------------                                           ------------
      Sales and other operating revenues...........................    $4,869
      Unusual charges..............................................        35
      Operating income.............................................       320
      Net income...................................................       154

   The unaudited pro forma data presented above is not necessarily indicative of the results of operations of the Partnership that would have occurred had such transaction actually been consummated as of January 1, 1998, nor are they necessarily indicative of future results.

                            EQUISTAR CHEMICALS, LP

4. Supplemental Cash Flow Information

      Millions of dollars                                              1998 1997
      -------------------                                              ---- ----
      Cash paid for interest.......................................... $154 $--
                                                                       ==== ===
      Noncash investing and financing activities:
        Noncash adjustments to contributed capital.................... $  3 $--
        Inventory transfer from PD Glycol.............................   15  --
                                                                       ==== ===

     Historical cost of assets contributed and liabilities assumed by the Partnership in December 1997 (inception):

        Total current assets............................................ $  948
        Property, plant and equipment, net..............................  2,121
        Goodwill, net...................................................  1,142
        Deferred charges and other assets...............................    158
                                                                         ------
          Total assets.................................................. $4,369
                                                                         ======
        Current maturities of long-term debt............................ $   36
        Other current liabilities.......................................     17
        Long-term debt..................................................  1,462
        Other liabilities and deferred credits..........................     43
        Partners' capital...............................................  3,156
        Note receivable from Lyondell LP................................   (345)
                                                                         ------
          Total liabilities and partners' capital....................... $4,369
                                                                         ======

5. Financial Instruments

   The fair value of all financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximated their carrying value due to their short maturity. Based on the borrowing rates currently available to the Partnership for debt with terms and average maturities similar to the Partnership's debt portfolio, the fair value of the Partnership's long-term debt, including amounts due within one year, was approximately $2.3 billion and $1.5 billion at December 31, 1998 and 1997, respectively.

   The Partnership had issued letters of credit totaling $2.6 million and $4 million at December 31, 1998 and 1997, respectively.

6. Related Party Transactions

   Loans to Millennium and Occidental--In connection with Occidental's entry into Equistar in May 1998, Equistar executed promissory notes to Millennium and Occidental in the principal amounts of $75.0 million and $419.7 million, respectively. Each of the notes provides for the annual accrual of interest (based on a year of 360 days and actual days elapsed) at a rate equal to LIBOR plus 0.6 percent. These notes were paid in full in June 1998. Interest expense incurred on these notes during 1998 was $3 million.

   Note Receivable from Lyondell LP--Upon formation of the Partnership, Lyondell LP contributed capital to the Partnership in the form of a $345 million promissory note ("Lyondell Note"). The Lyondell Note bears interest at LIBOR plus a market spread. The note was repaid in full by Lyondell in July 1998. Interest income accrued on the Lyondell Note totaled $12.8 million and $1.75 million during 1998 and during the period from December 1, 1997 (inception) to December 31, 1997, respectively.

                             EQUISTAR CHEMICALS, LP

   Shared Services Agreement with Lyondell--Lyondell provides certain corporate, general and administrative services to the Partnership, including legal, tax, treasury, risk management and other services pursuant to a shared services agreement. During the year ended December 31, 1998, Lyondell charged the Partnership $3 million for these services. During the period December 1, 1997 (inception) to December 31, 1997, charges from Lyondell were less than $1 million. As part of the shared services agreement, the Partnership provides certain general and administrative services to Lyondell, such as health, safety and environmental services, human resource services, information services and legal services. During the year ended December 31, 1998 and during the period December 1, 1997 (inception) to December 31, 1997, the Partnership charged Lyondell less than $1 million for these services.

   Shared Services and Shared-Site Agreements with Millennium--The Partnership and Millennium have entered into a variety of operating, manufacturing and technical service agreements related to the business of Equistar and the vinyl acetate monomers, acetic acid, synthesis gas and methanol businesses retained by Millennium Petrochemicals. These agreements include the provision by the Partnership to Millennium Petrochemicals of materials management, certain utilities, administrative office space, health, safety and environmental services and computer services. During the year ended December 31, 1998, the Partnership charged Millennium Petrochemicals $5 million for these services. During the period from December 1, 1997 (inception) to December 31, 1997, charges to Millennium Petrochemicals were less than $1 million. These agreements also include the provision by Millennium Petrochemicals to the Partnership of certain operational services, including waste water treatment and barge dock access. During the year ended December 31, 1998 and during the period December 1, 1997 (inception) to December 31, 1997, Millennium Petrochemicals charged the Partnership less than $1 million for these services.

   Operating Agreement with Occidental Chemical Corporation--On May 15, 1998, Occidental Chemical and the Partnership entered into an Operating Agreement ("Operating Agreement") whereby Occidental Chemical agreed to operate and maintain the Occidental Contributed Business and to cause third-parties to continue to provide equipment, products and commodities to those businesses upon substantially the same terms and conditions as provided prior to the transfer. Under the terms of the Operating Agreement, the Partnership agreed to reimburse Occidental Chemical for its cost in connection with the services provided to the Partnership, and the Partnership agreed to pay Occidental Chemical an administrative fee. The Operating Agreement terminated in accordance with its terms on June 1, 1998. During the term of the Operating Agreement, the Partnership paid Occidental Chemical an administrative fee of $1 million.

   Transition Services Agreement with Occidental Chemical--On June 1, 1998, Occidental Chemical and the Partnership entered into a Transition Services Agreement ("TSA"). Under the terms of the TSA, Occidental Chemical agreed to provide the Partnership certain services in connection with the Occidental Contributed Business, including services related to accounting, payroll, office administration, marketing, transportation, purchasing and procurement, management, human resources, customer service, technical services and others. Between June 1, 1998 and December 31, 1998, the Partnership expensed $6 million in connection with services provided pursuant to the TSA. The TSA expires by its terms on June 1, 1999.

   Occidental Chemical Ethylene Sales Agreement--The Partnership and Occidental Chemical entered into a Sales Agreement, dated May 15, 1998 ("Ethylene Sales Agreement"). Under the terms of the Ethylene Sales Agreement, Occidental Chemical has agreed to purchase an annual minimum amount of ethylene from the Partnership equal to 100 percent of the ethylene feedstock requirements of Occidental Chemical's United States plants (estimated to be 2 billion pounds per year at the time of the signing of the agreement) less any quantities up to 250 million pounds tolled in accordance with the provisions of such agreement. The Partnership's maximum supply obligation in any calendar year under the Ethylene Sales Agreement is 2.55 billion pounds. Upon three years notice from either party to the other, the Partnership's maximum supply obligation in any

                             EQUISTAR CHEMICALS, LP
calendar year under the Ethylene Sales Agreement may be "phased down" as set forth in the agreement, provided that no phase down may occur prior to January 1, 2009. In accordance with the phase down provisions of the agreement, the annual minimum requirements set forth in the agreement must be phased down over at least a five year period so that the annual required minimum cannot decline to zero prior to December 31, 2013 unless certain specified force majeure events occur. The Ethylene Sales Agreement provides for an ethylene sales price that is generally reflective of market prices and will be determined pursuant to a formula using the Partnership's sales price to third parties and several published market price indices. During the period from May 15, 1998 to December 31, 1998, the Partnership charged Occidental Chemical $171 million under the Ethylene Sales Agreement.

   Product Sales to Millennium--The Partnership sells ethylene to Millennium at market-related prices pursuant to an agreement entered into in connection with the formation of Equistar. Under this agreement, Millennium is required to purchase 100 percent of its ethylene requirements for its LaPorte, Texas facility (estimated to be 300 million pounds per year), up to a maximum of 330 million pounds per year. Millennium has the option to increase the amount purchased to up to 400 million pounds per year beginning January 1, 2001. The initial term of the contract expires December 1, 2000 and thereafter, the contract automatically renews annually. Either party may terminate on one year's notice, except that if Millennium elects to increase its purchases under the contract, a party must provide two year's notice of termination. The pricing terms of this agreement are similar to the Ethylene Sales Agreement with Occidental Chemical. The Partnership charged Millennium $41 million and $4 million for ethylene for 1998 and December 1997, respectively.

   Product Sales to Lyondell--Lyondell acquired its intermediate chemicals and derivatives business through the acquisition of ARCO Chemical Company effective August 1, 1998. Sales to Lyondell, primarily for ethylene, propylene, MTBE, benzene and alkylate, totaled $97 million for the period from August 1, 1998 to December 31, 1998, and were based on price terms generally reflective of market.

   Transactions with LCR--Lyondell's rights and obligations under the terms of its product sales and feedstock purchase agreements with LYONDELL-CITGO Refining LP ("LCR"), a joint venture investment of Lyondell, were assigned to the Partnership. Accordingly, certain refinery products are sold to the Partnership as feedstocks, and certain olefins by-products are sold to LCR for processing into gasoline. Sales to LCR were $236 million and $27 million and purchases from LCR were $131 million and $10 million for the year ended December 31, 1998 and for the period from December 1, 1997 (inception) to December 31, 1997, respectively. The Partnership also assumed certain tolling arrangements as well as terminalling and storage obligations between Lyondell and LCR and performs certain marketing services for LCR. Aggregate charges under these various service agreements of $15 million were made to LCR by the Partnership with respect to 1998. No charges were made during December 1997. All of the agreements between LCR and the Partnership are on terms generally representative of prevailing market prices. The Partnership also has a shared services agreement with LCR to provide LCR with information services, including mainframe processing and maintenance. Net charges to LCR by the Partnership for the shared services agreement were less than $1 million during 1998. No charges were made during December 1997.

   Transactions with Lyondell Methanol--The Partnership provides operating and other services for Lyondell Methanol Company, L.P. ("Lyondell Methanol") under the terms of existing agreements that were assumed by Equistar from Lyondell, including the lease to Lyondell Methanol by the Partnership of the real property on which its methanol plant is located. Pursuant to the terms of those agreements, Lyondell Methanol pays the Partnership a management fee and will reimburse certain expenses of the Partnership at cost. Management fees charged by the Partnership to Lyondell Methanol totaled $6 million for the year ending December 31, 1998 and less than $1 million during the period from December 1, 1997 (inception) to December 31, 1997. The Partnership sells natural gas to Lyondell Methanol at prices generally representative of its cost. Purchases by

                             EQUISTAR CHEMICALS, LP

Lyondell Methanol of natural gas feedstock from the Partnership totaled $44 million and $4 million for the year ended December 31, 1998 and during the period from December 1, 1997 (inception) to December 31, 1997, respectively. Lyondell Methanol sells all of its products to Equistar. For the year ending December 31, 1998 and during the period from December 1, 1997 (inception) to December 31, 1997, purchases from Lyondell Methanol were $103 million and $15 million, respectively.

   Related Party Leases--As part of their shared services agreement with the Partnership, Millennium subleases from the Partnership certain administrative office space at a monthly rent of $42,000.

7. Accounts Receivable

   In December 1998, the Partnership entered into a purchase agreement with an independent issuer of receivables-backed commercial paper. Under the terms of the agreement, the Partnership agreed to sell on an ongoing basis and without recourse, designated accounts receivable. To maintain the balance of the accounts receivable sold, the Partnership is obligated to sell new receivables as existing receivables are collected. The agreement expires in December 1999.

   At December 31, 1998, the Partnership's gross accounts receivable that had been sold to the purchasers aggregated $130 million. This amount has been reported as operating cash flows in the Statements of Cash Flows. Costs related to the sale are included in "Selling, general and administrative expenses" in the Statements of Income.

8. Inventories

   Inventories at December 31, 1998 and 1997 consisted of the following:

      Millions of dollars                                              1998 1997
      -------------------                                              ---- ----
      Raw materials................................................... $149 $160
      Work-in-process.................................................   11    5
      Finished goods..................................................  301  282
      Materials and supplies..........................................   88   66
                                                                       ---- ----
        Total inventories............................................. $549 $513
                                                                       ==== ====

   For the year ending December 31, 1998, cost of sales increased by less than $1 million associated with the reduction of LIFO inventories. For the period from December 1, 1997 (inception) to December 31, 1997, cost of sales increased by approximately $1 million associated with the reduction in LIFO inventories. The excess of the current cost of inventories over book value was approximately $103 million at December 31, 1997.

9. Property, Plant and Equipment, Net

   The components of property, plant and equipment, at cost, and the related accumulated depreciation at December 31, 1998 and 1997 were as follows:

      Millions of dollars                                          1998   1997
      -------------------                                         ------ ------
      Manufacturing facilities and equipment..................... $5,344 $3,489
      Manufacturing equipment acquired under capital leases......    236     --
      Construction projects in progress..........................    189    127
      Land.......................................................     78     74
                                                                  ------ ------
        Total property, plant and equipment......................  5,847  3,690
      Less accumulated depreciation..............................  1,772  1,572
                                                                  ------ ------
        Property, plant and equipment, net....................... $4,075 $2,118
                                                                  ====== ======

                             EQUISTAR CHEMICALS, LP

   Depreciation expense for the year ending December 31, 1998 and for the period from December 1, 1997 (inception) to December 31, 1997 was $200 million and $15 million, respectively. At December 31, 1998, $10 million of the accumulated depreciation reported in the accompanying Balance Sheet related to the manufacturing equipment acquired under capital leases that was contributed by Occidental in 1998.

   In July 1998, the depreciable lives of certain assets were increased from a range of 5 to 25 years to a range of 5 to 30 years. This change was accounted for as a change in accounting estimate and resulted in a $33 million decrease in depreciation expense for 1998.

10. Deferred Charges and Other Assets

   Deferred charges and other assets at December 31, 1998 and 1997 were as follows:

      Millions of dollars                                             1998 1997
      -------------------                                             ---- ----
      Deferred turnaround costs, net................................. $ 84 $ 66
      Deferred software costs, net...................................   70   44
      Deferred pension asset.........................................   30   23
      Other..........................................................   73   18
                                                                      ---- ----
        Total deferred charges and other assets...................... $257 $151
                                                                      ==== ====

11. Other Accrued Liabilities

   Other accrued liabilities at December 31, 1998 and 1997 were as follows:

      Millions of dollars                                              1998 1997
      -------------------                                              ---- ----
      Accrued property taxes.......................................... $ 76 $  4
      Accrued freight.................................................   22    8
      Accrued payroll costs...........................................   44   19
      Accrued interest................................................   18   --
      Accrued severance and other costs related to formation of
       the Partnership................................................    3   27
      Other...........................................................   37    7
                                                                       ---- ----
        Total other accrued liabilities............................... $200 $ 65
                                                                       ==== ====

                             EQUISTAR CHEMICALS, LP

12. Long-Term Debt and Financing Arrangements

   Long-term debt at December 31, 1998 and 1997 was comprised of the following:

      Millions of dollars                                          1998   1997
      -------------------                                         ------ ------
      Bank credit facilities:
        5-year term credit facility.............................. $1,150 $  800
        $500 million credit agreement............................    152     --
      Other debt obligations:
        Medium-term notes (2000-2005)............................    163    194
        10.00% Notes due in 1999.................................    150    150
        9.125% Notes due in 2002.................................    100    100
        6.50% Notes due in 2006..................................    150    150
        7.55% Debentures due in 2026.............................    150    150
        Other....................................................     --      4
                                                                  ------ ------
          Total long-term debt...................................  2,015  1,548
      Less current maturities....................................    150     36
                                                                  ------ ------
          Long-term debt, net....................................  1,865  1,512
      Capital lease obligations (5.89% due in 2000)..............    205     --
                                                                  ------ ------
          Total long-term debt and lease obligations............. $2,070 $1,512
                                                                  ====== ======

   Aggregate maturities of long-term debt during the five years subsequent to December 31, 1998 are as follows: 1999-$302 million; 2000-$247 million; 2001- $90 million; 2002-$1.251 billion; 2003-$29 million. All of the above debt is guaranteed by the partners.

   The medium-term notes mature at various dates from 2000 to 2005 and have a weighted average interest rate of 9.87 percent and 9.83 percent at December 31, 1998 and 1997, respectively.

   The Partnership has a five-year, $1.25 billion credit facility ("Facility") with a group of banks expiring November 2002. Borrowings under the Facility bear interest at either the Federal Funds rate plus 1/2 of 1 percent, LIBOR plus 1/2 of 1 percent, a fixed rate offered by one of the sponsoring banks or interest rates that are based on a competitive auction feature wherein the interest rate can be established by competitive bids submitted by the sponsoring banks, depending on the type of borrowing made under the Facility. Borrowings under the Facility had a weighted average interest rate of 5.8 percent and 5.7 percent at December 31, 1998 and 1997, respectively.

   On June 12, 1998, the Partnership entered into a $500 million credit agreement consisting of a $250 million revolving credit facility and a $250 million one-year term facility. Borrowings under the $500 million credit agreement bear interest at either the Federal Funds rate plus 1/2 of 1 percent, LIBOR plus 0.625 percent, a fixed rate offered by one of the sponsoring banks or interest rates that are based on a competitive auction feature wherein the interest rate can be established by competitive bids submitted by the sponsoring banks. At December 31, 1998, the weighted average interest rate for borrowings under the $500 million credit agreement was 6.1 percent.

   The Facility and the $500 million credit agreement ("Bank Credit Facilities") are available for working capital and general purposes as needed and contain covenants relating to liens, sale and leaseback transactions, debt incurrence, leverage and interest coverage ratios, sales of assets and mergers and consolidations.

                             EQUISTAR CHEMICALS, LP

   In February 1999, the Partnership issued $900 million of debt securities. The debt securities include $300 million of 8.50 percent notes, which will mature on February 15, 2004, and $600 million of 8.75 percent notes, which will mature on February 15, 2009. The Partnership intends to use the net proceeds from this offering (i) to repay the $205 million outstanding under a capitalized lease obligation relating to the Partnership's Corpus Christi facility, (ii) to repay the outstanding balance under the $500 million credit agreement, after which the $500 million credit agreement will be terminated,
(iii) to repay the outstanding $150 million, 10.00 percent Notes due in June 1999, upon maturity and (iv) to the extent of the remaining net proceeds, reduce outstanding borrowings under the Facility and for Partnership working capital. Outstanding borrowings under the Partnership's $500 million credit agreement that are payable in 1999 are included as long-term obligations of the Partnership in the accompanying Balance Sheet at December 31, 1998 based on the expectation that these borrowings will be refinanced as described above.

13. Unusual Charges

   In December 1997, the Partnership recorded $42 million of unusual charges related to the formation of the Partnership. These charges included severance and other costs related to a workforce reduction (approximately 430 employees) that resulted from the consolidation of the businesses contributed to the Partnership ($30 million), various closing costs ($6 million), and various other charges ($6 million). Approximately $15 million of these charges were paid in 1997 and $27 million were included in other accrued liabilities at December 31, 1997. During the year ended December 31, 1998, approximately $24 million of these charges were paid and $3 million were included in other accrued liabilities at December 31, 1998.

   During 1998, the Partnership recorded and paid $35 million of unusual charges related to its initial formation and the addition of Occidental to the Partnership. These charges included transition personnel costs ($14 million), costs associated with the consolidation of certain operations and facilities ($11 million), operating and transition services provided by Occidental Chemical ($7 million), various closing costs ($2 million), and other miscellaneous charges ($1 million).

14. Leases

   At December 31, 1998, future minimum lease payments for capital and operating leases with noncancelable lease terms in excess of one year were as follows:

      Millions of dollars                                      Capital Operating
      -------------------                                      ------- ---------
      1999....................................................  $ 13     $101
      2000....................................................   208       74
      2001....................................................    --       58
      2002....................................................    --       44
      2003....................................................    --       38
      Thereafter..............................................    --      336
                                                                ----     ----
        Total minimum lease payments..........................   221     $651
                                                                         ====
      Imputed interest........................................   (16)
                                                                ----
        Present value of minimum lease payments...............  $205
                                                                ====

   Operating lease net rental expense was $110 million for the year ending December 31, 1998 and $11 million for the period from December 1, 1997 (inception) to December 31, 1997.

                             EQUISTAR CHEMICALS, LP

   The Partnership is party to various unconditional purchase obligation contracts as a purchaser for product and services. At December 31, 1998, future minimum payments under these contracts with noncancelable contract terms in excess of one year were as follows:

      Millions of dollars
      -------------------
      1999................................................................ $ 29
      2000................................................................   28
      2001................................................................   24
      2002................................................................   23
      2003................................................................   23
      Thereafter..........................................................  142
                                                                           ----
        Total minimum contract payments................................... $269
                                                                           ====

   The Partnership's total purchases under these agreements were $33 million for the year ending December 31, 1998 and $3 million during the period from December 1, 1997 (inception) to December 31, 1997.

15. Retirement Plans

   All full-time regular employees of the Partnership are covered by defined benefit pension plans sponsored by the Partnership. The plans became effective on January 1, 1998, except for union represented employees formerly employed by Millennium, whose plans were contributed to the Partnership on December 1, 1997, and union represented employees formerly employed by Occidental, whose plans were contributed to the Partnership on May 15, 1998. In connection with the formation of the Partnership, there were no pension assets or obligations contributed to the Partnership, except for the union represented plans described above. Retirement benefits are based on years of service and the employee's highest three consecutive years of compensation during the last ten years of service. The funding policy for these plans is to make periodic contributions as required by applicable law. The Partnership accrues pension costs based on an actuarial valuation and funds the plans through contributions to pension trust funds. The Partnership also has unfunded supplemental nonqualified retirement plans which provide pension benefits for certain employees in excess of the tax qualified plans' limits.

                             EQUISTAR CHEMICALS, LP

   The following table provides a reconciliation of benefit obligations, plan assets and funded status of the retirement plans at December 31, 1998 and 1997:

Millions of dollars                                                 1998  1997
-------------------                                                 ----  ----
Change in benefit obligation:
  Benefit obligation, January 1.................................... $ 21  $ --
  Benefit obligation contributed at inception of Partnership.......   --    21
  Benefit obligation contributed by Occidental.....................   46    --
  Service cost.....................................................   16    --
  Interest cost....................................................    5    --
  Actuarial loss...................................................    5    --
  Benefits paid....................................................   (5)   --
                                                                    ----  ----
  Benefit obligation, December 31.................................. $ 88  $ 21
                                                                    ====  ====
Change in plan assets:
  Fair value of plan assets, January 1............................. $ 40  $ --
  Fair value of plan assets contributed at inception of
   Partnership.....................................................   --    40
  Fair value of plan assets contributed by Occidental..............   51    --
  Actual return of plan assets.....................................    1    --
  Partnership contributions........................................    1    --
  Benefits paid....................................................   (5)   --
                                                                    ----  ----
  Fair value of plan assets, December 31........................... $ 88  $ 40
                                                                    ====  ====
Funded status...................................................... $ --  $ 19
Unrecognized actuarial loss........................................   13     4
                                                                    ----  ----
Net amount recognized.............................................. $ 13  $ 23
                                                                    ====  ====
Amounts recognized in the Balance Sheets consist of:
  Prepaid benefit cost............................................. $ 30  $ 23
  Accrued benefit liability........................................  (17)   --
                                                                    ----  ----
  Net amount recognized............................................ $ 13  $ 23
                                                                    ====  ====
Weighted-average assumptions as of December 31:
  Discount rate.................................................... 6.75% 7.25%
  Expected return on plan assets................................... 9.50% 9.00%
  Rate of compensation increase.................................... 4.75% 4.75%

   As of December 31, 1998, Equistar had defined benefit pension plans where the accumulated benefit obligation exceeded the fair value of plan assets. The accumulated benefit obligation exceeded the fair value of plan assets by $19 million for these plans as of December 31, 1998. As of December 31, 1998 and 1997, Equistar had defined benefit pension plans where the fair value of plan assets exceeded the accumulated benefit obligation. The fair value of plan assets exceeded the accumulated benefit obligation by $19 million for these plans as of December 31, 1998 and 1997.

   The Partnership's net periodic pension cost for 1998 included the following components:

      Millions of dollars
      -------------------
      Components of net periodic benefit cost:
        Service cost....................................................... $16
        Interest cost......................................................   5
        Expected return on plan assets.....................................  (6)
                                                                            ---
        Net periodic benefit cost.......................................... $15
                                                                            ===

                             EQUISTAR CHEMICALS, LP

   As the non-union plans became effective on January 1, 1998, the Partnership did not recognize any net periodic pension cost during the period from December 1, 1997 (inception) to December 31, 1997.

   Effective January 1, 1998, the Partnership also maintains voluntary defined contribution savings plans for eligible employees. Under provisions of the plans, the Partnership contributes an amount equal to 160 percent of employee contributions up to a maximum matching contribution of eight percent of the employee's base salary. Contributions to the plans by the Partnership were $7 million and less than $1 million for the year ended December 31, 1998 and during the period from December 1, 1997 (inception) to December 31, 1997, respectively.

16. Postretirement Benefits Other Than Pensions

   The Partnership sponsors unfunded postretirement benefit plans other than pensions ("OPEB") for both salaried and non-salaried employees, which provide medical and life insurance benefits. The postretirement health care plans are contributory while the life insurance plans are non-contributory. Currently, the Partnership pays approximately 80 percent of the cost of the health care plans, but reserves the right to modify the cost-sharing provisions at any time. In connection with the formation of the Partnership on December 1, 1997, Lyondell and Millennium contributed $31 million of accrued postretirement benefit liabilities for employees that transferred to the Partnership. Upon joining the Partnership in May 1998, Occidental contributed $14 million of accrued postretirement benefit liabilities for employees that transferred to the Partnership.

   The following table provides a reconciliation of benefit obligations and funded status of the OPEB plans at December 31, 1998 and 1997:

Millions of dollars                                                 1998  1997
-------------------                                                 ----  ----
Change in benefit obligation:
  Benefit obligation, January 1.................................... $ 50  $ --
  Benefit obligation contributed at inception of Partnership.......   --    50
  Benefit obligation contributed by Occidental.....................   14    --
  Service cost.....................................................    3    --
  Interest cost....................................................    4    --
  Actuarial gain...................................................   (2)   --
                                                                    ----  ----
  Benefit obligation, December 31.................................. $ 69  $ 50
                                                                    ====  ====
Funded status...................................................... $(69) $(50)
Unrecognized actuarial loss........................................   16    19
                                                                    ----  ----
Net amount recognized.............................................. $(53) $(31)
                                                                    ====  ====
Amounts recognized in the Balance Sheets consist of:
  Prepaid benefit cost............................................. $ --  $ --
  Accrued benefit liability........................................  (53)  (31)
                                                                    ----  ----
  Net amount recognized............................................ $(53) $(31)
                                                                    ====  ====
Weighted-average assumptions as of December 31:
  Discount rate.................................................... 6.75% 7.25%
  Rate of compensation increase.................................... 4.75% 4.75%

   Because the OPEB plans are unfunded, there was no change in the plan assets during the year ended December 31, 1998 and for the period from December 1, 1997 (inception) to December 31, 1997.

                             EQUISTAR CHEMICALS, LP

   The Partnership's postretirement benefit costs for 1998 included the following components:

      Millions of dollars
      -------------------
      Components of net periodic benefit cost:
        Service cost........................................................ $ 3
        Interest cost.......................................................   4
                                                                             ---
        Net periodic benefit cost........................................... $ 7
                                                                             ===

   The accrued postretirement benefit liabilities at December 31, 1997 were calculated and contributed as of December 31, 1997; therefore, there was no net periodic postretirement benefit costs for the period from December 1, 1997 (inception) to December 31, 1997.

   For measurement purposes, the assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 1998 was 7.0 percent for 1999-2001 and 5.0 percent thereafter. The health care cost trend rate assumption does not have a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit liability as of December 31, 1998 by less than $1 million and would not have a material effect on the aggregate service and interest cost components of the net periodic postretirement benefit cost for the year then ended. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement benefit liability as of December 31, 1998 by $1 million and would not have a material effect on the aggregate service and interest cost components of the net periodic postretirement benefit cost for the year then ended.

17. Commitments and Contingencies

   The Partnership has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market.

   The Partnership is also subject to various lawsuits and proceedings. Subject to the uncertainty inherent in all litigation, management believes the resolution of these proceedings will not have a material adverse effect upon the financial statements or liquidity of the Partnership.

   Equistar has agreed to indemnify and defend Lyondell and Millennium, individually, against certain uninsured claims and liabilities which Equistar may incur relating to the operation of the Contributed Business prior to December 1, 1997 up to $7 million each within the first seven years of the Partnership, subject to certain terms of the Asset Contribution Agreements. Equistar has also agreed to indemnify Occidental up to $7 million on a similar basis relating to the operation of the Occidental Contributed Business prior to May 15, 1998. During the year ended December 31, 1998, the Partnership incurred $5 million in expenses for these uninsured claims and liabilities. No expenses were incurred for these uninsured claims and liabilities during the period December 1, 1997 (inception) to December 31, 1997.

   The Partnership's policy is to be in compliance with all applicable environmental laws. The Partnership is subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, the Partnership cannot accurately predict future developments, such as increasingly strict requirements of environmental laws, inspection and enforcement policies and compliance costs therefrom which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste.

                             EQUISTAR CHEMICALS, LP

   In the opinion of management, any liability arising from the matters discussed in this Note is not expected to have a material adverse effect on the financial statements or liquidity of the Partnership. However, the adverse resolution in any reporting period of one or more of these matters discussed in this Note could have a material impact on the Partnership's results of operations for that period without giving effect to contribution or indemnification obligations of co-defendants or others, or to the effect of any insurance coverage that may be available to offset the effects of any such award.

18. Segment Information

   Using the guidelines set forth in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Partnership has identified two segments in which it operates. The reportable segments are petrochemicals and polymers. The petrochemicals segment includes olefins, oxygenated chemicals, aromatics and specialty chemicals. Olefins include ethylene, propylene and butadiene, and the oxygenated chemicals include ethylene oxide, ethylene glycol, ethanol and MTBE. The petrochemicals segment also includes the production and sale of aromatics including benzene and toluene. The polymers segment consists of polyolefins including high-density polyethylene, low-density polyethylene, linear low-density polyethylene, polypropylene, and performance polymers. The performance polymers include enhanced grades of polyethylene, including wire and cable resins, concentrates and compounds, and polymeric powders.

   No customer accounted for 10 percent or more of sales.

   The accounting policies of the segments are the same as those described in Summary of Significant Accounting Policies (see Note 2).

                             EQUISTAR CHEMICALS, LP

   Summarized financial information concerning the Partnership's reportable segments is shown in the following table. Intersegment sales between the petrochemicals and polymers segments were made at prices based on current market values.

Millions of dollars      Petrochemicals Polymers Unallocated Eliminations Consolidated
-------------------      -------------- -------- ----------- ------------ ------------
For the year ended
 December 31, 1998:
Sales and other
 operating revenues:
  Customers.............     $2,351      $2,012    $   --      $    --       $4,363
  Intersegment..........      1,112          46        --       (1,158)          --
                             ------      ------    ------      -------       ------
                             $3,463      $2,058    $   --      $(1,158)      $4,363
                             ======      ======    ======      =======       ======
Unusual charges.........     $   --      $   --    $   35      $    --       $   35
                             ======      ======    ======      =======       ======
Operating income........     $  319      $  177    $ (214)     $    --       $  282
                             ======      ======    ======      =======       ======
Depreciation and
 amortization expense...     $  152      $   65    $   51      $    --       $  268
                             ======      ======    ======      =======       ======
Capital expenditures....     $   71      $  116    $   13      $    --       $  200
                             ======      ======    ======      =======       ======
Total assets............     $2,997      $2,035    $1,636      $    --       $6,668
                             ======      ======    ======      =======       ======
For the period from
 December 1, 1997
 (inception) to December
 31, 1997:
Sales and other
 operating revenues:
  Customers.............     $  179      $  186    $   --      $    --       $  365
  Intersegment..........        105          --        --         (105)          --
                             ------      ------    ------      -------       ------
                             $  284      $  186    $   --      $  (105)      $  365
                             ======      ======    ======      =======       ======
Unusual charges.........     $   --      $   --    $   42      $    --       $   42
                             ======      ======    ======      =======       ======
Operating income........     $   47      $   22    $  (54)     $    --       $   15
                             ======      ======    ======      =======       ======
Depreciation and
 amortization expense...     $    7      $    7    $    5      $    --       $   19
                             ======      ======    ======      =======       ======
Capital expenditures....     $    7      $    4    $    1      $    --       $   12
                             ======      ======    ======      =======       ======
Total assets............     $1,668      $1,504    $1,428      $    --       $4,600
                             ======      ======    ======      =======       ======

19. Subsequent Event

   In January 1999, the Partnership announced that it was going to shut down and "mothball" its gas phase HDPE reactor at Port Arthur, Texas, on March 31, 1999, as part of its long-term strategy to maximize value. The shutdown will reduce the Partnership's HDPE capacity by 300 million pounds per year and reduce employment at the unit from 200 to approximately 125. Customers for products from the mothballed unit will be supplied with comparable products produced at the Partnership's Matagorda, Victoria, and LaPorte, Texas, facilities.

                           LYONDELL-CITGO REFINING LP

                          INDEPENDENT AUDITORS' REPORT

To the Partnership Governance Committee
of LYONDELL-CITGO Refining LP

   We have audited the accompanying balance sheet of LYONDELL-CITGO Refining LP (a Limited Partnership) as of December 31, 1998 and the related statements of income, partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of LYONDELL-CITGO Refining LP as of December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Houston, Texas
February 11, 1999

                           LYONDELL-CITGO REFINING LP

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partnership Governance Committee
of LYONDELL-CITGO Refining LP

   We have audited the accompanying balance sheet of LYONDELL-CITGO Refining LP (formerly LYONDELL-CITGO Refining Company Ltd.) as of December 31, 1997 and the related statements of income, partners' capital, and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LYONDELL-CITGO Refining LP as of December 31, 1997 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.
Houston, Texas
February 6, 1998

                           LYONDELL-CITGO REFINING LP

                              STATEMENTS OF INCOME

                                                          For the year ended
                                                             December 31
                                                         ----------------------
Millions of dollars                                       1998    1997    1996
-------------------                                      ------  ------  ------
Sales and other operating revenues...................... $2,055  $2,697  $2,823
Operating costs and expenses:
  Cost of sales:
    Crude oil and feedstock.............................  1,264   1,960   2,367
    Operating and other expenses........................    490     482     386
  Selling, general and administrative expenses..........     78      72      59
  Unusual charges.......................................     10      --      --
                                                         ------  ------  ------
                                                          1,842   2,514   2,812
                                                         ------  ------  ------
  Operating income......................................    213     183      11
Interest expense........................................    (44)    (37)     (2)
Interest income.........................................      1       2       2
                                                         ------  ------  ------
Income before state income taxes........................    170     148      11
Provision for state income taxes........................      1       1      --
                                                         ------  ------  ------
Net income.............................................. $  169  $  147  $   11
                                                         ======  ======  ======


                       See Notes to Financial Statements.

                           LYONDELL-CITGO REFINING LP

                                 BALANCE SHEETS

                                                                  December 31
                                                                 --------------
Millions of dollars                                               1998    1997
-------------------                                              ------  ------
ASSETS
Current assets:
  Cash and cash equivalents..................................... $   24  $   65
  Accounts receivable:
    Trade, net..................................................     39      37
    Related parties and affiliates..............................     26      42
  Inventories...................................................    106      98
  Prepaid expenses and other current assets.....................      2       1
                                                                 ------  ------
      Total current assets......................................    197     243
                                                                 ------  ------
Property, plant and equipment...................................  2,234   2,228
Construction projects in progress...............................     80      52
Accumulated depreciation and amortization.......................   (944)   (889)
                                                                 ------  ------
                                                                  1,370   1,391
Deferred charges and other assets...............................     70      47
                                                                 ------  ------
Total assets.................................................... $1,637  $1,681
                                                                 ======  ======
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable:
    Trade....................................................... $   71  $   72
    Related parties and affiliates..............................     42     125
  Distribution payable to Lyondell Partners.....................     19      36
  Distribution payable to CITGO Partners........................     13      25
  Loan payable to bank..........................................     20      --
  Taxes, payroll and other liabilities..........................     38      35
                                                                 ------  ------
      Total current liabilities.................................    203     293
                                                                 ------  ------

Commitments and contingencies

Loan payable to bank............................................    450     450
Loans payable to Lyondell Partners..............................    231     196
Loans payable to CITGO Partners.................................     36      17
Pension, postretirement benefit and other liabilities...........     68      52
                                                                 ------  ------
      Total long-term liabilities...............................    785     715
                                                                 ------  ------
Partners' capital...............................................    649     673
                                                                 ------  ------
Total liabilities and partners' capital......................... $1,637  $1,681
                                                                 ======  ======

                       See Notes to Financial Statements.

                           LYONDELL-CITGO REFINING LP

                            STATEMENTS OF CASH FLOWS

                                                                For the year
                                                               ended December
                                                                     31
                                                               ----------------
Millions of dollars                                            1998  1997  1996
-------------------                                            ----  ----  ----
Cash flows from operating activities:
 Net income..................................................  $169  $147  $ 11
  Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation...............................................    75    75    25
  Amortization...............................................    25    16    10
  (Increase) decrease in accounts receivable--trade..........    (2)   72    (1)
  (Increase) decrease in accounts receivable--related
   parties...................................................    16     9   (20)
  (Increase) decrease in inventories.........................    (9)   --     9
  (Increase) decrease in prepaid expenses and other current
   assets....................................................    (1)   (1)    6
  Increase (decrease) in accounts payable--trade.............     4   (89)   51
  Increase (decrease) in accounts payable--related parties...   (83)  (27)   43
  Increase (decrease) in taxes, payroll and other
   liabilities...............................................     3     5    (4)
  (Increase) in deferred charges and other assets and change
   in pension, postretirement benefit and other liabilities..   (28)    5   (28)
                                                               ----  ----  ----
   Net cash provided by operating activities.................   169   212   102
                                                               ----  ----  ----
Cash flows from investing activities:
 Additions to property, plant and equipment:
  Maintenance capital expenditures...........................   (19)  (12)  (10)
  Environmental capital expenditures.........................   (12)  (11)  (28)
  Capital enhancement expenditures...........................   (27)  (17)  (18)
  Refinery upgrade expenditures..............................    (3)  (45) (473)
                                                               ----  ----  ----
   Total capital expenditures................................   (61)  (85) (529)
 Other.......................................................    (1)   (1)   (1)
                                                               ----  ----  ----
   Net cash used in investing activities.....................   (62)  (86) (530)
                                                               ----  ----  ----
Cash flows from financing activities:
 Proceeds from (repayments of) bank loan.....................    20   (10)   10
 Proceeds from bank loan for costs incurred on refinery
  upgrade....................................................    --    --   199
 Proceeds from Lyondell GP loans for costs incurred on
  refinery upgrade...........................................    --    18   123
 Contributions from Lyondell GP for working capital facility
  paydown....................................................    --    65    --
 Proceeds from Lyondell GP loans for costs to be incurred on
  capital projects...........................................    --     2    29
 Contributions from Lyondell GP for costs to be incurred on
  capital projects...........................................    --     1     8
 Proceeds from Lyondell GP loans for environmental projects..     8    --    --
 Proceeds from Lyondell GP loans for capital enhancement
  projects...................................................    16    --    --
 Proceeds from Lyondell GP loans for maintenance projects....    11    --    --
 Distributions to Lyondell Partners..........................  (130) (147)  (84)
 Distributions to CITGO Partners.............................   (92)  (91)  (13)
 Reimbursements from Lyondell for capital expenditures.......    --    --     4
 Reimbursements from CITGO LP for costs incurred on refinery
  upgrade....................................................    --     2   123
 Reimbursements from CITGO LP for loan costs incurred on
  refinery upgrade...........................................    --     8    21
 Contributions from CITGO LP for working capital facility
  paydown....................................................    --    28    --
 Proceeds from CITGO LP loans for costs incurred on refinery
  upgrade....................................................    --    16    --
 Contributions from CITGO LP for costs to be incurred on
  capital projects...........................................    --    35    13
 Proceeds from CITGO LP loans for environmental projects.....     4    --    --
 Proceeds from CITGO LP loans for capital enhancement
  projects...................................................     9    --    --
 Proceeds from CITGO LP loans for maintenance projects.......     6    --    --
                                                               ----  ----  ----
   Net cash provided by (used in) financing activities.......  (148)  (73)  433
                                                               ----  ----  ----
Increase (decrease) in cash and cash equivalents.............   (41)   53     5
Cash and cash equivalents at beginning of period.............    65    12     7
                                                               ----  ----  ----
Cash and cash equivalents at end of period...................  $ 24  $ 65  $ 12
                                                               ====  ====  ====

                       See Notes to Financial Statements.

                           LYONDELL-CITGO REFINING LP

                        STATEMENTS OF PARTNERS' CAPITAL

                                                        Lyondell  CITGO
Millions of dollars                                     Partners Partners Total
-------------------                                     -------- -------- -----
Balance, January 1, 1996...............................  $ 130    $ 459   $ 589
  Cash contributions...................................      8      157     165
  Other contributions..................................     --        1       1
  Distributions........................................    (91)     (12)   (103)
  Net income...........................................     10        1      11
                                                         -----    -----   -----
Balance, December 31, 1996.............................     57      606     663
  Cash distributions...................................     66       73     139
  Distributions........................................   (158)    (118)   (276)
  Net income...........................................    103       44     147
                                                         -----    -----   -----
Balance, December 31, 1997.............................     68      605     673
  Distributions........................................   (113)     (80)   (193)
  Net income...........................................    110       59     169
                                                         -----    -----   -----
Balance, December 31, 1998.............................  $  65    $ 584   $ 649
                                                         =====    =====   =====



                       See Notes to Financial Statements.

                           LYONDELL-CITGO REFINING LP

                         NOTES TO FINANCIAL STATEMENTS

1. The Partnership

   On July 1, 1993, Lyondell Chemical Company (formerly Lyondell Petrochemical Company) ("Lyondell") and CITGO Petroleum Corporation ("CITGO") announced the commencement of operations of LYONDELL-CITGO Refining LP ("LCR" or "Partnership") (formerly LYONDELL-CITGO Refining Company Ltd.), a new entity formed and owned by subsidiaries of Lyondell and CITGO in order to own and operate a refinery ("Refinery") located adjacent to the Houston Ship Channel in Houston, Texas and a lube oil blending and packaging plant in Birmingport, Alabama.

   Lyondell owns its interest in the Partnership through wholly-owned subsidiaries, Lyondell Refining LP, LLC ("Lyondell LP") and Lyondell Refining Company ("Lyondell GP") (formerly LOwner). These two subsidiaries are known as Lyondell Partners. CITGO holds its interest through CITGO Refining Investment Company ("CITGO LP") (formerly COwner) and CITGO Gulf Coast Refining, Inc. ("CITGO GP"), both wholly-owned subsidiaries of CITGO. These two subsidiaries are known as CITGO Partners. Lyondell Partners and CITGO Partners together are known as the Partners.

   During 1998 LCR converted from a Texas limited liability company to a Delaware limited partnership. Accordingly, the name was changed from LYONDELL-CITGO Refining Company Ltd. to LYONDELL-CITGO Refining LP. LCR will continue in existence until it is dissolved under the terms of the Limited Partnership Agreement ("Agreement").

   The Partners have agreed to allocate net income and cash provided by operating activities based on certain contributions and other factors instead of allocating such amounts based on their capital account balances. Based upon these contributions and other factors, Lyondell Partners and CITGO Partners had ownership interests of approximately 59 percent and 41 percent, respectively, as of December 31, 1998. CITGO Partners have a one-time option, that will expire in the year 2000, to make an additional capital contribution sufficient to increase its participation interest in LCR to 50 percent.

   At December 31, 1998, the Partnership employed approximately 1,200 full-time employees. Of these, approximately 800 were covered by collective bargaining agreements between LCR and the Oil, Chemical and Atomic Workers Union. LCR also uses the services of independent contractors in the routine conduct of its business.

2. Summary of Significant Accounting Policies

   Revenue Recognition--Revenue from product sales is generally recognized upon delivery of products to the customer.

   Cash and Cash Equivalents--Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts purchased with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates fair value. The Partnership's policy is to invest cash in conservative, highly rated instruments and limit the amount of credit exposure to any one institution. The Partnership performs periodic evaluations of the relative credit standing of these financial institutions which are considered in the Partnership's investment strategy.

   Accounts Receivable--The Partnership sells its products primarily to companies in the petrochemical and refining industries. The Partnership performs ongoing credit evaluations of its customers' financial condition and in certain circumstances, requires letters of credit from them. The Partnership's allowance for doubtful accounts receivable, which is reflected in the Balance Sheets as a reduction in accounts receivable, was approximately $179,000 at December 31, 1998 and 1997.

                           LYONDELL-CITGO REFINING LP

   Inventories--Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out ("LIFO") basis except for materials and supplies, which are valued at average cost.

   Property, Plant and Equipment--Property, plant and equipment are recorded at cost. The primary components of property, plant and equipment were manufacturing facilities and equipment. Depreciation of fixed assets is computed using the straight-line method over the estimated useful lives of the related assets, which range from five to thirty years.

   Upon retirement or sale, the Partnership removes the cost of the assets and the related accumulated depreciation from the accounts and reflects any resulting gains or losses in income. Interest costs incurred on debt during the construction of major projects are capitalized.

   During 1998, the depreciable life of assets related to an upgrade project completed in February 1997 was increased from twenty to twenty-four years. These changes were accounted for as a change in accounting estimate. The gross value of these assets when the depreciable life changed was approximately $1 billion, with accumulated depreciation of approximately $52 million. The increase in the depreciable life of these assets decreased depreciation expense by approximately $9 million for the year ended December 31, 1998.

   Refinery Maintenance--Turnaround costs are repair and maintenance costs incurred while performing an overhaul of a manufacturing unit. Significant turnaround costs are deferred and amortized on a straight-line basis over the estimated period until the next planned turnaround, generally four to six years. Amortization of deferred turnaround costs for 1998, 1997 and 1996 was approximately $12 million, $10 million and $5 million, respectively. Other turnaround costs and ordinary repair and maintenance costs are expensed as incurred.

   Environmental Remediation Costs--Expenditures related to investigation and remediation of contaminated sites, which include operating facilities and waste disposal sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Estimates have not been discounted to present value. Environmental remediation costs are expensed or capitalized in accordance with generally accepted accounting principles.

   Exchanges--Crude oil and finished product exchange transactions, which are of a homogeneous nature of commodities in the same line of business and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy. Exchanges settled through payment and receipt of cash are accounted for as purchases and sales.

   Income Taxes--Deferred taxes result from temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes and are calculated based upon cumulative book and tax differences in the balance sheet in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Reclassifications--Certain prior period amounts have been reclassified to conform to the current year presentation.

                           LYONDELL-CITGO REFINING LP

   Long-Lived Assets Impairment--In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, LCR periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the separately identifiable anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows, discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for disposal costs.

   Comprehensive Income--Effective January 1, 1998, LCR adopted SFAS No. 130, Reporting Comprehensive Income. LCR had no items of other comprehensive income during the three years ended December 31, 1998.

   Pensions and Other Postretirement Benefits--During 1998, LCR adopted SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. The provisions of SFAS No. 132 revise employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of these plans. SFAS No. 132 standardizes the disclosure requirements for these plans, to the extent practicable (see Note
9).

   Derivatives--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives, at fair value, as either assets or liabilities in the statement of financial position with an offset either to partners' capital and comprehensive income or income, depending upon the classification of the derivative. LCR has not determined the impact on its financial statements that may result from adoption of SFAS No. 133, which is required no later than January 1, 2000.

3. Related Party Transactions

   On July 1, 1993, LCR entered into a long-term crude oil supply agreement ("Crude Supply Agreement") with Lagoven, S.A., now known as PDVSA Petroleo y Gas, S.A. ("PDVSA Oil"), an affiliate of CITGO. Pursuant to this agreement, the Partnership will purchase a substantial majority of its crude oil supply at market-based prices, adjusted for certain indexed items (see Note 11). In addition, under the terms of a long-term product sales agreement, CITGO purchases all of the gasoline, low sulfur diesel and jet fuel produced at the Refinery at market-based prices. Both PDVSA Oil and CITGO are subsidiaries of Petroleos de Venezuela, S.A. ("PDVSA"), the national oil company of the Republic of Venezuela.

   Also effective July 1, 1993, LCR and Lyondell entered into a number of feedstock and product sales agreements; a tolling agreement, pursuant to which alkylate and methyl tertiary butyl ether will be produced at Lyondell's Channelview, Texas petrochemical complex for the Partnership; and various administrative services agreements.

   On December 1, 1997, Lyondell contributed its Channelview, Texas petrochemical complex, including its rights and obligations under the related party agreements with LCR, to a joint venture named Equistar Chemicals, LP ("Equistar"). At December 31, 1998, Lyondell had a 41 percent interest in Equistar.

                           LYONDELL-CITGO REFINING LP

   Related party transactions are summarized as follows:

                                                             For the year ended
                                                                December 31
                                                            --------------------
   Millions of dollars                                       1998   1997   1996
   -------------------                                      ------ ------ ------
   Costs:
     Crude oil purchases................................... $  555 $  977 $1,046
     Product purchases.....................................    262    435    246
     Transportation fees...................................     10     13     27
                                                            ------ ------ ------
                                                            $  827 $1,425 $1,319
                                                            ====== ====== ======
   Sales of products....................................... $1,555 $1,987 $1,835
                                                            ====== ====== ======

   LCR billed Lyondell and Equistar approximately $4 million, $5 million and $3 million and Lyondell and Equistar billed LCR approximately $4 million, $7 million and $11 million pursuant to various service and cost sharing arrangements during the years ended December 31, 1998, 1997 and 1996, respectively. In addition, LCR paid Lyondell and Equistar approximately $34 million, $40 million and $6 million during 1998, 1997 and 1996, respectively, pursuant to hydrogen supply agreements.

   In September 1997, Atlantic Richfield Company ("ARCO") eliminated its ownership interest in Lyondell by delivering its shares of Lyondell common stock to the holders of certain ARCO notes and by Lyondell repurchasing the remaining shares owned by ARCO. For the nine months ended September 30, 1997, the Partnership paid ARCO PipeLine Company, an affiliate of ARCO, approximately $4 million pursuant to throughput agreements. During 1996, LCR paid ARCO PipeLine Company approximately $5 million pursuant to throughput agreements.

   LCR recognized revenue from Lyondell of approximately $11 million in 1996 for a pricing adjustment retroactive to 1993.

   During 1998, 1997 and 1996, LCR paid Lyondell GP approximately $9 million, $13 million and $4 million, respectively, for interest on loans related to funding a portion of the upgrade project at the Refinery and other capital expenditures.

   During 1998 and 1997, LCR paid CITGO LP approximately $2 million and $1 million, respectively, for interest on loans related to funding a portion of the upgrade project at the Refinery and other capital expenditures. During 1997 and 1996, LCR billed CITGO LP approximately $7 million and $22 million, respectively, and CITGO LP paid LCR approximately $8 million and $21 million, respectively, for financing costs incurred in connection with the bank loan being used to partially fund the upgrade project at the Refinery.

4. Supplemental Cash Flow Information

   At December 31, 1998, 1997 and 1996, property, plant and equipment included approximately $9 million, $13 million and $9 million, respectively, of non-cash additions which related to accounts payable accruals.

   During 1998, 1997 and 1996, LCR paid approximately $43 million, $42 million and $27 million, respectively, for interest and approximately $1 million, $1 million and $4 million, respectively, for state income and franchise taxes. Of the interest paid during 1997 and 1996, approximately $9 million and $25 million, respectively, was capitalized. No interest costs were capitalized during 1998.

                           LYONDELL-CITGO REFINING LP

5. Financial Instruments

   The fair value of all financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and notes payable, approximated their carrying value due to their short maturity. The fair value of long-term loans payable approximated their carrying value because they are variable interest rate loans.

   At December 31, 1998, LCR had issued letters of credit totaling approximately $9 million.

   The Partnership is party to take-or-pay contracts for hydrogen and electricity. At December 31, 1998, future minimum payments under these contracts with noncancelable contract terms in excess of one year were as follows:

      Millions of dollars
      -------------------
      1999................................................................ $ 39
      2000................................................................   39
      2001................................................................   39
      2002................................................................   29
      2003................................................................   29
      Thereafter..........................................................  379
                                                                           ----
        Total minimum payments............................................ $554
                                                                           ====

   Total LCR purchases under these agreements were approximately $81 million, $90 million and $35 million during 1998, 1997 and 1996, respectively.

6. Inventories

   Inventories were as follows at December 31:

      Millions of dollars                                              1998 1997
      -------------------                                              ---- ----
      Crude oil....................................................... $ 47 $ 47
      Refined products................................................   45   35
      Materials and supplies..........................................   14   16
                                                                       ---- ----
        Total inventories............................................. $106 $ 98
                                                                       ==== ====

   The excess of the current cost of inventories over book value was approximately $40 million and $73 million at December 31, 1998 and 1997, respectively.

7. Financing Arrangements

   In May 1995, LCR entered into two credit facilities totaling $520 million with a group of banks. The first facility, a $70 million, 364-day revolving working capital facility, was most recently renewed in May 1998, and is being utilized for general business purposes and for letters of credit. At December 31, 1998, $20 million was outstanding under this credit facility with a weighted average interest rate of 5.3 percent. At December 31, 1997, no amounts were outstanding under this credit facility. Interest for this credit facility is based on either prime, eurodollar rates or based on a competitive auction feature wherein the interest rate can be established by competitive bids submitted by the participating banks, all at LCR's option. The second facility is a $450 million, five-year term credit facility that was used to partially fund an upgrade project at the Refinery which was completed in February 1997. At both December 31, 1998 and 1997, $450 million was outstanding under

                           LYONDELL-CITGO REFINING LP
this credit facility with a weighted average interest rate of 6.2 percent and
6.5 percent, respectively. Interest for this facility is based on prime or eurodollar rates at the Partnership's option. This second facility is due in May, 2000. Both facilities contain covenants that required LCR to maintain a minimum net worth which increased each year until 1998 and maintenance of certain financial ratios defined in the agreements. The facilities also contain other customary covenants which limit the Partnership's ability to modify certain significant contracts, incur additional debt or liens, dispose of assets, make restricted payments as defined in the agreements or merge or consolidate with other entities.

   In October 1995, LCR began borrowing funds from Lyondell GP in connection with the upgrade project at the Refinery and other capital expenditures. These loans are due on July 1, 2003 and are subordinate to the two bank credit facilities. At December 31, 1998 and 1997, these subordinated loans totaled approximately $231 million and $196 million, respectively, and had a weighted average interest rate of 5.8 percent and 6.2 percent, respectively. Interest on these loans is based on eurodollar rates and is payable at the end of each calendar quarter.

   In January 1997, LCR began borrowing funds from CITGO LP in connection with the upgrade project at the Refinery and other capital expenditures. These loans are due on July 1, 2003 and are subordinate to the two bank facilities. At December 31, 1998 and 1997, these subordinated loans totaled approximately $36 million and $17 million, respectively, and had a weighted average interest rate of 5.8 percent and 6.2 percent, respectively. Interest on these loans is based on eurodollar rates and is payable at the end of each calendar quarter.

   During 1998, 1997 and 1996, LCR incurred approximately $44 million, $45 million and $30 million of interest cost, respectively. Of the interest cost incurred in 1997 and 1996, the Partnership capitalized approximately $9 million and $27 million, respectively. No interest costs were capitalized in 1998.

8. Leases

   LCR leases crude oil storage facilities, a fleet of railroad tank cars, computers, office equipment and other items. At December 31, 1998, future minimum rental payments for operating leases with noncancelable lease terms in excess of one year were as follows:

      Millions of dollars
      -------------------
      1999................................................................. $22
      2000.................................................................  22
      2001.................................................................   6
      2002.................................................................   9
      2003.................................................................   1
      Thereafter...........................................................   7
                                                                            ---
        Total minimum lease payments....................................... $67
                                                                            ===

   Operating lease net rental expenses for the years ended December 31, 1998, 1997 and 1996 were approximately $26 million, $22 million and $22 million, respectively.

9. Employee Benefit Plans

   Employee Savings--LCR sponsors qualified defined contribution retirement and savings plans covering substantially all eligible salaried and hourly employees. Participants make voluntary contributions to the plans and the Partnership makes contributions, including matching employee contributions, based on plan provisions. LCR expensed $5 million, $5 million and $4 million related to its contributions to this plan for the years 1998, 1997 and 1996, respectively.

                           LYONDELL-CITGO REFINING LP

   Pension Benefits--LCR sponsors one qualified noncontributory defined benefit pension plan covering eligible hourly employees and one covering eligible salaried employees. The Partnership also sponsors one nonqualified defined benefit plan for certain eligible employees. The qualified plans' assets include primarily stocks and bonds. The nonqualified plan is not funded.

   LCR's policy is to fund the qualified pension plans in accordance with applicable laws and regulations and not to exceed the tax deductible limits. The nonqualified plans are funded as necessary to pay retiree benefits. The plan benefits for each of the qualified pension plans are primarily based on an employee's years of plan service and compensation as defined by each plan.

   Postretirement Benefits Other Than Pensions--In addition to pension benefits, the Partnership also provides certain health care and life insurance benefits for eligible salaried and hourly employees at retirement. These benefits are subject to deductibles, copayment provisions and other limitations and are primarily funded on a pay as you go basis. The Partnership reserves the right to change or to terminate the benefits at any time.

   The following table sets forth the changes in benefit obligations and plan assets for the pension and postretirement plans for the years ended December 31, 1998 and 1997 and the funded status of such plans reconciled with amounts reported in the Partnership's Balance Sheets.

                                                                   Other
                                                   Pension    Postretirement
                                                  Benefits       Benefits
                                                  ----------  ----------------
Millions of dollars                               1998  1997   1998     1997
-------------------                               ----  ----  -------  -------
Change in benefit obligation:
  Benefit obligation, January 1.................. $ 64  $ 48  $    42  $    31
  Service cost...................................    5     4        2        2
  Interest cost..................................    5     4        2        3
  Actuarial loss (gain)..........................    9     8       (2)       6
  Liability transfer.............................   --     1        2       --
  Special termination benefits...................    7    --       --       --
  Benefits paid..................................   (2)   (1)      --       --
                                                  ----  ----  -------  -------
  Benefit obligation, December 31................   88    64       46       42
                                                  ----  ----  -------  -------
Change in plan assets:
  Fair value of plan assets, January 1...........   37    30       --       --
  Actual return on plan assets...................    3     5       --       --
  Partnership contributions......................    5     3       --       --
  Benefits paid..................................   (2)   (1)      --       --
                                                  ----  ----  -------  -------
  Fair value of plan assets, December 31.........   43    37       --       --
                                                  ----  ----  -------  -------
  Funded status..................................  (45)  (27)     (46)     (42)
  Unrecognized actuarial loss....................   18     9        6        9
  Unrecognized prior service cost................    2     2       (2)      (3)
  Unrecognized transition asset..................   (1)   (1)      --       --
                                                  ----  ----  =======  -------
  Accrued benefit cost........................... $(26) $(17) $   (42) $   (36)
                                                  ====  ====  =======  =======
  Accumulated benefit obligation................. $ 53  $ 31       --       --
                                                  ====  ====

                           LYONDELL-CITGO REFINING LP

                                                                   Other
                                                Pension        Postretirement
                                                Benefits          Benefits
                                             ----------------  ----------------
Millions of dollars                          1998  1997  1996  1998  1997  1996
-------------------                          ----  ----  ----  ----  ----  ----
Components of net periodic benefit cost:
  Service cost.............................  $  5  $  4  $  4  $  2  $  2  $  2
  Interest cost............................     5     5     3     2     3     2
  Expected return on plan assets...........    (3)   (3)   (2)   --    --    --
                                             ----  ----  ----  ----  ----  ----
  Net periodic benefit cost before FAS 88
   cost....................................     7     6     5     4     5     4
  Effect of curtailment....................    --    --    --     2    --    --
                                             ----  ----  ----  ----  ----  ----
  Net periodic benefit cost................  $  7  $  6  $  5  $  6  $  5  $  4
                                             ====  ====  ====  ====  ====  ====
  Special termination benefit charge.......  $  7  $ --  $ --  $ --  $ --  $ --
                                             ====  ====  ====  ====  ====  ====
Weighted-average assumptions as of December
 31:
  Discount rate............................  6.75% 7.25% 7.50% 6.75% 7.25% 7.50%
  Expected return on plan assets...........  9.50% 9.50% 9.50%   --    --    --
  Rate of compensation increase............  4.75% 4.75% 5.00% 4.75% 4.75% 5.00%

   For measurement purposes, the assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 1998 was 7.0 percent for 1999-2001 and 5.0 percent thereafter.

   The benefit obligation, accumulated benefit obligation and the fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $73 million, $53 million and $33 million, respectively, as of December 31, 1998 and $53 million, $31 million and $29 million, respectively, as of December 31, 1997.

   Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                 1-Percentage-  1-Percentage-
      Millions of dollars                        Point Increase Point Decrease
      -------------------                        -------------- --------------
      Effect on total of service and interest
       cost components..........................      $ 1            $(1)
      Effect on postretirement benefit
       obligation...............................        8             (6)

   During 1998, the management of LCR implemented a Reduction In Force ("RIF") program, which will result in certain personnel reductions. LCR expensed approximately $10 million in 1998 relating to the first phase of the RIF, which is reflected as "Unusual charges" on the Statement of Income. In this phase, approximately 80 employees in 1998 made an irrevocable voluntary election to terminate employment and retire. As a result, they will receive certain special termination benefits in the form of enhanced retirement benefits. LCR expects additional amounts for phase two of the RIF to be expensed in 1999.

10. Income Taxes

   LCR is treated as a partnership for federal income tax purposes; consequently, no provision for federal income taxes is required. LCR was however, subject to state income taxes, and therefore a provision for state income taxes has been recorded.

   Pretax income was taxed by domestic jurisdictions only. The current provision for state income tax was $1 million in both 1998 and 1997. There was no current provision for state income tax in 1996. In addition, there was no deferred provision for state income tax in 1998, 1997 and 1996.

                           LYONDELL-CITGO REFINING LP

11. Commitments and Contingencies

   LCR is subject to various lawsuits and proceedings.

   With respect to liabilities associated with LCR, Lyondell generally has retained liability for events that occurred prior to July 1, 1993 and certain on-going environmental projects at the Refinery. LCR generally is responsible for liabilities associated with events occurring after June 30, 1993 and on-going environmental compliance inherent to the operation of the Refinery.

   LCR's policy is to be in compliance with all applicable environmental laws. LCR is subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, the Partnership cannot accurately predict future developments, such as increasingly strict requirements of environmental laws, inspection and enforcement policies and compliance costs therefrom, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste.

   LCR estimates that it has a liability of approximately $8 million at December 31, 1998 related to future Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), Resource Conservation and Recovery Act ("RCRA"), and the Texas Natural Resource Conservation Commission ("TNRCC") assessment and remediation costs. Lyondell has a contractual obligation to reimburse LCR for a portion of this liability which is currently estimated to be approximately $7 million. LCR has accrued a current liability of approximately $1 million related to this liability for which Lyondell does not have any obligation to reimburse LCR. In the opinion of management, there is currently no material range of loss in excess of the amount recorded. However, it is possible that new information about the sites associated with this liability, new technology or future developments such as involvement in other CERCLA, RCRA, TNRCC or other comparable state law investigations, could require LCR to reassess its potential exposure related to environmental matters.

   Depending on then current market conditions, reduced deliveries under the Crude Supply Agreement could adversely affect LCR. In the event of certain force majeure conditions, including governmental or other actions restricting or otherwise limiting PDVSA Oil's ability to perform its obligations, LCR would seek alternative crude supply arrangements. Any such alternative arrangements may not be as beneficial as the Crude Supply Agreement. There can be no assurance that alternative crude oils with similar margins would be available for purchase by LCR.

   In April 1998, LCR received notification from PDVSA Oil of intentions to exercise a force majeure clause related to the announced OPEC production cuts. As a result of this force majeure clause being exercised, LCR began receiving reduced allocations of crude oil in August 1998. This condition required LCR to make alternative arrangements for its additional crude oil requirements and such action resulted in lower operating margins.

   LCR has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market.

   In the opinion of management, any liability arising from the matters discussed in this Note will not have a material adverse effect on the financial position of LCR. However, the adverse resolution in any reporting period of one or more of the matters discussed in this Note could have a material impact on LCR's results of operations for that period.

                           LYONDELL-CITGO REFINING LP

12. Subsequent Event

   Effective January 1, 1999, the Partnership entered into a lubricant facility operating agreement and lubricant sales agreements with CITGO. The lubricant facility operating agreement is for the lubricant facility in Birmingport, Alabama that will allow CITGO to operate the facility while the Partnership retains ownership. The lubricant sales agreements state the provisions for the Partnership to sell and CITGO to buy paraffinic lubricants base oil, naphthenic lubricants, white mineral oils and specialty oils.

                           LYONDELL CHEMICAL COMPANY

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                                      For the
                                                                       three
                                                                      months
                                                                       ended
                                                                     March 31
                                                                     ----------
Millions of dollars, except per share data                           1999  1998
------------------------------------------                           ----  ----
Sales and other operating revenues.................................. $855  $ --
                                                                     ----  ----
Operating costs and expenses:
  Cost of sales.....................................................  630    --
  Selling, general and administrative expenses......................   57     6
  Research and development expense..................................   15    --
  Amortization of goodwill and other intangible assets..............   24    --
  Unusual charges...................................................   --     4
                                                                     ----  ----
                                                                      726    10
                                                                     ----  ----
  Operating income (loss)...........................................  129   (10)
Interest expense.................................................... (146)   (7)
Interest income.....................................................    6     4
Other income (expense), net.........................................   (7)   --
Income (loss) from equity investments:
  Equistar Chemicals, LP............................................   13    76
  LYONDELL-CITGO Refining LP........................................   11    35
  Lyondell Methanol Company, L.P....................................   (3)    6
                                                                     ----  ----
                                                                       21   117
                                                                     ----  ----
Income before income taxes..........................................    3   104
Provision for income taxes..........................................    1    39
                                                                     ----  ----
Net income.......................................................... $  2  $ 65
                                                                     ====  ====
Basic and diluted earnings per share................................ $.02  $.82
                                                                     ====  ====


                See Notes to Consolidated Financial Statements.

                           LYONDELL CHEMICAL COMPANY

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                            March 31, December 31,
Millions of dollars, except par value data                    1999        1998
------------------------------------------                  --------- ------------
ASSETS
Current assets:
  Cash and cash equivalents................................  $  260      $  233
  Accounts receivable, net.................................     434         479
  Inventories..............................................     516         550
  Prepaid expenses and other current assets................      17          64
                                                             ------      ------
    Total current assets...................................   1,227       1,326
                                                             ------      ------
Property, plant and equipment, net.........................   4,430       4,511
Investment in affiliates:
  Equistar Chemicals, LP...................................     653         660
  LYONDELL-CITGO Refining LP...............................      69          84
  Lyondell Methanol Company, L.P...........................      51          50
Receivable from LYONDELL-CITGO Refining LP.................     231         231
Other investments and long-term receivables................      62          53
Goodwill, net..............................................   1,421       1,430
Deferred charges and other assets..........................     874         880
                                                             ------      ------
Total assets...............................................  $9,018      $9,225
                                                             ======      ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................  $  194      $  253
  Current maturities of long-term debt.....................   1,694       1,603
  Other accrued liabilities................................     391         481
                                                             ------      ------
    Total current liabilities..............................   2,279       2,337
                                                             ------      ------
Long-term debt, less current maturities....................   5,223       5,391
Other liabilities and deferred credits.....................     398         294
Deferred income taxes......................................     414         413
Commitments and contingencies
Minority interest..........................................     190         216
Stockholders' equity:
  Preferred stock, $.01 par value, 80,000,000 shares
   authorized, none outstanding............................      --          --
  Common stock, $1.00 par value, 250,000,000 shares
   authorized, 80,000,000 issued...........................      80          80
  Additional paid-in capital...............................     158         158
  Retained earnings........................................     372         387
  Accumulated other comprehensive (loss) income............     (14)         32
  Treasury stock, at cost, 2,934,558 and 2,978,203 shares,
   respectively............................................     (82)        (83)
                                                             ------      ------
    Total stockholders' equity.............................     514         574
                                                             ------      ------
Total liabilities and stockholders' equity.................  $9,018      $9,225
                                                             ======      ======

                See Notes to Consolidated Financial Statements.

                           LYONDELL CHEMICAL COMPANY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                    For the
                                                                     three
                                                                     months
                                                                     ended
                                                                    March 31
                                                                   -----------
Millions of dollars                                                1999  1998
-------------------                                                ----  -----
Cash flows from operating activities:
 Net income....................................................... $  2  $  65
 Adjustments to reconcile net income to net cash provided by (used
  in) operating activities, net of the effects of deconsolidation of affiliate:
  Depreciation and amortization...................................   85     --
  Deferred income taxes...........................................    9      8
  Decrease in accounts receivable.................................   37      3
  Decrease in inventories.........................................   25     --
  Decrease in accounts payable....................................  (52)  (167)
  Net change in other working capital accounts....................  (31)    10
  Other, net......................................................   59     11
                                                                   ----  -----
    Net cash provided by (used in) operating activities...........  134    (70)
                                                                   ----  -----
Cash flows from investing activities:
  Expenditures for property, plant and equipment..................  (32)    --
  Distributions from affiliates in excess of earnings.............   25    175
  Contributions and advances to affiliate.........................   (4)   (16)
  Deconsolidation of affiliate....................................   --    (11)
  Other...........................................................   (6)    --
                                                                   ----  -----
    Net cash (used in) provided by investing activities...........  (17)   148
                                                                   ----  -----
Cash flows from financing activities:
  Repayments of long-term debt....................................  (76)    --
  Dividends paid..................................................  (17)   (18)
  Net decrease in short-term debt.................................   --    (50)
  Repurchase of common stock......................................   --    (13)
                                                                   ----  -----
    Net cash used in financing activities.........................  (93)   (81)
                                                                   ----  -----
Effect of exchange rate changes on cash...........................    3     --
                                                                   ----  -----
Increase (decrease) in cash and cash equivalents..................   27     (3)
Cash and cash equivalents at beginning of period..................  233     86
                                                                   ----  -----
Cash and cash equivalents at end of period........................ $260  $  83
                                                                   ====  =====

                See Notes to Consolidated Financial Statements.

                           LYONDELL CHEMICAL COMPANY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Basis of Preparation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal, recurring adjustments considered necessary for a fair presentation, have been included. For further information, refer to the Consolidated Financial Statements and notes thereto for the year ended December 31, 1998 included in the Lyondell Chemical Company ("Company" or "Lyondell") 1998 Annual Report on Form 10-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. The year-end condensed balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles. Certain amounts from prior periods have been reclassified to conform to the current period presentation.

     The accompanying Consolidated Statement of Income for the three months ended March 31, 1999 includes the operating results of Lyondell Chemical Worldwide, Inc., formerly ARCO Chemical Company ("ARCO Chemical" or "Acquired Business"), acquired by the Company as of July 28, 1998 ("Acquisition"), and the Company's income from equity investments in Equistar Chemicals, LP ("Equistar"), LYONDELL-CITGO Refining LP ("LCR") and Lyondell Methanol Company, L.P. ("LMC"). The accompanying Consolidated Statement of Income for the three months ended March 31, 1998 includes the Company's income from equity investments in Equistar, LCR and LMC.

2. Company Operations

     During the third quarter 1998, Lyondell acquired ARCO Chemical, the world's largest producer of propylene oxide ("PO") and a leading worldwide producer and marketer of polyether polyols, propylene glycol ("PG"), propylene glycol ethers ("PGE"), toluene diisocyanate ("TDI"), styrene monomer ("SM") and methyl tertiary butyl ether ("MTBE"). The Acquired Business is reported as the intermediate chemicals and derivatives segment.

     The Company's operations in the petrochemicals and polymers segments are conducted through its joint venture ownership interest in Equistar (see Note
3).

     Equistar's petrochemicals segment consists of: olefins, including ethylene, propylene, butadiene, butylenes and specialty products; aromatics, including benzene and toluene; oxygenated chemicals, including ethylene oxide and derivatives, MTBE, ethyl alcohol and diethyl ether; and specialty chemicals, including refinery blending stocks.

     Equistar's polymers segment consists of: polyolefins, including high-density polyethylene ("HDPE"), low-density polyethylene ("LDPE"), linear-low density polyethylene ("LLDPE") and polypropylene; and performance polymers products, including color concentrates and compounds, wire and cable resins and compounds; adhesive resins; and fine powders. The color concentrates and compounds business was sold on April 30, 1999.

     The Company's operations in the refining segment are conducted through its joint venture ownership interest in LCR (see Note 4). This segment consists of: refined petroleum products, including conventional and reformulated gasoline, low sulfur diesel and jet fuel; aromatics produced at LCR's full-conversion Houston, Texas refinery ("Refinery"), including benzene, toluene, paraxylene and orthoxylene; lubricants, including industrial lubricants, motor oils, white oils, process oils and base oils; carbon black oil; sulfur; residual oil; petroleum coke fuel; olefins feedstocks; and crude oil resales. LCR sells its principal refined products to the Company's joint venture partner in LCR, CITGO Petroleum Corporation ("CITGO").

                           LYONDELL CHEMICAL COMPANY

     The Company has additional operations conducted through its joint venture ownership interest in LMC. These operations consist of methanol and other petrochemical products produced by its methanol facility. Effective January 1, 1998, Lyondell began accounting for its investment in LMC using the equity method of accounting.

3. Equity Interest in Equistar Chemicals, LP

     Equistar was formed on December 1, 1997 as a joint venture between the Company and Millennium Chemicals Inc. ("Millennium"), to own and operate the businesses contributed by the partners. Lyondell contributed substantially all of the assets comprising its petrochemicals and polymers business segments, while Millennium contributed substantially all of the assets comprising its polyethylene and related products, performance polymers and ethyl alcohol businesses, which had been held in Millennium Petrochemicals, Inc., a wholly-owned subsidiary of Millennium. On May 15, 1998, the ethylene, propylene and ethylene oxide and derivatives businesses of Occidental Chemical Corporation ("Occidental Contributed Business"), a subsidiary of Occidental Petroleum Corporation ("Occidental"), were contributed to Equistar. The joint venture is structured as a Delaware limited partnership owned by subsidiaries of the Company, Millennium and Occidental ("Partners").

     Lyondell currently has a 41.0 percent joint venture ownership interest in Equistar, while Millennium and Occidental each have 29.5 percent. Prior to the addition of Occidental as a partner on May 15, 1998, the Company had a 57.0 percent joint venture ownership interest, while Millennium had 43.0 percent. Because the Partners jointly control certain management decisions, Lyondell accounts for its investment in Equistar using the equity method of accounting.

     Summarized financial information for Equistar is as follows:

                                                          March 31, December 31,
      Millions of dollars                                   1999        1998
      -------------------                                 --------- ------------
      BALANCE SHEETS
      Total current assets...............................  $1,161      $1,127
      Property, plant and equipment, net.................   4,066       4,075
      Goodwill, net......................................   1,142       1,151
      Deferred charges and other assets..................     333         312
                                                           ------      ------
      Total assets.......................................  $6,702      $6,665
                                                           ======      ======
      Current maturities of long-term debt...............  $  160      $  150
      Other current liabilities..........................     414         485
      Long-term debt, less current maturities............   2,201       1,865
      Capital lease obligations..........................      --         205
      Other liabilities and deferred credits.............      85          75
      Partners' capital..................................   3,842       3,885
                                                           ------      ------
      Total liabilities and partners' capital............  $6,702      $6,665
                                                           ======      ======

                           LYONDELL CHEMICAL COMPANY

                                                                  For the three
                                                                  months ended
                                                                    March 31
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
      STATEMENTS OF INCOME
      Sales and other operating revenues......................... $1,104 $1,021
      Cost of sales..............................................    980    798
      Selling, general and administrative expenses...............     75     70
      Unusual charges............................................      3      6
                                                                  ------ ------
      Operating income...........................................     46    147
      Interest expense, net......................................     39     26
                                                                  ------ ------
      Net income................................................. $    7 $  121
                                                                  ====== ======
                                                                  For the three
                                                                  months ended
                                                                    March 31
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
      SELECTED CASH FLOW INFORMATION
      Depreciation and amortization.............................. $   73 $   58
      Expenditures for property, plant and equipment.............     46     21

     Lyondell's $13 million and $76 million of "Income from equity investments" in Equistar as presented in the Consolidated Statements of Income for the three months ended March 31, 1999 and 1998, respectively, consists of the Company's share of Equistar's net income and the accretion of the difference between Lyondell's investment and its underlying 41.0 percent equity in Equistar's net assets. During the first quarter 1999 and 1998, Equistar recognized $3 million and $6 million of unusual charges, respectively, which consisted primarily of costs associated with the consolidation of certain operations. The Company's share of Equistar's unusual charges was approximately $1 million and $3 million for the three months ended March 31, 1999 and 1998, respectively, and is reflected in the Company's share of Equistar's net income.

4. Equity Interest in LYONDELL-CITGO Refining LP

     In July 1993, LCR was formed to own and operate the Company's refining business. LCR is structured as a Delaware limited partnership (formerly a Texas limited liability company) owned by subsidiaries of the Company and CITGO. The participation interests are currently 58.75 percent and 41.25 percent for the Company and CITGO, respectively. Net income before depreciation expense for the period is allocated to LCR's owners based upon participation interests. Depreciation expense is allocated to the owners based upon contributed assets.

                           LYONDELL CHEMICAL COMPANY

     Summarized financial information for LCR is as follows:

                                                         March 31, December 31,
      Millions of dollars                                  1999        1998
      -------------------                                --------- ------------
      BALANCE SHEETS
      Total current assets..............................  $  226      $  197
      Property, plant and equipment, net................   1,362       1,370
      Deferred charges and other assets.................      70          70
                                                          ------      ------
      Total assets......................................  $1,658      $1,637
                                                          ======      ======
      Total current liabilities.........................  $  238      $  203
      Long-term debt....................................     717         717
      Other liabilities and deferred credits............      71          68
      Partners' capital.................................     632         649
                                                          ------      ------
      Total liabilities and partners' capital...........  $1,658      $1,637
                                                          ======      ======
                                                          For the three months
                                                             ended March 31
                                                         ----------------------
                                                           1999        1998
                                                         --------- ------------
      STATEMENTS OF INCOME
      Sales and other operating revenues................  $  432      $  529
      Cost of sales.....................................     389         445
      Selling, general and administrative expenses......      19          19
                                                          ------      ------
      Operating income..................................      24          65
      Interest expense, net.............................     (10)        (11)
      State income taxes................................       1          --
                                                          ------      ------
      Net income........................................  $   15      $   54
                                                          ======      ======
                                                          For the three months
                                                             ended March 31
                                                         ----------------------
                                                           1999        1998
                                                         --------- ------------
      SELECTED CASH FLOW INFORMATION
      Depreciation and amortization.....................  $   25      $   25
      Expenditures for property, plant and equipment....      16          17

5. Inventories

     The components of inventories consisted of the following:

                                                          March 31, December 31,
      Millions of dollars                                   1999        1998
      -------------------                                 --------- ------------
      Finished goods.....................................   $429        $459
      Work-in-process....................................     16          18
      Raw materials......................................     27          34
      Materials and supplies.............................     44          39
                                                            ----        ----
        Total inventories................................   $516        $550
                                                            ====        ====

                           LYONDELL CHEMICAL COMPANY

6. Property, Plant and Equipment, Net

     The components of property, plant and equipment, at cost, and the related accumulated depreciation consisted of the following:

                                                          March 31, December 31,
      Millions of dollars                                   1999        1998
      -------------------                                 --------- ------------
      Land...............................................  $   12      $   12
      Manufacturing facilities and equipment.............   4,422       4,477
      Construction in progress...........................     119          98
                                                           ------      ------
        Total property, plant and equipment..............   4,553       4,587
      Less accumulated depreciation......................     123          76
                                                           ------      ------
        Property, plant and equipment, net...............  $4,430      $4,511
                                                           ======      ======

7. Commitments and Contingencies

     The Company has commitments, including those related to capital expenditures, all made in the normal course of business. During August 1998, as contemplated at the time of the Acquisition, Lyondell announced the delay of construction of a PO plant, known as PO-11, that ARCO Chemical had previously scheduled for startup in late 2001. As part of the delay, the Company is negotiating the cancellation of the related lump-sum contract for the engineering, procurement and construction of the PO-11 plant. The Company recorded estimated liabilities for penalties and cancellation charges related to the cancellation of the lump-sum contract and related commitments at the time of the Acquisition.

     The Acquired Business is party to a long-term supply arrangement for TDI. Under the arrangement, the Company is entitled to all of the TDI output of the supplier's two plants in France, which have a combined rated capacity of approximately 264 million pounds per year. The Company is required to purchase a minimum of 216 million pounds of TDI per year for up to 15 years, beginning January 1, 1995. The aggregate purchase price is a combination of plant cost and market price. The Company is further obligated to pay additional capacity reservation fees based upon plant output factors.

     Crude Supply Agreement--LCR has a long-term crude supply agreement ("Crude Supply Agreement") with Lagoven, S.A., now known as PDVSA Petroleo y Gas, S.A. ("PDVSA Oil"), an affiliate of CITGO. Under the Crude Supply Agreement, LCR is required to purchase, and PDVSA Oil is required to sell, up to 230,000 barrels per day of extra heavy Venezuelan crude oil. PDVSA Oil has the right, but not the obligation, to supply incremental amounts above 230,000 barrels per day. Depending upon market conditions, breach or termination of LCR's Crude Supply Agreement could adversely affect LCR, and therefore, the Company. In the event of certain force majeure conditions, including governmental or other actions restricting or otherwise limiting PDVSA Oil's ability to perform its obligations, LCR would seek alternative crude supply arrangements. Any such alternative arrangements may not be as beneficial as the Crude Supply Agreement. There can be no assurance that alternative crude oils with similar margins would be available for purchase by LCR. Furthermore, the breach or termination of the Crude Supply Agreement would require LCR to return to the practice of purchasing all or a portion of its crude oil feedstocks in the merchant market and would again subject LCR to significant volatility and price fluctuations. In late April 1998, LCR received notification from PDVSA Oil of reduced delivery of crude oil related to announced OPEC production cuts. LCR began receiving the reduced allocation of crude oil from PDVSA Oil in August 1998. In March 1999 OPEC announced an agreement to further limit OPEC oil production, which could result in some additional decreases in the allocation of crude oil supplied to LCR by PDVSA.

                           LYONDELL CHEMICAL COMPANY

   Cross Indemnity Agreement--In connection with the transfer of assets and liabilities from Atlantic Richfield Company ("ARCO") to the Company in 1988, the Company agreed to assume certain liabilities arising out of the operation of the Company's integrated petrochemicals and refining business prior to July 1, 1988. In connection with the transfer of such liabilities, the Company and ARCO entered into an agreement, updated in 1997 ("Revised Cross-Indemnity Agreement"), whereby the Company agreed to defend and indemnify ARCO against certain uninsured claims and liabilities which ARCO may incur relating to the operation of the business of the Company prior to July 1, 1988, including certain liabilities which may arise out of pending and future lawsuits. For current and future cases related to Company products and Company operations, ARCO and the Company bear a proportionate share of judgment and settlement costs according to a formula that allocates responsibility based upon years of ownership during the relevant time period. The party with the more significant potential liability exposure is responsible for case management and associated costs while allowing the non-case managing party to protect its interests. Under the Revised Cross-Indemnity Agreement, the Company will assume responsibility for its proportionate share of future costs for waste site matters not covered by ARCO insurance. Subject to the uncertainty inherent in all litigation, management believes the resolution of the matters pursuant to the Revised Cross-Indemnity Agreement will not have a material adverse effect upon the Consolidated Financial Statements of the Company.

   In connection with the Acquisition, the Company succeeded, indirectly, to a cross indemnity agreement with ARCO whereby ARCO Chemical indemnified ARCO against certain claims or liabilities that ARCO may incur relating to ARCO's former ownership and operation of the businesses of ARCO Chemical ("Former ARCO Businesses"), including liabilities under laws relating to the protection of the environment and the workplace, and liabilities arising out of certain litigation. As part of the agreement, ARCO indemnified ARCO Chemical with respect to claims or liabilities and other matters of litigation not related to the Former ARCO Businesses. ARCO also indemnified ARCO Chemical for certain federal, foreign, state, and local taxes that might be assessed upon audit of the operations of the Former ARCO Businesses for periods prior to July 1, 1987.

   Indemnification Arrangements Relating to Equistar--Lyondell, Millennium and Occidental have each agreed to provide certain indemnifications to Equistar with respect to the petrochemicals and polymers businesses contributed by the Partners. In addition, Equistar agreed to assume third party claims that are related to certain pre-closing contingent liabilities asserted prior to December 1, 2004 for Lyondell and Millennium, and May 15, 2005 for Occidental, to the extent the aggregate thereof does not exceed $7 million to each Partner, subject to certain terms of the respective Asset Contribution Agreements. From inception through March 31, 1999, Equistar expensed approximately $1 million under the $7 million indemnification basket with respect to the business contributed by Lyondell.

   Environmental--The Company's policy is to be in compliance with all applicable environmental laws. The Company is subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, the Company cannot accurately predict future developments, such as increasingly strict environmental laws and inspection and enforcement policies, as well as higher compliance costs arising therefrom, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste.

   Pursuant to the terms of the Revised Cross-Indemnity Agreement, the Company is currently contributing funds to the clean up of one waste site (Brio, located near Houston, Texas) under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") as amended and the Superfund Amendments and Reauthorization Act of 1986. The Company is also subject to certain assessment

                           LYONDELL CHEMICAL COMPANY
and remedial actions at the Refinery under the Resource Conservation and Recovery Act ("RCRA"). In addition, the Company has negotiated an order with the Texas Natural Resource Conservation Commission ("TNRCC") for assessment and remediation of groundwater and soil contamination at the Refinery.

   As of March 31, 1999, the Company has accrued $8 million related to future CERCLA, RCRA and TNRCC assessment and remediation costs associated with the above mentioned sites. The costs are expected to be incurred over the next two to seven years. In the opinion of management, there is currently no material range of loss in excess of the amount recorded for these sites. However, it is possible that new information about the sites for which the reserve has been established, new technology or future developments such as involvement in other CERCLA, RCRA, TNRCC or other comparable state law investigations, could require the Company to reassess its potential exposure related to environmental matters.

   As part of the Acquisition, the Company assumed ARCO Chemical's environmental liability, which totaled $38 million at March 31, 1999 and reflects the Company's latest assessment of potential future remediation costs associated with known ARCO Chemical sites. The liability is related to five current plant sites, one former plant site and one federal Superfund site for amounts ranging from $1 million to $18 million per site. Further, the Acquired Business is involved in administrative proceedings or lawsuits relating to a minimal number of other Superfund sites. The Company estimates however, based upon currently available information, that potential loss contingencies associated with these Superfund sites, individually and in the aggregate, are not significant. Substantially all amounts accrued are expected to be paid out over the next five to ten years.

   The Company has relied upon remedial investigation/feasibility studies ("RI/FS") at each site of the Acquired Business as a basis for estimating remediation costs at the site. RI/FS or preliminary assessments have been completed at most of the sites. However, selection of the remediation method and the cleanup standard to be applied are, in most cases, subject to approval by the appropriate government authority. Accordingly, the Company may have possible loss contingencies in excess of the amounts accrued to the extent the scope of remediation required, the final remediation method selected and/or the cleanup standard applied, vary from the assumptions used in estimating the liability. The Company estimates that the upper range of these possible loss contingencies should not exceed the amount accrued by more than $65 million.

   The extent of loss related to environmental matters ultimately depends upon a number of factors, including technological developments, changes in environmental laws, the number and ability to pay of other parties involved at a particular site and the Company's potential involvement in additional environmental assessments and cleanups. Based upon currently known facts, management believes that any remediation costs the Company may incur in excess of the amounts accrued or disclosed above would not have a material adverse impact on the Company's Consolidated Financial Statements.

   MTBE--Certain federal and state legislative initiatives have sought either to rescind the oxygenate requirement for reformulated gasoline sold in California and other states or to restrict the use of MTBE. There is ongoing review of this issue and any ultimate negative governmental resolution of the appropriateness of using MTBE could result in a significant reduction in the Company's MTBE sales. In addition, the Company has a take-or-pay contract with ARCO, which contributes significant pretax margin. If such legislative initiatives were enacted, ARCO has indicated that it might attempt to invoke a force majeure provision in the contract in order to reduce the quantities of MTBE it purchases under, or to terminate, the contract. The Company would vigorously dispute such action.

   General--The Company is involved in various lawsuits and proceedings. Subject to the uncertainty inherent in all litigation, management believes the resolution of these proceedings will not have a material adverse effect upon the Consolidated Financial Statements of the Company.

                           LYONDELL CHEMICAL COMPANY

     In the opinion of management, any liability arising from the matters discussed in this Note is not expected to have a material adverse effect on the Consolidated Financial Statements of the Company. However, the adverse resolution in any reporting period of one or more of these matters discussed in this Note could have a material impact on the Company's results of operations for that period without giving effect to contribution or indemnification obligations of co-defendants or others, or to the effect of any insurance coverage that may be available to offset the effects of any such award.

8. Earnings Per Share

     Basic earnings per share ("EPS") for the periods presented are computed based upon the weighted average number of shares outstanding for the periods. Diluted earnings per share include the effect of outstanding stock options issued under the Executive Long-Term Incentive Plan and the Incentive Stock Option Plan.

                                                         For the three months
                                                            ended March 31
                                                        -----------------------
                                                           1999        1998
                                                        ----------- -----------
      Thousands of shares                               Shares EPS  Shares EPS
      -------------------                               ------ ---- ------ ----
      Basic............................................ 77,072 $.02 78,713 $.82
      Dilutive effect of options.......................     --   --     76   --
                                                        ------ ---- ------ ----
      Diluted.......................................... 77,072 $.02 78,789 $.82
                                                        ====== ==== ====== ====

9. Segment and Related Information

     The Company has identified four reportable segments in which it operates:
(i) intermediate chemicals and derivatives; (ii) petrochemicals; (iii) polymers; and (iv) refining. The Company's methanol business is not a reportable segment. Summarized financial information concerning the Company's reportable segments is shown in the following table:

                         Intermediate
                          Chemicals
                             and
Millions of dollars      Derivatives  Petrochemicals Polymers Refining Other  Total
-------------------      ------------ -------------- -------- -------- -----  -----
For the three months
 ended March 31, 1999:
Sales and other
 operating revenues.....     $855                                             $ 855
Operating income........      129                                               129
Interest expense........                                               $(146)  (146)
Interest income.........                                                   6      6
Other income (expense),
 net....................                                                  (7)    (7)
Income from equity
 investments............                   $37         $ 5      $11      (32)    21
Income before income
 taxes..................                                                          3

For the three months
 ended March 31, 1998:
Sales and other
 operating revenues.....                                                      $  --
Operating loss..........                                               $ (10)   (10)
Interest expense........                                                  (7)    (7)
Interest income.........                                                   4      4
Income from equity
 investments............                   $74         $41      $35      (33)   117
Income before income
 taxes..................                                                        104

                           LYONDELL CHEMICAL COMPANY

     The following table presents the details of "Income from equity investments--Other" as presented above for the three months ended March 31:

      Millions of dollars                                          1999  1998
      -------------------                                          ----  ----
      Expenses, principally Equistar selling, general and
       administrative, not
       allocated to petrochemicals and polymers segments.......... $(39) $(46)
      Accretion of difference between Lyondell's investment and
       its underlying equity in Equistar's net assets.............   10     7
      Income (loss) from equity investment in LMC.................   (3)    6
                                                                   ----  ----
        Total--Other.............................................. $(32) $(33)
                                                                   ====  ====

10. Purchase of ARCO Chemical Company

     As of July 28, 1998, the Company completed its acquisition of ARCO Chemical. The Company is awaiting additional information related to the fair value of certain assets acquired and liabilities assumed. Management does not expect the finalization of these matters to have a material effect on the purchase price allocation. In connection with the Acquisition, the Company accrued liabilities for costs associated with the delay of construction of the PO-11 plant, vesting of certain key manager benefits pursuant to a change of control provision, severance costs for the involuntary termination of certain headquarters employees, and relocation costs for moving personnel to the Company's Houston headquarters. The liability totaled approximately $255 million at the date of acquisition. Through March 31, 1999, the Company had paid and charged approximately $142 million against the liability.

11. Subsequent Event

     During the second quarter 1999, Lyondell amended its $7 billion credit facility, eliminating the requirement to issue $1.25 billion in equity or equity-linked securities by July 23,1999. As a condition to effectiveness of the amendments, the Company must issue a minimum of $350 million of common stock, $500 million of senior subordinated notes and $500 million of senior secured notes. Including the aforementioned amounts, the amended credit facility requires Lyondell to issue $500 million of common or preferred stock by June 30, 2000 and $1.5 billion of subordinated notes by June 2002. The requirement to issue $1.5 billion of subordinated notes will be reduced on a 2 for 1 basis for each $1 of equity securities issued over $500 million and will be eliminated if Lyondell repays all outstanding amounts under Term Loan C and Term Loan D and achieves either: (1) a specified total debt to adjusted EBITDA ratio, as defined; or (2) a specified credit rating for its senior unsecured debt. The credit facility amendments will provide the lenders with additional collateral, re-price the existing loans to reflect market rates and reset certain financial covenants. The sales of notes and common stock are contingent upon the effectiveness of the credit facility amendments.

     The Company intends to issue approximately 35 million shares of common stock, $500 million of senior subordinated notes and $1.9 billion of senior secured notes during the second quarter 1999. In addition, the Company is seeking to raise additional amounts through the borrowing of a new $850 million, seven-year Term Loan E and a new $150 million Term Loan F, maturing December 31, 2003, under the amended credit facility. This will enable the Company to retire the $1.25 billion principal of Term Loan C, maturing June 30, 1999, the $2 billion principal of Term Loan D, maturing June 30, 2000, and partially repay principal under Term Loans A and B.

PROSPECTUS                      $4,000,000,000

                       [LOGO OF LYONDELL APPEARS HERE]

                                 Common Stock
                                Preferred Stock
                                Debt Securities

  Lyondell Chemical Company (the "Company" or "Lyondell") may from time to time offer, together or separately, (i) shares of its common stock, par value $1.00 per share (the "Common Stock"), (ii) shares of its preferred stock, par value $.01 per share (the "Preferred Stock"), (iii) unsecured senior debt securities (the "Senior Debt Securities") and (iv) unsecured subordinated debt securities (the "Subordinated Debt Securities"), in each case in one or more series and in amounts, at prices and on terms to be determined at or prior to the time of sale. The Senior Debt Securities and Subordinated Debt Securities are collectively referred to herein as the "Debt Securities." The Debt Securities, Common Stock and Preferred Stock are collectively referred to herein as the "Securities."

  See "Risk Factors" beginning on page 2 for a discussion of certain factors that should be considered by prospective investors.

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
   PASSED  UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.  ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The Common Stock and Preferred Stock offered pursuant to this Prospectus may be issued in one or more series or issuances in U.S. dollars or in one or more foreign currencies, currency units or composite securities to be determined at or prior to the time of any offering. The Debt Securities offered pursuant to this Prospectus may consist of debentures, notes or other evidences of indebtedness in one or more series and in amounts, at prices and on terms to be determined at or prior to the time of any such offering. As used herein, the Debt Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in an applicable Prospectus Supplement, in any other currency, currency unit or composite currency, or in amounts determined by reference to an index or formula. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form. The Company's obligations under the Senior Debt Securities will rank pari passu with all unsecured and unsubordinated debt (as defined herein) of the Company. The Company's obligations under the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Debt (as defined herein). See "Description of Debt Securities."

  By separate prospectus, the form of which is included in the Registration Statement of which this Prospectus forms a part, three Delaware statutory business trusts (the "Lyondell Trusts"), each of which is a wholly owned subsidiary of the Company, may from time to time severally offer preferred securities guaranteed by the Company to the extent set forth therein, and the Company may offer from time to time debt securities either directly or to a Lyondell Trust. The aggregate public offering price of the securities to be offered pursuant to this Prospectus and such other prospectus shall not exceed $4,000,000,000 (or its equivalent in one or more foreign currencies, currency units or composite currencies).

  Specific terms of the Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in a Prospectus Supplement with respect to such Offered Securities, which Prospectus Supplement will describe, without limitation and where applicable, the following: (i) in the case of Common Stock, the specific designation, number of shares, purchase price and the rights and privileges thereof, together with any qualifications or restrictions thereon and any listing on a securities exchange; (ii) in the case of Preferred Stock, the specific designation, number of shares, voting and other powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions (including dividends, liquidation value, voting rights, terms for the redemption, conversion or exchange thereof and any other specific terms of the Preferred Stock) and any listing on a securities exchange; and (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate (or method of determining the same) and times of payment of any interest, any terms for optional or mandatory redemption, which may include redemption at the option of holders upon the occurrence of certain events or payment of additional amounts or any sinking fund provisions, any provisions with respect to conversion or exchangeability, the initial public offering price, the net proceeds to the Company, any listing on a securities exchange and any other specific terms in connection with the offering. Unless otherwise indicated in the Prospectus Supplement, the Company does not intend to list any of the Securities other than the Common Stock on a national securities exchange.

  The Offered Securities may be offered directly, through agents designated from time to time, through dealers or through underwriters. Such agents or underwriters may act alone or with other agents or underwriters. See "Plan of Distribution." Any such agents, dealers or underwriters will be set forth in a Prospectus Supplement. If an agent of the Company, or a dealer or underwriter is involved in the offering of the Offered Securities, the agent's commission, dealer's purchase price, underwriter's discount and net proceeds to the Company, as the case may be, will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933.

  The Common Stock is traded on the New York Stock Exchange under the symbol "LYO." Any Common Stock offered will be traded, subject to notice of issuance, on the New York Stock Exchange.

  This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

                 The date of this Prospectus is April 5, 1999.

                                  THE COMPANY

  Lyondell Chemical Company ("Lyondell" or the "Company") is a vertically integrated, global chemical company with leading market positions in all of its major products and low cost operations. The Company's principal executive offices are located at 1221 McKinney Street, Houston, Texas 77010 (telephone:
(713) 652-7200).

                          FORWARD-LOOKING STATEMENTS

  Certain of the statements contained or incorporated by reference in this Prospectus and the accompanying Prospectus Supplement are "forward-looking statements" within the meaning of the federal securities laws. Although Lyondell believes the expectations reflected in such forward-looking statements are reasonable, they do involve certain inherent assumptions, risks and uncertainties, and Lyondell can give no assurance that such expectations will prove to have been correct. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors set forth in or incorporated by reference in this Prospectus and the accompanying Prospectus Supplement. These factors include the cyclical and highly competitive nature of the chemical and refining industries, uncertainties associated with the United States and worldwide economies, current and potential governmental regulatory actions in the United States and in other countries, substantial chemical capacity additions resulting in oversupply and declining prices and margins, raw material costs or supply arrangements, the Company's ability to implement cost reductions, and operating interruptions (including leaks, explosions, fires, mechanical failure, labor difficulties, unscheduled downtime, transportation interruptions, spills and releases, and other environmental risks). Many of such factors are beyond Lyondell's or its joint ventures' ability to control or predict. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

  All subsequent written and oral forward-looking statements attributable to the Company and persons acting on its behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this Prospectus.

                                 RISK FACTORS

  The following risk factors should be considered carefully with the information provided elsewhere in this Prospectus and the accompanying Prospectus Supplement and the documents incorporated by reference herein in reaching a decision regarding an investment in the Securities offered hereby.

High Leverage and Related Matters

  As of December 31, 1998, the Company had outstanding consolidated debt of approximately $7.0 billion. In addition, the Company remains liable on $713 million of debt for which primary responsibility was assumed by Equistar Chemicals, LP ("Equistar") in connection with the formation of Equistar. The Company's consolidated ratio of earnings to fixed charges would have been 1.1 to 1 for 1998 on a pro forma basis if the acquisition of LCW and the related debt incurrence had occurred on January 1, 1998.

  The current amount of debt of the Company significantly exceeds the Company's historical leverage and significantly increases its debt service obligations. The Company's historical results and financial condition do not, accordingly, reflect the potential constraints the increase in leverage may impose on the Company. The

Company's significant increase in leverage could have adverse effects on the Company, including: (i) the leverage may make the Company more vulnerable to industry cyclicality and may limit its ability to withstand competitive pressures and adverse changes in environmental and other government regulation, (ii) a substantial portion of cash flow from operations (as well as cash generated from asset sales, if any, and financings) must be dedicated to the payment of principal of and interest on debt and will not be available for other uses such as capital expenditures or acquisitions, (iii) additional financing is not available to the Company upon terms as favorable as those previously available to the Company, which may limit the Company's business growth, including its ability to effect potential acquisitions and (iv) the Company may not be able to maintain its current dividend rate.

  The Company's credit facilities and other indebtedness contain numerous financial and other covenants that affect and restrict the Company's business. The ability of the Company to meet its debt service obligations and capital expenditure needs, maintain its dividend rate and comply with the covenants and financial requirements in the credit facilities and other indebtedness will largely depend on the future performance of the Company and availability of additional financing to repay and refinance bank debt, both of which will be subject to prevailing economic, market and competitive conditions and to other factors beyond the Company's control. The breach of any of the covenants or financial requirements in the credit facilities or other indebtedness could result in a default thereunder, which would permit the lenders to declare the loans immediately payable and to terminate future lending commitments.

  As of December 31, 1998, Equistar, LYONDELL-CITGO Refining LP ("LCR") and Lyondell Methanol Company, L.P. ("Lyondell Methanol") (collectively, the "Joint Ventures") had, in the aggregate, outstanding debt of approximately $2.9 billion and owners' equity of $4.6 billion. The ability of the Joint Ventures to distribute cash to the Company is limited by their respective debt service obligations. In addition, a default under certain Joint Venture debt agreements would constitute a cross-default under the Company's credit facilities. Certain debt instruments that were assumed by Equistar, but as to which Lyondell remains an obligor as well, contain provisions that generally provide that holders of such debt may, under certain limited circumstances, require an obligor to repurchase the debt ("Put Rights"). The Put Rights would be triggered by a specified decline in public ratings on such debt following
(i) certain events affecting control of Lyondell or Equistar or (ii) the making by Lyondell or Equistar of certain dividends, distributions or repurchases in excess of specified amounts. The debt subject to the Put Rights consists of $150 million aggregate principal amount of notes maturing in June 1999, bearing interest at 10 percent, and $163 million aggregate principal amount of medium-term notes maturing at various dates through 2005, with a weighted average interest rate at December 31, 1998 of 9.87 percent. To date, these Put Rights have not been triggered.

Industry Cyclicality and Overcapacity

  The Company's historical operating results reflect the cyclical and volatile nature of both the chemical and refining industries. The Company experienced earnings declines in the fourth quarter of 1998 compared to the third quarter of 1998 primarily because of lower prices in both the chemicals and refining industries. Both industries are mature and capital intensive, and industry margins are sensitive to supply and demand balances, which have historically been cyclical. The chemical industry historically has experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of substantial capacity additions, resulting in oversupply and declining prices and profit margins. Due to the commodity nature of most of the Company's products, the Company is not necessarily able to protect its market position by product differentiation or to pass on cost increases to its customers. Accordingly, increases in raw material and other costs do not necessarily correlate with changes in product prices, either in the direction of the price change or in absolute magnitude. Moreover, a number of participants in various segments of the chemical industry have announced plans for expansion of plant capacity. There can be no assurance that future growth in product demand will be sufficient to utilize this additional, or even current, capacity. Excess industry capacity, to the extent it occurs, depresses the Company's volumes and margins. As a result, the Company's earnings are subject to significant fluctuation.

  External factors beyond the Company's control, such as general economic conditions, competitor action, international events and circumstances and governmental regulation in the United States and abroad, can cause volatility in feedstock prices, as well as fluctuations in demand for the Company's products, product prices, volumes and margins, and can magnify the impact of economic cycles on the Company's business. A number of the Company's products are highly dependent on durable goods markets, such as housing and automotive, that are particularly cyclical.

Intense Competition

  The chemical industry is highly competitive. Many of the Company's competitors are larger and have greater financial resources than the Company. Among Lyondell's chemical competitors are some of the world's largest chemical companies, including The Dow Chemical Company, Shell Chemical, BASF AG, Bayer AG and Union Carbide Corporation. In the past several years, there have been a number of mergers, acquisitions and spin-offs in the chemical industry. This restructuring activity may result in fewer but more competitive producers with greater financial resources than the Company.

  Competition within the chemical industry is affected by a variety of factors, including product price, reliability of product supply, technical support, customer service, product quality and availability to the market of potential substitute materials. Changes in the competitive environment, including (i) the emergence of new competitors, (ii) the rate of capacity additions by competitors, (iii) the intensification of price competition in the Company's markets, (iv) the introduction of new or substitute products by competitors, (v) technological innovations by competitors and (vi) new environmental laws and regulatory requirements, could have a material adverse effect on the business and operations of the Company.

Potential Difficulties in Integrating Recently Acquired and Combined
Operations

  The Company acquired Lyondell Chemical Worldwide, Inc. (formerly ARCO Chemical Company) ("LCW") in July 1998. The Company combined its petrochemicals and polymers business with that of Millennium Chemicals Inc. to form Equistar Chemicals, LP in December 1997. Equistar was expanded by the addition of certain businesses previously held by Occidental Petroleum Corporation in May 1998. The process of integrating the operations of LCW with the Company has only recently begun, and the process of integrating the operations of Equistar is not complete.

  As is the case with any integration of major businesses that previously operated independently, the integration processes for LCW and for Equistar will require the dedication of significant management and operational resources. The difficulties of combining operations may be exacerbated by the necessity of coordinating geographically separate organizations, integrating personnel with disparate business backgrounds and combining different transaction processing and financial reporting systems and processes and corporate cultures. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined enterprise's business. In addition, the Company may suffer a loss of key employees, customers or suppliers, loss of revenues, increases in costs or other difficulties, some of which may not have been foreseen. There can be no assurance that the Company will be able to realize the operating efficiencies, cost savings and other benefits that are sought from such transactions. Difficulties encountered in the integration processes could have a material adverse effect on the business and operations of the Company.

Acquisitions, Dispositions and Joint Ventures

  Each of Lyondell and Equistar actively seeks opportunities to maximize efficiency or value through various transactions. These transactions may include purchases or sales of assets or contractual arrangements or joint ventures that are intended to result in the realization of synergies, the creation of efficiencies or the generation of cash to reduce indebtedness. To the extent permitted under Lyondell's and Equistar's credit facilities and other indebtedness, some of these transactions may be financed by additional borrowings by Lyondell or Equistar or by the issuance of equity securities. These transactions may often affect the results of operations of Lyondell or Equistar in the short term because of the costs associated with such transactions, but they are expected to yield longer-term benefits if the expected efficiencies and synergies of the transactions are realized. Factors such as those described in "--Potential Difficulties in Integrating Recently Acquired and Combined Operations" may make it difficult or impossible to realize such expected efficiencies and synergies.

Shared Control of Joint Ventures

  The Company conducts a substantial amount of its operations through its Joint Ventures. The Company shares control of these Joint Ventures with unaffiliated third parties.

  The Company's forecasts and plans with respect to these Joint Ventures assume that its joint venture partners will observe their obligations with respect to the Joint Ventures. In the event that any of the Company's joint venture partners do not observe their commitments, it is possible that the affected Joint Venture would not be able to operate in accordance with its business plans or that the Company would be required to increase its level of commitment in order to give effect to such plans.

  As with any such joint venture arrangements, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major matters, potentially adversely affecting the business and operations of the Joint Ventures and in turn the business and operations of the Company.

Joint Venture Structure

  The Company conducts a substantial amount of its operations through its Joint Ventures. The Company's ability to meet its debt service obligations is dependent, in part, upon the receipt of distributions from its Joint Ventures. Subject to the provisions of the applicable debt agreements, future borrowings by the Company's Joint Ventures may contain restrictions or prohibitions on the payment of distributions by such Joint Ventures to the Company. Under applicable state law, the Company's Joint Ventures may be limited in amounts that they are permitted to pay as distributions on their equity interests.

Importance of Crude Oil Supply Agreement and Related Risks

  Substantially all of the crude oil used by LCR as a feedstock for its refinery is purchased under the Crude Supply Agreement with PDVSA Petroleo y Gas S.A. ("PDVSA Oil"), which, like CITGO Petroleum Corporation ("CITGO"), is a subsidiary of Petroleos de Venezuela, S.A., the Venezuelan national oil company. The Crude Supply Agreement was entered into in 1993 and the Company experienced the full effects of the Crude Supply Agreement beginning in 1997. The Crude Supply Agreement incorporates formula prices to be paid by LCR for the crude oil supplied based on the market value of a slate of refined products deemed to be produced from each particular crude oil or feedstock, less (i) certain deemed refining costs adjustable for inflation and energy costs, (ii) certain actual costs, including crude oil transportation costs, import duties and taxes and (iii) a deemed margin, which varies according to the grade of crude oil or other feedstock delivered. Deemed margins and deemed costs are adjusted periodically based on inflation rates for specific deemed cost components. Adjustments to margins track, but are less than, inflation rates. Because deemed operating costs and the slate of refined products deemed to be produced from a given barrel of crude oil or other feedstock do not necessarily reflect the actual costs and yields in any period and also because the market value of the refined products used in the pricing formula does not necessarily reflect the actual price received for the refined products, the actual refining margin earned by LCR varies depending on, among other things, the efficiency with which LCR conducts its operations from time to time. Although LCR believes that the Crude Supply Agreement reduces the volatility of its earnings and cash flows, the Crude Supply Agreement also limits LCR's ability to enjoy higher margins during periods when the market price of crude oil is low relative to the then current market prices for refined products. In addition, if the actual yields, costs or volumes of the LCR refinery differ substantially from those contemplated by the Crude Supply Agreement, the benefits of this agreement to LCR could be substantially diminished, and could result in lower earnings and cash flow for LCR. Furthermore, there may be periods during which LCR's costs for crude oil under the Crude Supply Agreement may be higher than might otherwise be available to LCR from other sources.

  There are risks associated with enforcing the provisions of contracts with companies such as PDVSA Oil that are non-United States affiliates of a sovereign nation. It is impossible to predict how governmental policies may change under the current or any subsequent Venezuelan government. In addition, there are risks associated with enforcing judgments of United States courts against entities whose assets are located outside of the United

States and whose management does not reside in the United States. In addition, all of the crude oil supplied by PDVSA Oil under the Crude Supply Agreement is produced in Venezuela, a country that has experienced economic difficulties and attendant social and political unrest in recent years. If the Crude Supply Agreement is modified or terminated or this source of crude oil is otherwise interrupted due to production difficulties, OPEC-mandated supply cuts, political or economic events in Venezuela or other factors, LCR could experience significantly greater volatility in its earnings and cash flows. The parties each have the right to transfer their interests in LCR to unaffiliated third parties in certain circumstances, subject to reciprocal rights of first refusal. In the event that CITGO were to transfer its interest in LCR to an unaffiliated third party, PDVSA Oil would have an option to terminate the Crude Supply Agreement. Depending on then current market conditions, any breach or termination of the Crude Supply Agreement could adversely affect LCR, since LCR would have to purchase all of its crude oil feedstocks in the merchant market, which could subject LCR to significant price fluctuations. There can be no assurance that alternative crude oil supplies providing similar margins would be available for purchase by LCR.

  In late April 1998, LCR received notification from PDVSA of reduced delivery of crude oil related to announced OPEC production cuts. In August 1998, LCR began receiving reduced allocations of crude oil from PDVSA. Following additional cutbacks announced by OPEC in late March 1999, LCR anticipates further reductions in its allocation of crude oil under the Crude Supply Agreement. Historically Venezuela has complied with OPEC-mandated supply cuts by reducing crude supply. Decreased allocations of PDVSA crude oil tend to reduce LCR's pretax income and, accordingly, Lyondell's pro rata share of LCR's income. OPEC-mandated supply cuts are a force majeure event under the Crude Supply Agreement for which the Company has no contractual remedy. While to date LCR has been able to obtain alternate supplies of crude oil, the margin for these crude oils has been less than for the extra heavy Venezuelan crude oil purchased under the Crude Supply Agreement. There can be no assurance that PDVSA will not announce further cutbacks in crude oil production thereby reducing LCR's allocation of extra heavy crude oil or that LCR will be able to continue to obtain adequate alternative supplies of crude oil or at what cost Lyondell will be able to obtain such substitute crude oil.

Operating Hazards

  The occurrence of material operating problems, including, but not limited to, the events described below, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility, or on the Company as a whole, during and after the period of such operational difficulties. The Company's revenues are dependent on the continued operation of its various production facilities (including the ability to complete construction projects on schedule). The Company's operations are subject to the usual hazards associated with chemical manufacturing and refining and the related storage and transportation of feedstocks, products and wastes, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, remediation complications, chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Furthermore, the Company is also subject to present and future claims with respect to workplace exposure, workers' compensation and other matters. The Company maintains property, business interruption and casualty insurance which it believes is in accordance with customary industry practices, but it is not fully insured against all potential hazards incident to its business.

Environmental Considerations

  The Company's operations and ownership and use of real property are subject to extensive environmental, health and safety laws and regulations promulgated by domestic and foreign governments at both the national and local level. Many of these laws and regulations impose requirements relating to the clean-up of contamination, impose liability in the event of damage of natural resources and provide for substantial fines and potential criminal sanctions for violations. The nature of the chemical and refining industries exposes the Company to risks of liability under such laws and regulations due to the production, refining, storage, transportation and sale of materials that can cause contamination or personal injury if released into the environment. In addition, individuals could seek damages for alleged personal injury or property damage due to exposure to chemicals at the Company's facilities or to chemicals otherwise owned or controlled by the Company. Environmental laws may have a significant effect on the nature and scope of cleanup of contamination at current and former operating facilities, the costs of transportation and storage of feedstocks and finished products and the costs of the storage and disposal of wastes. Also, "Superfund" statutes may impose joint and several liability for the costs of remedial investigations and actions on the entities that generated waste, arranged for disposal of the wastes, transported to or selected the disposal sites and the past and present owners and operators of such sites. All such responsible parties (or any one of them, including the Company) may be required to bear all of such costs regardless of fault, legality of the original disposal or ownership of the disposal site.

  The Company expects that the nature of its businesses will continue to subject the Company to increasingly stringent environmental and health and safety laws and regulations. It is difficult to predict the future interpretation and development of such laws and regulations or their impact on future earnings and operations, but the Company anticipates that these standards will continue to require increased capital expenditures and operating costs. In particular, the ultimate effect of the Clean Air Act on the Company's operations will depend on how the law is interpreted and implemented pursuant to regulations that are currently being developed and on additional factors such as the evolution of environmental control technologies.

  The Company's policy is to accrue costs relating to environmental matters when it is probable that such costs will be required and the related costs can be reasonably estimated. Estimated costs for future environmental compliance and remediation or other costs are necessarily imprecise due to such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of presently unknown remediation sites and the allocation of costs among the responsible parties under applicable statutes. On a quarterly basis, the Company evaluates the status of all significant existing or potential environmental issues, develops or revises estimates of costs to satisfy known remediation requirements (including those relating to "Superfund" requirements) and adjusts its accruals accordingly; as of December 31, 1998, the reserve was $48 million. Based upon information presently available, the Company does not expect that such future costs will have a material adverse effect on its competitive or financial position or its ongoing results of operations. However, it is not possible to predict accurately the amount or timing of costs of any future environmental remediation requirements. Such costs could be material to future quarterly or annual results of operations.


MTBE

  Pending or future legislative initiatives or litigation may materially adversely affect the Company's MTBE sales or subject the Company to products liability. The presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft has led to public concern that MTBE may contaminate drinking water supplies, and thereby result in a possible health risk. The Governor of California has announced an intention to eliminate MTBE from gasoline sold in California by December 31, 2002. There have been claims that MTBE travels more rapidly through soil, and is more soluble in water, than most other gasoline components, and is more difficult and more costly to remediate. Heightened public awareness about MTBE has resulted in certain state and federal legislative initiatives that have sought either to rescind the oxygenate requirement for reformulated gasoline sold in California and other states or restrict the use of MTBE. There is ongoing review of this issue and the ultimate resolution of the appropriateness of using MTBE could result in a significant reduction in the Company's MTBE sales.

  In addition, the Company has a take-or-pay MTBE sales contract with Atlantic Richfield Company ("ARCO"), which contributes significant pre-tax margin. If such legislative initiatives were enacted, ARCO has indicated that it might attempt to invoke a force majeure provision in the ARCO contract in order to reduce the quantities of MTBE it purchases under, or to terminate, the contract. The Company would vigorously dispute such action. The contract has an initial term expiring December 31, 2002 and provides for formula-based prices that are currently significantly above spot market prices for MTBE. A significant reduction in the Company's sales under the ARCO contract could have a negative impact on the Company's results of operations.

Foreign Operations, Country Risks and Exchange Rate Fluctuations

  International operations and exports to foreign markets are subject to a number of risks, including currency exchange rate fluctuations, trade barriers, exchange controls, national and regional labor strikes, political risks and risks of increases in duties and taxes, as well as changes in laws and policies governing operations of foreign-based companies. Although the Company uses various types of foreign currency forward, option and swap contracts to reduce foreign exchange exposures with respect to revenues, capital commitments and other expenses denominated in foreign currencies, there can be no assurance that such hedging techniques will protect the Company's reported results against such risks or that the Company will not incur material losses on such contracts. In addition, earnings of foreign subsidiaries and intercompany payments may be subject to foreign income tax rules that may reduce cash flow available to meet required debt service and other obligations of the Company.

  A number of Asian and Latin American economies have experienced economic difficulties in recent periods. Prolonged economic difficulties in the Asian and Latin American markets could significantly impact worldwide demand and thereby place downward pressure on margins, which, if material, could in turn have an adverse effect on the business and operations of the Company.

Significant Fluctuations in Quarterly Results

  The Company's quarterly results will vary significantly depending on various factors, most of which are beyond the Company's control, including changes in product prices, product demand, raw material costs or supply arrangements; regional business activities, including a lower level of economic activity in Europe during the summer; adverse developments in foreign markets; fluctuations in shipments to customers; foreign exchange fluctuations; unanticipated expenses; changes in interest rates; and the scheduling of plant turnarounds.

Change of Control Related Provisions

  Under the Company's credit facilities, a change in control of the Company is an event of default, which would permit the lenders to declare the loans thereunder immediately payable and to terminate future lending commitments. Under the credit facilities, with certain exceptions, a change in control is deemed to occur if any person or group acquires 20% or more of the Company's Common Stock or there has generally been a change in a majority of the Company's Board of Directors. The Company has adopted a stockholders' rights plan. In addition, the Delaware General Corporation Law contains provisions that impose restrictions on business combinations with interested parties and the Company's By-Laws contain certain advance notice provisions. The provisions of the credit facilities, the Delaware General Corporation Law, the Company's stockholders' rights plan and the Company's By-Laws (as well as the Put Rights described under "--High Leverage and Related Matters" above) may have the effect of delaying, deferring or preventing a change in control of the Company, which could prevent the Company's stockholders from receiving a takeover premium for their Common Stock.

                                USE OF PROCEEDS

  Except as otherwise described in any Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for general corporate purposes, which may include, but are not limited to, repayment or refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases or redemptions of debt or equity securities of Lyondell, and may initially be invested in short-term securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

                                                       Years Ended December 31,
                                                       ------------------------
                                                       1998 1997 1996 1995 1994
                                                       ---- ---- ---- ---- ----
Ratio of earnings to fixed charges(a)................. 1.2x 4.6x 2.2x 6.8x 4.8x
Supplemental pro forma ratio of earnings to fixed
 charges(b)........................................... 1.1x

--------
(a) The ratio of earnings to fixed charges has been calculated including amounts for Lyondell and its proportionate share of amounts for Equistar (57 percent through May 15, 1998 and 41 percent thereafter), LCR (58.75 percent for the year ended December 31, 1998, 86 percent for the first quarter of 1997 and 58.49 percent for the remainder of 1997) and Lyondell Methanol (75 percent for the year ended December 31, 1998), for the periods in which Lyondell accounted for its respective investment in each such Joint Venture using the equity method of accounting. Lyondell remains liable on approximately $713 million of debt for which primary responsibility was assumed by Equistar in connection with its formation. Fixed charges include interest expense plus capitalized interest and the portion of rental expense that represents an interest factor.
(b) The supplemental pro forma ratio of earnings to fixed charges gives effect to the acquisition of LCW and the debt issued by the Company pursuant to the related credit facilities as if such transactions had occurred as of January 1, 1998.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company currently consists of 250,000,000 shares of Common Stock, par value $1.00 per share, and 80,000,000 shares of preferred stock, par value $.01 per share. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Amended and Restated By-Laws of the Company, as amended (the "By-Laws"), copies of which are filed as exhibits to the Company's Annual Report on Form 10-K.

Common Stock

  The Company is currently authorized to issue 250,000,000 shares of Common Stock, of which 77,021,797 shares of Common Stock were outstanding at December 31, 1998.

  Holders of Common Stock ("Stockholders") are entitled (i) to receive such dividends as may from time to time be declared by the Board of Directors of the Company; (ii) to one vote per share on all matters on which the Stockholders are entitled to vote; (iii) to act by written consent in lieu of voting at a meeting of Stockholders; and (iv) to share ratably in all assets of the Company available for distribution to the Stockholders, in the event of liquidation, dissolution or winding up of the Company. The holders of a majority of the shares of Common Stock represented at a meeting can elect all of the directors.

  Shares of Common Stock are not liable to further calls or assessments by the Company for any liabilities of the Company that may be imposed on its Stockholders under the laws of the State of Delaware, the state of incorporation of the Company. There are no preemptive rights for the Common Stock in the Certificate of Incorporation.

  The Transfer Agent, Registrar and Dividend Disbursing Agent for the Common Stock is The Bank of New York.

Preferred Stock

  The Company is currently authorized to issue up to 80,000,000 shares of Preferred Stock, $.01 par value per share. The Board of Directors is able to specify the precise characteristics of the Preferred Stock to be issued, in light of current market conditions and the nature of specific transactions, and is not required to solicit further authorization from Stockholders for any specific issue of Preferred Stock. The Board of Directors has no present intention to issue any series of Preferred Stock.

  The Board of Directors has adopted a policy providing that no future issuance of Preferred Stock will be effected without Stockholder approval unless the Board of Directors (whose decision shall be conclusive) determines in good faith (i) that such issuance is primarily for the purpose of facilitating a financing, an acquisition or another proper corporate objective or transaction, and (ii) that any anti-takeover effects of such issuance are not the Company's primary purpose for effecting such issuance. The Board of Directors will not amend or revoke this policy without giving written notice to the holders of all outstanding shares of the Company's stock; however, no such amendment or revocation will be effective, without Stockholder approval, to permit a subsequent issuance of Preferred Stock for the primary purpose of obstructing a takeover of the Company by any person who has, prior to such written notice to stockholders, notified the Board of Directors of such person's desire to pursue a takeover of the Company.

Rights to Purchase Common Stock

  On December 8, 1995, the Board of Directors of Lyondell declared a dividend of one right ("Right") for each outstanding share of the Company's Common Stock, par value $1.00 per share, to Stockholders of record at the close of business on December 20, 1995. Each Right entitles the registered holder to purchase from the Company one share of Common Stock at a purchase price of $80 per share of Common Stock, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement dated as of December 8, 1995 as it may from time to time be supplemented or amended (the "Rights Agreement") between the Company and The Bank of New York, as Rights Agent.

  Initially, the Rights will be attached to all certificates representing outstanding shares of Common Stock, and no separate certificates for the Rights ("Rights Certificates") will be distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur, with certain exceptions, upon the earlier of (i) ten days following a public announcement of the existence of an "Acquiring Person" (the date of the announcement being the "Stock Acquisition Date"), or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person becoming an Acquiring Person.

  An "Acquiring Person" is any person or group of affiliated or associated persons that has acquired or obtained the right to acquire beneficial ownership of 15 percent or more of the outstanding shares of Common Stock, except that ARCO will not be or become an Acquiring Person unless and until such time as ARCO or any person affiliated or associated with ARCO acquires or becomes the beneficial owner of (or ARCO becomes affiliated or associated with any person who, collectively with ARCO, is the beneficial owner of) more than the lesser of (i) 1,000,000 shares of Common Stock in addition to those ARCO beneficially owned as of December 8, 1995 (or in addition to any lesser number of shares ARCO beneficially owns from time to time thereafter) or (ii) one share less than 50 percent of the shares of Common Stock outstanding at any time.

  In certain circumstances prior to the time a person has become an Acquiring Person, the Distribution Date may be deferred by the Board of Directors. Certain inadvertent acquisitions will not result in a person's becoming an Acquiring Person if the person promptly divests itself of sufficient Common Stock. Until the Distribution Date, (a) the Rights will be evidenced by the Common Stock certificates (together with this Summary of Rights or bearing the notation referred to below) and will be transferred with and only with such Common Stock certificates, (b) new Common Stock certificates issued after December 20, 1995 will contain a notation incorporating the Rights Agreement by reference and
(c) the surrender for transfer of any certificate for Common Stock (with or without a copy of this Summary of Rights) will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 8, 2005, unless earlier redeemed or exchanged by the Company as described below.

  In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the independent directors of the Company determines to be fair to and otherwise in the best interests of the Company and its stockholders (a "Permitted Offer")), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by or transferred to such Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement.

  In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (i) the Company is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50 percent or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights owned by such Acquiring Person or certain related parties) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right.

  At any time until the time a person becomes an Acquiring Person, the Company may redeem the Rights in whole, but not in part, at a price of $.0005 per Right, payable, at the option of the Company, in cash, shares of Common Stock or such other consideration as the Board of Directors may determine. At any time after the occurrence of a Flip-In Event and prior to the occurrence of a Flip-Over Event or a person becoming the beneficial owner of 50 percent or more of the shares of Common Stock then outstanding, the Company may exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights should not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for the common stock of the acquiring company as set forth above or are exchanged as provided in the preceding paragraph.

  The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) if holders of the Common Stock are granted certain rights or warrants to subscribe for Common Stock or securities convertible into Common Stock at less than the current market price of the Common Stock or
(iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  Other than the redemption price, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company as long as the Rights are redeemable. Thereafter, the provisions of the Rights Agreement (other than the Redemption Price) may be amended by the Board of Directors in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption or amendment shall be made at such time as the Rights are not redeemable.

  The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by its Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors at a time when the Rights are redeemable.

  A copy of the Rights Agreement is filed as an exhibit to the Company's Annual Report on Form 10-K. This summary description of the Rights is qualified in its entirety by reference thereto.

Voting Rights

  Each holder of shares of Common Stock, except where otherwise provided by law or the Certificate of Incorporation, is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his, her or its name on the books of the Company. The Common Stock does not have cumulative voting rights. Holders of the Preferred Stock, if any, will only be entitled to vote upon the election of directors or upon any questions affecting the Company if and to the extent that the holders of any series of Preferred Stock are granted voting rights fixed for such series by the Board of Directors in the resolution creating such series.

Delaware Section 203

  The Company is a Delaware corporation and is subject to Section 203 of the General Corporation Law of Delaware ("Delaware Law"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person becomes an interested stockholder unless
(a) before that person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (b) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding Company voting stock not owned by the interested stockholder.

  Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

Limitation on Directors' Liability

  Delaware Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware Law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit.

  The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

Provisions of the Company's By-Laws

  Certain provisions of the By-Laws establish time periods during which appropriate stockholder proposals must be delivered to the Company for consideration at special and annual meetings called by the Company. The By-Laws provide, among other things, that stockholders making nominations for the Board of Directors at, or bringing other business before, an annual or special meeting of stockholders must provide timely written notice to the Company thereof (timely notice being required to be no later than 90 days in advance of such meeting; provided, however, that in the event that the date of the meeting was not publicly announced by a mailing to stockholders, in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service or in a filing with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 more than 90 days prior to the meeting, such notice, to be timely, must be delivered to the Board of Directors not later than the close of business on the tenth day following the day on which the date of the meeting was first so publicly announced).

Limitation on Changes in Control

  The Rights and Rights Agreement, certain provisions of the Company's By-Laws and the provisions of Section 203 of Delaware Law could have the effect of delaying, deferring or preventing a change in control of the Company. This could be the case, notwithstanding that a majority of the stockholders might benefit from such a change in control or offer.

              MARKET FOR COMMON STOCK AND COMMON STOCK DIVIDENDS

  The Common Stock is listed on the New York Stock Exchange under the symbol "LYO." The reported high and low sale prices of the Common Stock on the New York Stock Exchange (New York Stock Exchange Composite Tape) for each quarter from January 1, 1997 through March 31, 1999, inclusive, were as set forth below.

                              Period                         High      Low
                              ------                         ----      ---
      1997:
        First Quarter....................................... 25 1/2    21 5/8
        Second Quarter...................................... 23 5/8    18 3/8
        Third Quarter....................................... 27 3/8    21 7/8
        Fourth Quarter...................................... 27 1/4    23 15/16
      1998:
        First Quarter....................................... 36 1/8    23 1/4
        Second Quarter...................................... 38 1/8    26 1/2
        Third Quarter....................................... 30 15/16  19 7/16
        Fourth Quarter...................................... 22 7/16    15
      1999:
        First Quarter (through March 31, 1999).............. 18 1/4    12 11/16

  During the last thirteen quarters, Lyondell has declared $.225 per share quarterly cash dividends (which were paid in the subsequent quarter). The declaration and payment of dividends is at the discretion of the Board of Directors. The future declaration and payment of dividends and the amount thereof will be dependent upon the Company's results of operations, financial condition, cash position and requirements, investment opportunities, future prospects and other factors deemed relevant by the Board of Directors. Subject to these considerations and to the legal considerations discussed in the following paragraph, the Company currently intends to distribute to its Stockholders cash dividends on its Common Stock at a quarterly rate of $.225 per share. During 1998, the Company paid $70 million in dividends. During the first quarter of 1999, the Company paid $17 million in dividends.

  Certain debt instruments which were assumed by Equistar, but as to which Lyondell remains an obligor as well, contain the Put Rights provisions. Among other things, the Put Rights may be triggered by the making by either of Lyondell or Equistar of certain unearned distributions to stockholders or partners, respectively, other than regular dividends, that are followed by a specified decline in public ratings on such debt. Regular dividends are those quarterly cash dividends determined in good faith by the Board of Directors (whose determination is conclusive) to be appropriate in light of the Company's results of operations and capable of being sustained. Lyondell's credit facilities also could limit the Company's ability to pay dividends under certain circumstances.

  The operation of certain of the Company's employee benefit plans may result in the issuance of Common Stock upon the exercise of options granted to employees of the Company, including its officers. Although the terms of these plans provide that additional shares may be issued to satisfy the Company's obligations under the options, the Company generally intends to cause Common Stock to be repurchased in the market in order to satisfy these obligations.

                        DESCRIPTION OF DEBT SECURITIES

  The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate (the "Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

  The Debt Securities will be general unsecured obligations of the Company and will constitute either senior debt securities or subordinated debt securities. In the case of Debt Securities that will be senior debt securities ("Senior Debt Securities"), such Debt Securities will be issued under an Indenture (the "Senior Indenture") between the Company and a trustee under the Senior Indenture (the "Senior Trustee"), and will rank pari passu with all other unsecured and unsubordinated debt of the Company. In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities"), such Debt Securities will be issued under an Indenture (the "Subordinated Indenture") between the Company and a trustee under the Subordinated Indenture (the "Subordinated Trustee"), and will rank junior to all Senior Indebtedness (as defined below) of the Company (including any Senior Debt Securities) that may be outstanding from time to time. The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes hereinafter referred to individually as a "Trustee" and collectively as the "Trustees."

  The following description does not purport to be complete. It is qualified in its entirety by reference to the text of the Form of Senior Indenture and the Form of Subordinated Indenture, copies of which are filed as exhibits to this Registration Statement and may be inspected in the same manner as set forth under "Available Information." Certain defined terms in the Indentures are capitalized herein.

     Provisions Applicable to Both Senior and Subordinated Debt Securities

General

  The Indentures do not limit the aggregate principal amount of Debt Securities that can be issued thereunder and provide that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. The Indentures do not limit the amount of other unsecured indebtedness or securities that may be issued by the Company.

  Unless otherwise indicated in a Prospectus Supplement, the Debt Securities will not benefit from any covenant or other provision that would afford Holders of such Debt Securities special protection in the event of a highly leveraged transaction involving the Company or that would give holders of the Debt Securities the right to require the Company to repurchase their securities in the event of a decline in the credit rating of the Company's debt securities resulting from a takeover, recapitalization or similar restructuring or otherwise.

  Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the title and aggregate principal amount of the Offered Debt Securities; (ii) whether such Offered Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form, and if so, whether beneficial owners of interests in any such global security may exchange such interests for physical securities, and the initial depositary for any global security; (iii) the date or dates on which the principal of and premium, if any, on the Offered Debt Securities are payable or the method of determination thereof; (iv) the rate or rates, or the method of determination thereof, at which the Offered Debt Securities will bear interest, if any; (v) whether and under what circumstances Additional Amounts with respect to the Offered Debt Securities will be payable; (vi) the date or dates from which such interest will accrue; (vii) the interest Payment Dates on which such interest will be payable and the record date for the interest payable on any Offered Debt Securities on any Interest Payment Date; (viii) the Person to whom any interest on the Offered Securities will be payable;
(ix) the place or places where the principal of, premium

(if any) and interest and any Additional Amounts with respect to the Offered Debt Securities will be payable; (x) the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have that option; (xi) the obligation, if any, of the Company to redeem, purchase or repay Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices (whether denominated in cash, securities or otherwise) at which and the terms and conditions upon which Offered Debt Securities will be redeemed, purchased or repaid in whole or in part pursuant to such obligation; (xii) if other than denominations of $1,000 and any integral multiple thereof, the denomination in which the Offered Debt Securities will be issuable; (xiii) the currency or currencies (including composite currencies), if other than U.S. dollars, in which payment of principal, premium (if any) and interest on and any Additional Amounts with respect to the Offered Debt Securities will be payable; (xiv) if such payments are to be payable, at the election of the Company or a holder thereof, in a currency or currencies (including composite currencies) other than that in which the Offered Debt Securities are stated to be payable, the currency or currencies (including composite currencies) in which such payments as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (xv) if the amount of such payments may be determined with reference to any commodities, currencies or indices, values, rates or prices or any other index or formula, the manner in which such amounts will be determined; (xvi) if other than the entire principal amount thereof, the portion of the principal amount of Offered Debt Securities that will be payable upon declaration of acceleration of the maturity thereof; (xvii) any additional means of satisfaction and discharge of the applicable Indenture and any additional conditions or limitations to discharge with respect to the Offered Debt Securities pursuant to the applicable Indenture or any modifications of or deletions from such conditions or limitations; (xviii) any deletions or modifications of or additions to the Events of Default or covenants of the Company pertaining to the Offered Debt Securities; (xix) any restrictions or other provisions with respect to the transfer or exchange of Offered Debt Securities; (xx) if the Offered Debt Securities are to be convertible into or exchangeable for Capital Stock, other debt securities (including Debt Securities), warrants, other equity securities or any other securities or property of the Company or any other Person, at the option of the Company or the holder or upon the occurrence of any condition or event, the terms and conditions for such conversion or exchange; and (xxi) any other terms of the Offered Debt Securities.

  The Debt Securities will be issued in registered form. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Substantially all of the Company's operating income and cash flow is generated by its subsidiaries and joint ventures. As a result, funds necessary to meet the Company's debt service obligations are provided in part by distributions or advances from its subsidiaries and joint ventures. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Company's subsidiaries and joint ventures, could limit the Company's ability to obtain cash from its subsidiaries and joint ventures for the purpose of meeting its debt service obligations, including the payment of principal and interest on Debt Securities. The claims of creditors of the subsidiaries and joint ventures will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of the Company, including the holders of Debt Securities.

  Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate that at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the Prospectus Supplement relating to any such Offered Debt Securities.

  If any of the Offered Debt Securities are sold for any foreign currency or currency unit (including a composite currency) or if the principal, premium (if any) or interest on or any Additional Amounts with respect to any of the Offered Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

Consolidation, Merger and Sale of Assets

  The Indentures provide that the Company will not, in any transaction or series of transactions, consolidate with or merge into any Person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any Person, unless: (i) either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or to which such sale, lease, conveyance, transfer or other disposition shall be made, is organized and validly existing under the laws of the United States of America, any political subdivision thereof or any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on and Additional Amounts with respect to all the Debt Securities and the performance of the Company's covenants and obligations under such Indenture and the Debt Securities; (ii) immediately after giving effect to such transaction or series of transactions, no default or Event of Default shall have occurred and be continuing or would result therefrom; (iii) the Company delivers to the Trustee an officer's certificate and an Opinion of Counsel, each stating that the transaction and such supplemental indenture comply with the applicable Indenture and (iv) the Company complies with any provisions provided for with respect to any series of Debt Securities.

Events of Default

  Unless otherwise provided with respect to any series of Debt Securities, the following are Events of Default under each Indenture with respect to the Debt Securities of such series issued under such Indenture: (i) default by the Company for 30 days in payment of any interest or any Additional Amounts with respect to any Debt Securities of such series; (ii) default by the Company in the payment of (a) any principal of any Debt Securities of such series at its maturity or (b) premium (if any) on any Debt Securities of such series when the same becomes due and payable; (iii) default by the Company for 30 days in the deposit of any sinking fund payment, when and as due by the terms of a Debt Security of such series; (iv) default by the Company in compliance with any of its other covenants or agreements in, or provisions of, the Debt Securities of such series or the applicable Indenture (other than an agreement, covenant or provision that has expressly been included in such Indenture solely for the benefit of one or more series of Debt Securities other than that series) which shall not have been remedied within 90 days after written notice by the Trustee or by the holders of at least 25% in principal amount of the then outstanding Debt Securities affected by such default; (v) certain events involving bankruptcy, insolvency or reorganization of the Company; and (vi) any other Event of Default provided with respect to Debt Securities of that series. The Indentures provide that the Trustee may withhold notice to the holders of the Debt Securities of any default or Event of Default (except in payment of principal of, premium (if any) and interest on any Additional Amounts or any sinking fund installment with respect to Debt Securities of such series) if the Trustee considers it in the interest of the holders of such Debt Securities to do so.

  Each Indenture provides that if an Event of Default with respect to any Debt Securities of any series at the time outstanding occurs and is continuing (other than the event of default pursuant to (v) above), the applicable Trustee or the holders of at least 25% in principal amount of the then outstanding Debt Securities of the series affected by such default (or in the event of a default pursuant to (iv) above, 25% in principal amount of the securities affected) may declare the principal of and accrued and unpaid interest on all then outstanding Debt Securities of such series or of all series affected, as the case may be, to be due and payable. Upon such a declaration, the amounts due and payable on such Debt Securities will be due and payable immediately. If an event of default pursuant to (v) above occurs, then the principal of and accrued and unpaid interest on all then outstanding Debt Securities shall ipso facto become immediately due and payable without any declaration, notice or other act on the part of the Trustee or any holder. Under certain circumstances, the holders of a majority in principal amount of the outstanding Debt Securities of the series affected by such default or all series, as the case may be, may rescind any such acceleration and its consequences.

  Each Indenture provides that no holder of a Debt Security of any series may pursue any remedy under such Indenture unless (i) the holder gives the applicable Trustee written notice of a continuing Event of Default with respect to such series, (ii) the holders of at least 25% in principal amount of the then outstanding Debt Securities of such series make a written request to the applicable Trustee to pursue such remedy, (iii) such holder or holders offer to the applicable Trustee indemnity reasonably satisfactory to such Trustee, (iv) the Trustee shall have failed to act for a period of 60 days after receipt of such notice and offer of indemnity and (v) during such 60-day period, the holders of a majority in principal amount of the Debt Securities of that series do not give such Trustee a direction inconsistent with the request; however, such provision does not affect the right of a holder of a Debt Security to sue for enforcement of any overdue payment thereon.

  Each Indenture provides that the holders of a majority in principal amount of the then outstanding Debt Securities of a series or of all series affected, as the case may be, may direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on it not relating to or arising under an Event of Default, subject to certain limitations specified in such Indenture. Each Indenture requires the annual filing by the Company with the applicable Trustee of a written statement as to compliance with the covenants contained in such Indenture.

Modification and Waiver

  Modifications and amendments of each Indenture or the Debt Securities may be made by the Company and the applicable Trustee with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities of all series affected by such amendment (acting as one class) under the applicable Indenture; provided, however, that no such modification, amendment, supplement or waiver may, without the consent of each Holder of any outstanding Debt Security so affected, (i) reduce the amount of Debt Securities whose holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Debt Security; (iii) reduce the principal of or premium on, or change the stated maturity of any Debt Security; (iv) reduce the premium, if any, payable upon the redemption of any Debt Security or change the time at which any Debt Security may or shall be redeemed; (v) change any obligation of the Company to pay Additional Amounts with respect to any Debt Security; (vi) make any Debt Security payable in money other than that stated in the Debt Security; (vii) impair the right to institute suit for the enforcement of any payment of principal of, premium (if any) or interest on or any Additional Amounts with respect to any Debt Security; (vii) make any change in the percentage of principal amount of Debt Securities necessary to waive compliance with certain provisions of the applicable Indenture; or (viii) waive a continuing Default or Event of Default in the payment of principal of, premium (if any) or interest on or Additional Amounts with respect to the Debt Securities. In addition, in the case of the Subordinated Debt Securities, no modification or amendment may be made to the Subordinated Indenture with respect to the subordination of any Subordinated Debt Security in a manner adverse to the Holder thereof without the consent of the Holder of each Subordinated Debt Security then outstanding affected thereby. The Indentures provide that amendments and supplements to, or waivers of any provision of, such Indenture may be made by the Company and the Trustee without the consent of any holders of Debt Securities in certain circumstances, including, among other things,
(a) to cure any ambiguity, omission, defect or inconsistency, (b) to provide for the assumption of the obligations of the Company under such Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company, (c) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities, or to provide for the issuance of bearer Debt Securities (with or without coupons),
(d) to secure any series of Debt Securities or to add guarantees of any series of Debt Securities, (e) to comply with any requirement in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939 or (f) to make any change that does not adversely affect any outstanding Debt Securities of any series in any material respect.

  The Indentures provide that the Holders of a majority in principal amount of the then outstanding Debt Securities of any series or of all series (acting as one class) may waive any existing or past default or Event of Default with respect to such series or all series, as the case may be, except (a) in the payment of the principal of, or premium (if any) or interest on or any Additional Amounts with respect to any Debt Securities or (b) in respect of a provision that under the proviso to the prior paragraph cannot be amended or supplemented without the consent of each Holder affected.

Defeasance

  The Indentures provide that the Company may, at its option, elect (a) to have all of the obligations of the Company discharged with respect to the Debt Securities (except for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities or maintain paying agencies and hold moneys for payment in trust) ("legal defeasance") or (b) to have its obligations terminated with respect to certain restrictive covenants of the Indenture ("covenant defeasance"), in which event certain Events of Default will no longer constitute Events of Default with respect to any Debt Securities, upon the deposit with the Trustee, in trust, of money or U.S. Government Obligations, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any, on) and interest on such Debt Securities on the dates such payments are due in accordance with the terms of the Debt Securities on their stated maturity or any redemption date. The Company is required to deliver to the Trustee an Opinion of Counsel to the effect that the deposit and related defeasance would not cause the Holders of the Debt Securities to recognize income, gain or loss for federal income tax purposes and, in the case of a legal defeasance pursuant to clause (a), such opinion must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Governing Law

  Each Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York, without giving effect to applicable principles of conflicts of laws to the extent the laws of another jurisdiction would be required thereby.

Trustees

  Each Indenture contains certain limitations on the right of the applicable Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. Each Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

Form, Exchange, Registration and Transfer

  Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations in accordance with the applicable Indenture. Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. The Company has appointed the Trustee under each Indenture as Security Registrar for Debt Securities issued thereunder. If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. The Company is required to maintain an office or agency (which may be the office of the Trustee, the Security Registrar or the Paying Agent) in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

  In the event of any redemption in part, the Company shall not be required to
(i) register the transfer or exchange of any Debt Security of any series during a period beginning 15 Business Days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of such notice or (ii) register the transfer of or exchange any Debt Security called for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

Payment and Paying Agents

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal, premium (if any) and interest on and any Additional Amounts with respect to Debt Securities will be made in dollars at the office of the applicable Trustee, except that, at the option of the Company, payment of such amounts may be made by check mailed to the holder's registered address or, with respect to Global Debt Securities, by wire transfer. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest (except defaulted interest) on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the record date next preceding the Interest Payment Date for such interest.

  Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee will be designated as a Paying Agent for the Company for payments with respect to Debt Securities issued under the applicable Indenture. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts.

  Subject to the requirements of any applicable abandoned property laws, each Trustee and Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal, premium (if any), interest or any Additional Amounts that remain unclaimed for two years after the date upon which such payment shall have become due. After payment to the Company, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of such Trustee or Paying Agent with respect to such money shall cease.

Book-Entry Debt Securities

  The Debt Securities of a series may be issued, in whole or in part, in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the applicable Prospectus Supplement. Global Debt Securities may be issued in either temporary or permanent form. The specific terms of any depositary arrangement with respect to any portion of a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in any such global Debt Security representing all or a portion of a series of Debt Securities will be described in the applicable Prospectus Supplement.

         Provisions Applicable Solely to Subordinated Debt Securities

  The payment of the principal of, premium, if any, and interest on and any Additional Amounts with respect to the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture and described in a Prospectus Supplement relating to any series of Subordinated Debt Securities, to the prior payment in full of all Senior Indebtedness of the Company. Unless otherwise indicated in an applicable Prospectus Supplement relating to any series of Subordinated Debt Securities, the following is a description of the Subordinated Debt Securities and the Subordinated Indenture.

  Unless otherwise provided with respect to Subordinated Debt Securities of a series and described in a Prospectus Supplement, the Subordinated Indenture provides that no payment may be made by or on behalf of the Company on account of the principal of, premium, if any, or interest on or any Additional Amounts with respect to the Subordinated Debt Securities, or to acquire any of the Subordinated Debt Securities (including repurchases of Subordinated Debt Securities at the option of the Holder thereof) for cash or property (other than certain junior securities of the Company), or on account of the redemption provisions of the Subordinated Debt Securities, in the event of (i) default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist, or (ii) any other event of default with respect to any

Designated Senior Indebtedness permitting the holders of such Designated Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) to declare such Designated Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, upon written notice thereof to the Company and the Subordinated Trustee by any holders of such Designated Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) (the "Payment Blockage Notice"), unless and until such event of default shall have been cured or waived or otherwise has ceased to exist, provided that such payments may not be prevented under clause (ii) above for more than 179 days after an applicable Payment Blockage Notice has been received by the Subordinated Trustee unless the Designated Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety, in which case no such payment may be made until such acceleration has been rescinded or annulled or such Designated Senior Indebtedness has been paid in full. In the case of (ii) above, no event of default that existed or was continuing on the date of any Payment Blockage Notice (whether or not such event of default is on the same issue of Designated Senior Indebtedness) may be made the basis for the giving of a second Payment Blockage Notice, and only one such Payment Blockage Notice may be given in any 360-day period.

  In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than certain junior securities of the Company or from the trust described under "Defeasance") is received by the Subordinated Trustee or the Holders of Subordinated Debt Securities at a time when such payment or distribution is prohibited by the foregoing provisions, then, unless such payment or distribution is no longer prohibited by the foregoing provisions, such payment or distribution shall be received and held in trust by the Subordinated Trustee or such Holders or the Paying Agent for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Subordinated Trustee or such Holders or the Paying Agent, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness in full after giving effect to any concurrent payment or distributions to or for the holders of such Senior Indebtedness.

  Upon any distribution of assets of the Company or upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors, (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full before the Holders of Subordinated Debt Securities are entitled to receive any payment on account of the principal of, premium, if any, and interest on or any Additional Amounts with respect to the Subordinated Debt Securities (other than certain junior securities of the Company or from the trust described under "Defeasance") and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than certain junior securities of the Company or from the trust described under "Defeasance") to which the Holders of Subordinated Debt Securities or the Subordinated Trustee on behalf of such Holders would be entitled, except for the subordination provisions contained in the Subordinated Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative, ratably according to the respective amounts of Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distributions to the holders of such Senior Indebtedness.

  No provision contained in the Subordinated Indenture or the Subordinated Debt Securities affects the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on and any Additional Amounts with respect to the Subordinated Debt Securities. The subordination provisions of the Subordinated Indenture and the Subordinated Debt Securities do not prevent the occurrence of any default or Event of Default under the Subordinated Indenture or limit the rights of the Subordinated Trustee or any Holder of Subordinated Debt Securities, subject to the two preceding paragraphs, to pursue any other rights or remedies with respect to the Subordinated Debt Securities.

  As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its subsidiaries or joint ventures or a marshaling of assets or liabilities of the Company and its subsidiaries and joint ventures, Holders of Subordinated Debt Securities may receive ratably less than other creditors.

  The term "Senior Indebtedness" of the Company, unless otherwise provided with respect to the Subordinated Debt Securities of a series and described in the Prospectus Supplement relating thereto, is defined in the Subordinated Indenture as (i) all Indebtedness and other monetary obligations (including expenses and fees) under the Credit Agreement dated as of July 23, 1998 (the "Existing Credit Facility") among the Company, the lenders and agents party thereto, DLJ Capital Funding, Inc., as Syndication Agent, and Morgan Guaranty Trust Company of New York, as Administrative Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time, and
(ii) all other Indebtedness, unless, by the terms of the instrument creating or evidencing such Indebtedness, it is provided that such Indebtedness is not superior in right of payment to the Subordinated Debt Securities or to other Indebtedness which is pari passu with or subordinated to the Subordinated Debt Securities, and (iii) all interest on any Indebtedness referred to in clause
(i) and (ii) accruing during the pendency of any bankruptcy or insolvency proceeding whether or not allowed or allowable thereunder; provided that in no event shall "Senior Indebtedness" include (a) Indebtedness of the Company owed or owing to any subsidiary or joint venture of the Company or any officer, director or employee of the Company or any subsidiary or joint venture of the Company, (b) Indebtedness to trade creditors, (c) any debt securities and guarantees issued to any trust, partnership or other entity affiliated with the Company which is a financing vehicle of the Company in connection with the issuance of preferred securities by such financing entity, (d) any Indebtedness which, when incurred and without respect to any election under
Section 1111(b) of the Bankruptcy Code, is without recourse to the Company,
(e) any Indebtedness of the Company, to the extent not permitted to be incurred by the Indenture or (f) any liability for taxes owed or owing by the Company.

  The term "Designated Senior Indebtedness," unless otherwise provided with respect to the Subordinated Debt Securities of a series and described in the Prospectus Supplement relating thereto, is defined in the Subordinated Indenture to mean (A) Indebtedness and other monetary obligations (including expenses and fees) under the Existing Credit Facility and (B) any other Senior Indebtedness of the Company that (i) in the instrument evidencing the same or the assumption or guarantee thereof (or related documents to which the Company is a party) is expressly designated as "Designated Senior Indebtedness" for purposes of the Subordinated Indenture and (ii) satisfies such other conditions as may be provided with respect to the Subordinated Debt Securities of such series (provided that such instruments or documents may place limitations and conditions on the rights of the holders of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

  The term "Indebtedness," unless otherwise provided with respect to the Subordinated Debt Securities of a series and described in the Prospectus Supplement relating thereto, is defined in the Subordinated Indenture to mean, without duplication, (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third Business Day following demand for reimbursement, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person's legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of such obligations and (2) the fair market value of such assets, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution, and (b) the amount of obligations as have been assumed by such Person or which are otherwise such Person's legal liability), and (vii) all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.

  If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the Prospectus Supplement. The Subordinated Indenture does not restrict the amount of Senior Indebtedness that the Company may incur.

                             PLAN OF DISTRIBUTION

  The Company may sell the Offered Securities in any of three ways (or in any combination thereof): (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to any Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters, dealers or agents and the respective amounts of such Offered Securities underwritten or purchased by each of them, the initial public offering price of such Offered Securities and the proceeds to the Company from such sale, any discounts, commissions or other items constituting compensation from the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Offered Securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If underwriters are used in the sale of any Offered Securities, such Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Offered Securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase such Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Offered Securities if any are purchased.

  Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company and/or any of its affiliates in the ordinary course of business.

  In connection with the offering, the underwriters or agents, as the case may be, may purchase and sell the Offered Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Offered Securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of Offered Securities than they are required to purchase from the Company in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the Offered Securities sold for their account may be reclaimed by the syndicate if such Offered Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Offered Securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

  The Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Securities.

  Certain persons participating in any offering of Securities may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities offered, including, among others, overallotment, stabilizing and short-covering transactions in such Securities, and the imposition of a penalty bid, in connection with any offering of Securities. For a description of these activities, see "Plan of Distribution" or "Underwriting" in the relevant Prospectus Supplement.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS

  The consolidated financial statements of Lyondell Chemical Company as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus by reference to Lyondell Chemical Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Equistar Chemicals, LP as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and the period from December 1, 1997 (inception) to December 31, 1997 incorporated in this prospectus by reference to Lyondell Chemical Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of LYONDELL-CITGO Refining LP as of December 31, 1998 and for the year then ended incorporated in this prospectus by reference from the Annual Report on Form 10-K of Lyondell Chemical Company for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of LYONDELL-CITGO Refining LP as of December 31, 1997 and for each of the two years in the period ended December 31, 1997 incorporated in this prospectus by reference to Lyondell Chemical Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at the regional offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Information concerning the operation of the public reference facilities may be obtained by calling 1-800-SEC-0330. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). The Common Stock is listed on the New York Stock Exchange, and such material also can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  This Prospectus, which constitutes part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and the exhibits thereto, which may be obtained at the public reference facilities maintained by the Commission as described in the preceding paragraph, for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which the Company has filed with the Commission pursuant to the Exchange Act (File No. 1-10145), are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

    (b) The description of the common stock, par value $1.00 per share, of the Company contained in the Company's Registration Statement on Form 8-A dated December 16, 1988, as such Registration Statement may be amended from time to time for the purpose of updating, changing or modifying such description; and

    (c) The description of the Rights to Purchase Common Stock contained in the Company's Registration Statement on Form 8-A dated December 12, 1995, as such Registration Statement may be amended from time to time for the purpose of updating, changing or modifying such description.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents that have been incorporated herein by reference (not including exhibits to the documents that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in the documents this Prospectus incorporates). Requests should be directed to Corporate Secretary, Lyondell Chemical Company, 1221 McKinney, Houston, Texas 77010 (telephone: (713) 652-7200).

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May 11, 1999               Lyondell Chemical Company

[Logo of Lyondell      35,000,000 Shares of Common Stock
 Chemical Company
 Appears Here]            ---------------------------

                             PROSPECTUS SUPPLEMENT

                          ---------------------------

                          Joint Book-Running Managers

Donaldson, Lufkin & Jenrette                                   J.P.Morgan & Co.

                               ----------------

Goldman, Sachs & Co.                                  Morgan Stanley Dean Witter

Salomon Smith Barney                                         Schroder & Co. Inc.


--------------------------------------------------------------------------------

  We have not authorized any dealer, salesperson or other person to give you written information other than the prospectus and this supplement or to make representations as to matters not stated in the prospectus and this supplement. You must not rely on unauthorized information. The prospectus and this supplement are not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of the prospectus and this supplement nor any sales made hereunder after the date of the prospectus and this supplement shall create an implication that the information contained herein or the affairs of the Company have not changed since the date hereof.

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